Exhibit 10.5

PUBLISHED DEAL CUSIP: 25365TAE2 DOLLAR TERM FACILITY CUSIP: 25365TAF9 EURO TERM FACILITY CUSIP: 25365TAG7

DIEBOLD NIXDORF, INCORPORATED

CREDIT AGREEMENT

dated as of December 29, 2022

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and
GLAS AMERICAS LLC,
as Collateral Agent and
THE LENDERS PARTY HERETO

JPMORGAN CHASE BANK, N.A.,
as Lead Bookrunner and Lead Arranger

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TABLE OF CONTENTS
Page

ARTICLE I

DEFINITIONS
1.1.Defined Terms    1
1.2.Rules of Construction    35
1.3.Accounting Terms; GAAP    36
1.4.Interest Rates; Benchmark Notification    36
1.5.Foreign Currency Calculations    36
1.6.Divisions    36
1.7.German Terms    36
1.8.Polish Terms    37
1.9.Dutch Terms    38
1.10.Italian Terms    38
1.11.Belgian Terms    39
1.12.Spanish Terms    39
1.13.Swedish Terms    40
1.14.Quebec Interpretative Provisions    40
1.15.French Terms    41
ARTICLE II THE CREDITS
2.1.Commitments    42
2.2.Repayment of Loans; Evidence of Debt    42
2.3.Procedures for Borrowing Loans    42
2.4.Termination or Reduction    43
2.5.Commitment and other Fees    43
2.6.Optional and Mandatory Principal Payments    43
2.7.Conversion and Continuation of Outstanding Advances    44
2.8.Interest Rates, Interest Payment Dates; Interest and Fee Basis    45
2.9.Rates Applicable After Default    46
2.10.Pro Rata Payment, Method of Payment; Proceeds of Collateral    46
2.11.Telephonic Notices    47
2.12.Notification of Advances, Interest Rates, Prepayments and Commitment Reductions    47
2.13.Lending Installations    47
2.14.Non-Receipt of Funds by the Administrative Agent    47
2.15.Italian Usury Law    47
2.16.[Reserved]    47
2.17.Defaulting Lenders    47
2.18.Guaranties    48
2.19.[Reserved]    48
2.20.Alternate Rate of Interest    49
2.21.[Reserved]    50
2.22.Loan Modification Offers    50
ARTICLE III
CHANGE IN CIRCUMSTANCES, TAXES
3.1.[Reserved]    51
3.2.Increased Costs    51
3.3.Break Funding Payments    52
3.4.Withholding of Taxes; Gross-Up    52
3.5.Mitigation Obligations; Replacement of Lenders    54

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ARTICLE IV
CONDITIONS PRECEDENT
4.1.Closing Date    55
ARTICLE V REPRESENTATIONS AND WARRANTIES
5.1.Corporate Existence and Standing    58
5.2.Authorization and Validity    58
5.3.No Conflict; Government Consent    59
5.4.Financial Statements    59
5.5.Material Adverse Change    59
5.6.Taxes    59
5.7.Litigation and Guarantee Obligations    59
5.8.Subsidiaries    59
5.9.ERISA; Canadian Pension Plans; UK and Other Pension Schemes    59
5.10.Accuracy of Information    60
5.11.Regulations T, U and X    60
5.12.[Reserved]    60
5.13.Compliance With Laws; Properties    60
5.14.Plan Assets; Prohibited Transactions    60
5.15.Environmental Matters    60
5.16.Investment Company Act    60
5.17.Intellectual Property Matters    60
5.18.Insurance    61
5.19.Ownership of Properties    61
5.20.Labor Controversies    61
5.21.Burdensome Obligations    61
5.22.Patriot Act    61
5.23.Anti-Corruption Laws and Sanctions    61
5.24.Perfection, Etc.    61
5.25.Solvency    62
5.26.Segregation of Assets Under the Italian Civil Code    62
5.27.Direction and Coordination Activity under Italian Civil Code    62
5.28.DAC6    62
ARTICLE VI COVENANTS
6.1.Financial Reporting    63
6.2.Sanctions    64
6.3.Notice of Default    64
6.4.Conduct of Business    64
6.5.Taxes    64
6.6.Insurance    64
6.7.Compliance with Laws    64
6.8.Properties; Inspection    64
6.9.Collateral Matters; Further Assurances, Etc.    65
6.10.Maintenance of Ratings    67
6.11.Board Reporting    67
6.12.Guaranties    67
6.13.Merger; Consolidations; Fundamental Changes    67
6.14.Sale of Assets    67
6.15.Investments and Acquisitions    69
6.16.Liens    70
6.17.Affiliates    71
6.18.Indebtedness    72
6.19.Negative Pledge Clauses    74
6.20.Limitation on Restrictions on Subsidiary Distributions    74

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6.21.Swap Agreements    75
6.22.[Reserved]    75
6.23.[Reserved]    75
6.24.[Reserved]    75
6.25.Restricted Payments    75
6.26.Certain Payments of Indebtedness    76
6.27.Amendments to Organizational Documents    76
6.28.Additional Covenants    76
6.29.DAC6    77
6.30.[Reserved]    77
6.31.[Reserved]    77
6.32.Certain Post-Closing Obligations    77
6.33.Registered Exchange Offer for 2024 Notes and Contingent Equity Raise    77
ARTICLE VII DEFAULTS ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1.Acceleration    79
8.2.Amendments    80
8.3.Preservation of Rights    82
ARTICLE IX [RESERVED] ARTICLE X
GENERAL PROVISIONS
10.1.Survival of Representations    82
10.2.Governmental Regulation    82
10.3.Headings    82
10.4.Entire Agreement; Integration    82
10.5.Several Obligations; Benefits of this Agreement    82
10.6.Expenses; Indemnification    82
10.7.Severability of Provisions    83
10.8.Nonliability of Agents and Lenders    83
10.9.Confidentiality    83
10.10.Nonreliance    84
10.11.USA PATRIOT Act    84
10.12.Interest Rate Limitation    84
10.13.Transparency Provisions    85
ARTICLE XI THE AGENTS
11.1.Appointment    85
11.2.[Reserved]    86
11.3.Limitation of Duties and Immunities    86
11.4.Reliance on Third Parties    87
11.5.Sub-Agents    87
11.6.Successor Agent    87
11.7.Independent Credit Decisions    87
11.8.Arrangers    87
11.9.Permitted Release of Collateral and Guarantors    87
11.10.Perfection by Possession and Control    88
11.11.Lender Affiliates Rights    88
11.12.Quebec Hypothecary Representative    89

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11.13.Actions in Concert    89
11.14.Additional Exculpatory Provisions    89
11.15.Appointment of the Collateral Agent for French Law Security Documents    90
11.16.Certain Acknowledgement of Lenders    91
11.17.Right to Indemnity    92
11.18.Collateral and Intercreditor Matters    92
11.19.UK Security Trustee    93
ARTICLE XII
SETOFF; ADJUSTMENTS AMONG LENDERS
12.1.Setoff    93
12.2.Ratable Payments    93
ARTICLE XIII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
13.1.Successors and Assigns    93
13.2.Dissemination of Information    96
ARTICLE XIV NOTICES
14.1.Notices    96
14.2.Change of Address    98
ARTICLE XV COUNTERPARTS ARTICLE XVI
CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL, JUDGMENT CURRENCY
16.1.Choice of Law    98
16.2.WAIVER OF JURY TRIAL    98
16.3.Submission to Jurisdiction; Waivers    98
16.4.Acknowledgments    99
16.5.[Reserved]    99
16.6.Judgment    99
ARTICLE XVII CERTAIN ADDITIONAL MATTERS
17.1.Parallel Debt; Parallel Debt owed to the Collateral Agent    100
17.2.Acknowledgement and Consent to Bail-In of Affected Financial Institutions    101
17.3.Acknowledgement Regarding Any Supported QFCs    101
17.4.Original Issue Discount Legend    101
17.5.Spanish Law Provisions    101
17.6.Preservation of Belgian Collateral Documents    103
17.7.Waiver of priority    103
17.8.Special Appointment of Collateral Agent (German Collateral)    103

EXHIBITS
EXHIBIT A    ASSIGNMENT AND ASSUMPTION AGREEMENT EXHIBIT B    [RESERVED]
EXHIBIT C    NOTE

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EXHIBIT D    TAX CERTIFICATE EXHIBIT E    SOLVENCY CERTIFICATE
EXHIBIT F    COMPLIANCE CERTIFICATE

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EXHIBIT G    SUBORDINATION AGREEMENT EXHIBIT I    EXCHANGE MECHANICS
SCHEDULES
SCHEDULE 1.1(a)    COMMITMENTS
SCHEDULE 1.1(b)    FOREIGN COLLATERAL AGREEMENTS SCHEDULE 2.6.5(c)    SCHEDULED LOAN PREPAYMENT
SCHEDULE 5.7    LITIGATION AND GUARANTEE OBLIGATIONS SCHEDULE 5.8    SUBSIDIARIES
SCHEDULE 5.17    INTELLECTUAL PROPERTY SCHEDULE 6.15    INVESTMENTS
SCHEDULE 6.16    LIENS
SCHEDULE 6.18    INDEBTEDNESS
SCHEDULE 6.32    POST-CLOSING OBLIGATIONS ANNEXES
ANNEX I    AGREED SECURITY PRINCIPLES

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CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”), dated as of December 29, 2022, is among DIEBOLD NIXDORF, INCORPORATED, an Ohio corporation (the “Company”), the Lenders from time to time parties hereto (as defined below), JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) and GLAS AMERICAS LLC, as collateral agent (the “Collateral Agent”).
The parties hereto agree as follows:
ARTICLE I DEFINITIONS
1.16.Defined Terms. As used in this Agreement, the following terms shall have the following meanings: “2024 Consent Solicitation and Exchange Offer” has the meaning assigned to such term in the Transaction Support
Agreement.
“2024 Notes” means the Company’s 8.5% Senior Notes due 2024 issued pursuant to the 2024 Notes Indenture. “2024 Notes Indenture” means that certain indenture, dated as of April 19, 2016, among the Company, as issuer, the subsidiary guarantors party thereto from time to time, and the 2024 Trustee, as amended on or about the Closing Date and as further amended or supplemented from time to time, relating to the Company’s 8.5% Senior Notes due 2024.
“2024 Trustee” means U.S. Bank Trust Company, National Association.
“2025 Consent Solicitation” has the meaning assigned to such term in the Transaction Support Agreement.
“2025 Euro Notes” means the Dutch Issuer’s 9.000% Senior Secured Notes due 2025 issued pursuant to the 2025 Euro Notes Indenture.
“2025 Euro Notes Collateral Agent” means GLAS Americas LLC, in its capacity as the collateral agent under the 2025 Euro Notes Indenture, or any successor representative acting in such capacity.
“2025 Euro Notes Indenture” means that certain indenture, dated as of July 20, 2020, among the Dutch Issuer, as issuer, the Company, as guarantor, the subsidiary guarantors from time to time, Elavon Financial Services DAC, as paying agent, transfer agent and registrar, the 2025 Euro Notes Trustee and the 2025 Euro Notes Collateral Agent, as amended on or about the Closing Date and as further amended or supplemented from time to time, relating to the Dutch Issuer’s 9.000% Notes due 2025.
“2025 Euro Notes Trustee” means U.S. Bank Trust Company, National Association until such time, if any, that a successor replaces such party in accordance with the applicable provisions of the 2025 Euro Notes Indenture and thereafter means the successor serving thereunder.
“2025 Notes” means the 2025 U.S. Notes and the 2025 Euro Notes.
“2025 Notes Collateral Agents” means the 2025 U.S. Notes Collateral Agent and the 2025 Euro Notes Collateral Agent. “2025 Notes Indentures” means the 2025 U.S. Notes Indenture and the 2025 Euro Notes Indenture.
“2025 Notes Trustees” means the 2025 U.S. Notes Trustee and the 2025 Euro Notes Trustee.
“2025 U.S. Notes” means the Company’s 9.375% Senior Secured Notes due 2025 issued pursuant to the 2025 U.S. Notes Indenture.
“2025 U.S. Notes Collateral Agent” means GLAS Americas LLC, in its capacity as the collateral agent under the 2025 U.S. Notes Indenture, or any successor representative acting in such capacity.
“2025 U.S. Notes Indenture” means that certain indenture, dated as of July 20, 2020, among the Company, as issuer, the subsidiary guarantors from time to time, the 2025 U.S. Notes Trustee and the 2025 U.S. Notes Collateral Agent, as amended on or about the Closing Date and as further amended or supplemented from time to time, relating to the Company’s 9.375% Notes due 2025.
“2025 U.S. Notes Trustee” means U.S. Bank Trust Company, National Association until such time, if any, that a successor replaces such party in accordance with the applicable provisions of the 2025 U.S. Notes Indenture and thereafter means the successor serving thereunder.
“ABL Collateral Agent” means (a) in the case of any ABL Priority Collateral owned or hereinafter acquired by any ABL Loan Party other than an ABL Loan Party incorporated under the laws of a Specified Foreign Jurisdiction (other than Canada), JPMorgan Chase Bank, N.A. (together with its successors and assigns), as collateral agent for the ABL Secured Parties and (b) in the case of any ABL Priority Collateral owned or hereinafter acquired by any ABL Loan Party incorporated under the laws of a

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Specified Foreign Jurisdiction (other than Canada), GLAS Americas LLC (together with its successors and assigns) as collateral agent for the ABL Secured Parties.
“ABL Facility” shall mean the asset-based revolving credit agreement, dated as of the Closing Date, among the Company, the guarantors party thereto, the lenders party thereto, the ABL Facility Administrative Agent and the ABL Collateral Agent, as amended, restated, amended and restated, supplemented, modified, substituted, replaced or refinanced, in whole or in part, from time to time in accordance with the terms hereof and the ABL Intercreditor Agreement (whether with the original administrative agent and lenders or other agents and lenders or otherwise and whether provided under the original ABL Facility or another credit agreement, indenture, instrument, other document or otherwise, unless such credit agreement, indenture, instrument or document expressly provides that it is not an ABL Facility).
“ABL Facility Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as the administrative agent under the ABL Facility, or any successor representative acting in such capacity.
“ABL Facility Documentation” shall mean the ABL Facility and the other “Credit Documents” (as defined in the ABL Facility) (as in effect on the date hereof and as amended or modified from time to time in accordance with the terms hereof and the ABL Intercreditor Agreement).
“ABL Intercreditor Agreement” means that certain ABL Intercreditor Agreement, dated as of the Closing Date, by and among the ABL Collateral Agent, the ABL Facility Administrative Agent, the Administrative Agent, the Collateral Agent, the New 2L Notes Collateral Agent, the New 2L Notes Trustee, the Superpriority Term Loan Facility Collateral Agent, Superpriority Term Loan Facility Administrative Agent, the 2025 Euro Notes Collateral Agent, the 2025 Euro Notes Trustee, the 2025 U.S. Notes Collateral Agent, the 2025 U.S. Notes Trustee, the Existing Term Loan Facility Collateral Agent, the Existing Term Loan Facility Administrative Agent and each additional agent from time to time party thereto, and acknowledged by the grantors from time to time party thereto, as may be amended, restated, supplemented or replaced, in whole or in part, from time to time.
“ABL Loan Parties” means the “Credit Parties” as defined in the ABL Facility.
“ABL Priority Collateral” means “ABL Priority Collateral” as defined in the ABL Intercreditor Agreement. “ABL Secured Parties” means the “Secured Parties” as defined in the ABL Facility.
“Accepting Lenders” has the meaning set forth in Section 2.22.1.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any Person, business line or division thereof, whether through purchase of assets, merger, amalgamation or otherwise or
(ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Voting Stock of any Person or, with respect to any non-wholly owned Subsidiary, additional Voting Stock thereof.
“Additional Agreement” has the meaning set forth in Section 11.9(e).
“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Loan denominated in Dollars, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” means GLAS USA LLC in its capacity as contractual representative of the Lenders appointed pursuant to Article XI, and not in its individual capacity, and any successor Administrative Agent appointed pursuant to Article XI.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by or otherwise acceptable to the Administrative Agent.
“Advance” means a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Loans of the same Type, Class and, in the case of Term Benchmark Loans, for the same Interest Period, made by the Lenders on the same Borrowing Date (or converted or continued by the Lenders on the same date of conversion or continuation).
“Affected Class” has the meaning set forth in Section 2.22.1.

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“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.
“Agents” means, collectively, the Administrative Agent and the Collateral Agent. “Agreed Currency” means Dollars and Euros.
“Agreed Security Principles” has the meaning set forth on Annex I.
“Aggregate Commitments” means the aggregate Dollar Equivalent Amount of the Commitments of all Lenders. “Aggregate Outstandings” means as at any date of determination with respect to any Lender, the sum of the Dollar
Equivalent Amount on such date of the aggregate unpaid principal amount of such Lender’s Loans on such date. “Agreement” is defined in the recitals hereto.
“Agreement Currency” is defined in Section 16.6.
“All-in Yield” means the yield of the applicable Indebtedness, whether in the form of interest rate, margin, commitment or ticking fees, original issue discount, upfront fees, index floors or otherwise, in each case payable generally to lenders, provided that original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity, and shall not include arrangement fees, structuring fees or other fees not paid to the applicable lenders generally.
“Alternative Currency” means Euros and any additional currencies determined after the Closing Date by mutual agreement of the Company, Lenders and Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day,
(b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. New York time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.20 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.20(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 2.50%, such rate shall be deemed to be 2.50% for purposes of this Agreement.
“Amendments” has the meaning assigned to such term in the Transaction Support Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties or their Subsidiaries from time to time primarily or in any material manner concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) and the United Kingdom Bribery Act of 2010.
“Applicable Margin” means (a) in the case of Term Benchmark Loans (i) denominated in Dollars, 5.25% and
(ii) denominated in Euros, 5.50% and (b) in the case of Floating Rate Loans, 4.25%.
“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Fund” has the meaning assigned to such term in Section 13.1.
“Arranger” means JPMorgan Chase Bank, N.A., in its capacity as lead arranger and bookrunner. “Article” means an article of this Agreement unless another document is specifically referenced.
“Asset Sale Prepayment Event” means any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by Section 6.14 other than clauses (vi) and (xvi)) that yields gross proceeds to the Company or any Subsidiary (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000, provided that all such

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Dispositions excluded under such de-minimis exception (including any Recovery Events excluded pursuant to the definition thereof) shall not exceed $15,000,000 in any fiscal year of the Company.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.1), and accepted by the Administrative Agent, substantially in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.
Authorized Officer” means, as applied to any Person, the principal executive officers, managing members or general partners of such Person, including any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents, chief financial officer, treasurer, assistant treasurer, controller, secretary or assistant treasurer (but, in any event, with respect to financial matters, “Authorized Officer” shall mean such Person’s chief financial officer, treasurer, assistant treasurer or controller) or, in each case, the equivalent thereof and provided such officer is authorized to represent that Loan Party.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then- removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.20.
“BaFin” means the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Lender or a Parent of any Lender, such Lender or Parent becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, monitor, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of (x) any ownership interest, or the acquisition of any ownership interest, in such Lender or Parent by a Governmental Authority or instrumentality thereof or (y) in the case of a solvent Lender and Parent, the precautionary appointment of an administrator, guardian or custodian or similar official by a Governmental Authority under or based on the law of the country where such Lender or Parent is organized if the applicable law of such jurisdiction requires that such appointment not be publicly disclosed; provided, further, that such ownership interest or appointment does not result in or provide such Lender or Parent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Parent (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Parent.
“Belgian Collateral Agreements” means the collateral agreements governed by Belgian law set forth on Schedule 1.1(b) hereof.
“Belgian Collateral Documents” means the Belgian Collateral Agreements and each security agreement or other instrument or document, as applicable, governed by Belgian law in connection with this Agreement and the Agreed Security Principles to secure any of the Obligations; provided that each Belgian Collateral Document shall be in form and substance acceptable to the Collateral Agent (acting at the direction of the Required Lenders).
“Belgian Loan Party” means any Loan Party incorporated or otherwise organized under the laws of Belgium.
“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Relevant Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.20.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:
(1)in the case of any Loan denominated in Dollars, the Adjusted Daily Simple SOFR;

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(2)the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be equal to the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

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(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.20 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.20.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“Bi-lateral LC/WC Agreement” means an agreement between the Company and/or any of its Subsidiaries and a financial institution providing for the issuance of letters of credit, bank guarantees and/or similar obligations which agreement has been designated in writing as a Bi-lateral LC/WC Agreement by the Company to the Administrative Agent, which designation shall include a certification as to the maximum principal exposure amount permitted under such agreement. For the avoidance of doubt the Company may rescind such designation (or deliver a certificate certifying as to a modified amount of such maximum exposure amount that shall constitute Obligations) by written notice to the Administrative Agent.
“Board of Directors” means: (a) with respect to a corporation, the board of directors of the corporation or such directors or committee serving a similar function (including (but not limited to) the “Vorstand” of a German stock corporation); (b) with respect to a limited liability company, the board of managers of the company or such managers or committee serving a similar function (including (but not limited to) the “Geschäftsführung” of a German limited liability company); (c) with respect to a partnership, the Board of Directors of the general partner of the partnership (including (but not limited to) the “Komplementär” of a German partnership); and (d) with respect to any other Person, the managers, directors, trustees, board or committee of such Person or its owners serving a similar function.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12
U.S.C. 1841(k)) of such party.
“Blocking Regulation” means Council Regulation (EC) 2271/96.
“Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.3 as a date on which the Company requests the Lenders to make Loans hereunder.
“Borrowing Notice” is defined in Section 2.3.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed. Notwithstanding the foregoing, when the term “Business Day” is used (a) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the
Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day, (b) in any Foreign Loan Document or in relation to the performance of any obligation under the Loan Documents by any Foreign Loan Party that is a party, the
“Business Day” means any day other than a day on which commercial banks in the applicable jurisdiction are authorized or required by law to remain closed or (c) in relation to Term Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day.

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“Canadian Collateral Agreement” means, collectively, the Canadian security agreement among the Loan Parties party thereto and the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent (acting at the direction of the Required Lenders), and each other security agreement, pledge, debenture, hypothec, mortgage, consent or other instrument or document, as applicable, governed by Canadian law in connection with this Agreement and the Canadian Collateral and Guarantee Requirement to secure any of the Obligations.
“Canadian Collateral and Guarantee Requirement” means, at any time and solely with respect to each Canadian Loan Party or Canadian Subsidiary of the Company not constituting an Excluded Subsidiary, the requirement that:
(a)the Administrative Agent and the Collateral Agent shall have received from (i) each Canadian Loan Party or Canadian Subsidiary of the Company not constituting an Excluded Subsidiary either (x) a counterpart of the Foreign Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Canadian Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Foreign Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, (ii) each Canadian Loan Party or Canadian Subsidiary of the Company not constituting an Excluded Subsidiary either (x) a counterpart of the Canadian Collateral Agreement and, if applicable, a deed of hypothec, each duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Canadian Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Canadian Collateral Agreement and, if applicable, a deed of hypothec, each in the form specified therein, duly executed and delivered on behalf of such Person and (iii) each Canadian Loan Party or Canadian Subsidiary of the Company not constituting an Excluded Subsidiary either (x) a counterpart of each Intercreditor Agreement then in effect duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Canadian Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to each Intercreditor Agreement then in effect, in the form specified therein, duly executed and delivered on behalf of such Person in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Closing Date, documents and, to the extent reasonably requested by the Administrative Agent or the Collateral Agent (each acting at the direction of the Required Lenders), opinions, documents and certificates of the type referred to in Section 4.1;
(b)all outstanding Equity Interests of any Subsidiary of the Company (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Canadian Loan Party shall have been pledged pursuant to the Canadian Collateral Agreement and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;
(c)if any Indebtedness for borrowed money of the Company or any Subsidiary in a principal amount of $2,000,000 or more is owing by such obligor to any Canadian Loan Party and if such Indebtedness shall be evidenced by a promissory note, such promissory note shall have been pledged pursuant to the Canadian Collateral Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;
(d)all certificates, agreements, documents and instruments, including PPSA financing statements, Control Agreements and intellectual property security agreements, required by the Canadian Collateral Agreement or Requirements of Law and reasonably requested by the Administrative Agent, acting at the direction of the Required Lenders, to be filed, delivered, registered or recorded to create the Liens intended to be created by the Canadian Collateral Agreement and perfect such Liens to the extent required by, and with the priority required by, the Canadian Collateral Agreement and the other provisions of the term “Canadian Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent in proper form for filing, registration or recording;
(e)the Collateral Agent shall have received as soon as possible and in any event within 90 days after the Closing Date (or such later date as the Administrative Agent, acting at the direction of the Required Lenders, shall reasonably agree)
(i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) in the amount equal to not less than 100% (or such lesser amount as reasonably agreed to by the Collateral Agent, acting at the direction of the Required Lenders) of the fair market value of such Mortgaged Property and fixtures, as reasonably determined by the Company and agreed to by the Collateral Agent, acting at the direction of the Required Lenders, issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent, acting at the direction of the Required Lenders, insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.16, together with such endorsements (other than a creditor’s rights endorsement), coinsurance and reinsurance as the Administrative Agent, acting at the direction of the Required Lenders, may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, (iii) such affidavits, instruments of indemnification (including a so-called “gap” indemnification) as are customarily requested by the title company to induce the title company to issue the title policies and endorsements contemplated above, (iv) evidence reasonably acceptable to the Collateral Agent, acting at the direction of the Required Lenders, of payment by the Company or any other Subsidiary of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title policies referred to above, (v) a survey of each Mortgaged Property in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the title policies and endorsements

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contemplated above (provided, however, that a survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer) and (vi) such legal opinions as the Administrative Agent or Collateral Agent, acting at the direction of the Required Lenders, may reasonably request with respect to any such Mortgage or Mortgaged Property; and
(f)(i) with respect to any Required Account maintained by a Canadian Loan Party on the Closing Date, each Canadian Loan Party shall have obtained a Control Agreement with respect to such Required Account, as soon as possible and in any event within 90 days after the Closing Date (or such later date as the Administrative Agent, acting at the direction of the Required Lenders, shall reasonably agree), (ii) with respect to any Required Account established by a Canadian Loan Party after the Closing Date, each Canadian Loan Party shall have obtained a Control Agreement with respect to such Required Account as soon as possible and in any event within 90 days after the opening of such Required Account (or such later date as the Administrative Agent, acting at the direction of the Required Lenders, shall reasonably agree), and (iii) with respect to any Required Account acquired by a Canadian Loan Party after the Closing Date, each Canadian Loan Party shall have obtained a Control Agreement with respect to such Required Account, as soon as possible and in any event within 90 days after the date of such acquisition (or such later date as the Administrative Agent, acting at the direction of the Required Lenders, shall reasonably agree) (unless such account is closed prior to such date), in each case, unless waived by the Administrative Agent, acting at the direction of the Required Lenders. Notwithstanding the foregoing, no Control Agreement shall be required with respect to any Required Account maintained by a Canadian Loan Party so long as (i) such Required Account constitutes ABL Priority Collateral and the Lien thereon securing the obligations under the ABL Facility is subject to the ABL Intercreditor Agreement or (ii) the Lien thereon securing the obligations under the Superpriority Facility is subject to the Intercreditor Agreements.
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Canadian Loan Parties, or the provision of Guarantees by any Canadian Subsidiary (i) if, and for so long as and to the extent that the Administrative Agent, acting at the direction of the Required Lenders, and the Company reasonably agree that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse Tax consequences to the Company and its Subsidiaries (including the imposition of material withholding or other Taxes)), outweighs the benefits to be obtained by the Lenders therefrom and/or (ii) the grant or perfection of a security interest in such asset would (A) be prohibited by enforceable anti-assignment provisions of any applicable law, (B) violate the terms of any contract (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition) (in each case, after giving effect to the applicable anti-assignment provisions of the PPSA or other applicable law) or (C) trigger termination of any contract pursuant to any “change of control” or similar provision (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition); it being understood that the Collateral of the Canadian Loan Parties shall include any proceeds and/or receivables arising out of any contract described in this clause (ii) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the PPSA or other applicable law notwithstanding the relevant prohibition, violation or termination right, (b) Liens required to be granted from time to time pursuant to the term “Canadian Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Canadian Collateral Agreement, (c) except with respect to any Required Accounts, in no event shall Control Agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts, commodities accounts or other assets specifically requiring perfection by control agreements, (d) no perfection actions shall be required with respect to vehicles and other assets subject to certificates of title (other than the filing of PPSA financing statements), (e) no perfection actions shall be required with respect to commercial tort claims with a value less than $2,000,000 other than the filing of PPSA financing statements and, other than the filing of PPSA financing statements, no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $2,000,000, (f) except as set forth in the Foreign Loan Documents or as expressly required by the Agreed Security Principles, no actions in any non-U.S. or Canadian jurisdiction or required by the laws of any non-U.S. or Canadian jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States or Canada (including any Equity Interests of Foreign Subsidiaries and any Foreign Intellectual Property) or to perfect or make enforceable any security interests in any such assets, (g) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of PPSA financing statements), (h) no Loan Party shall be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement and (i) in no event shall the Collateral include any Excluded Assets. The Administrative Agent, acting at the direction of the Required Lenders, may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, subject to the terms of the Intercreditor Agreements (including any bailee provisions therein), to the extent any

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perfection actions are required to be taken with respect to any asset under the 2025 Notes, New 2L Notes, Superpriority Term Loans, Existing Term Loan Facility and/or the ABL Facility, such perfection actions shall be required to be taken hereunder with respect to such asset.
“Canadian Defined Benefit Plan” means a pension plan for the purposes of any applicable pension benefits standards statute or regulation in Canada, which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the Income Tax Act (Canada).
“Canadian Loan Party” means any Loan Party incorporated, formed or otherwise organized under the laws of Canada or a province or territory thereof.
“Canadian Pension Event” means (a) the whole or partial withdrawal of a Canadian Loan Party or another Loan Party from a Canadian Defined Benefit Plan during a plan year; or (b) the filing of a notice of intent to terminate in whole or in part a Canadian Defined Benefit Plan or the treatment of a Canadian Defined Benefit Plan amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Defined Benefit Plan; (d) any statutory deemed trust or Lien, other than a Permitted Encumbrance, arises in connection with a Canadian Defined Benefit Plan, or (e) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of trustee to administer, any Canadian Defined Benefit Plan.
“Canadian Pension Plan” means a pension plan that is covered by the applicable pension standards laws of any jurisdiction in Canada including the Pension Benefits Act (Ontario) and the Income Tax Act (Canada) and that is either (a) maintained or sponsored by a Loan Party for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which the Loan Party is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions, but “Canadian Pension Plan” shall not include the Canada Pension Plan (CPP) as maintained by the Government of Canada or the Quebec Pension Plan (QPP) as maintained by the Government of Quebec or the Ontario Retirement Pension Plan.
“Canadian Subsidiary” means each Subsidiary incorporated, formed or organized, under the laws of Canada or a province or territory thereof.
“Capital Stock” means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities or any other form of equity securities, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Cash Equivalents” means (i) Dollars, Canadian Dollars, Swiss Francs, Pounds Sterling, Japanese Yen, Euros, any national currency of any participating member state of the EMU; (ii) securities issued directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (iii) Dollar denominated time deposits, certificates of deposit, demand deposits, overnight bank deposits and bankers’ acceptances of any domestic or foreign commercial bank having capital and surplus of not less than
$500,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank, an “Approved Lender”), (iv) commercial paper issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender, commercial paper with a short-term commercial paper rating of at least investment grade or the equivalent thereof, marketable short-term money market and similar funds of at least investment grade or the equivalent thereof, (v) investment grade bonds and preferred stock of investment grade companies, including but not limited to municipal bonds, corporate bonds, treasury bonds, etc., (vi) readily marketable direct obligations issued by (x) any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof or
(y) any foreign government or any political subdivision or public instrumentality, in each case of at least investment grade or the equivalent thereof, (vii) foreign Investments that are of similar type of, and that have a rating comparable to, any of the Investments referred to in the preceding clauses (i) through (vi) above, (viii) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (vii) above and (ix) other securities and financial instruments which offer a security comparable to those listed above.
“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate. “CBR Spread” means the Applicable Margin, applicable to such Loan that is replaced by a CBR Loan.
“Central Bank Rate” means, the greater of (I)(A) for any Loan denominated in (a) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the

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deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (b) any other Alternative Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor.
“Change in Law” means the occurrence, after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means (i) any Person, including a “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) which includes such Person, other than the Consenting Party Group, shall purchase or otherwise acquire, directly or indirectly, beneficial ownership of Voting Stock of the Company and, as a result of such purchase or acquisition, any such Person (together with its Affiliates), shall directly or indirectly beneficially own in the aggregate Voting Stock representing more than 30% of the combined voting power of the Company’s Voting Stock;
(ii) [reserved] or (iii) any event or circumstance which causes a “ change of control” (as such term (or any reasonably synonymous term) is defined under any of the ABL Facility, the Superpriority Term Loan Facility, the Existing Term Loan Facility, the 2025 Notes Indentures, the 2024 Notes Indenture or the New 2L Notes Indenture (or under any documents governing any Indebtedness with aggregate principal amount in excess of $50,000,000 that has refinanced any of the foregoing)).
“Charges” is defined in Section 10.12.
“Class”, when used in reference to any Loan or Commitment, refers to whether such Loan is, as the context requires, a Dollar Term Loan, Euro Term Loan, Term Loan or an extended Term Loan, and when used in reference to a Commitment, refers to whether such Commitment is a Dollar Term Commitment, Euro Term Commitment, Term Commitment or an extended Term Loan Commitment. For the avoidance of doubt, each extended Term Loan is of a different Class than the Class or Classes of Term Loan from which it was converted.
“Closing Date” means the first date on which all conditions precedent set forth in Section 4.1 are satisfied or waived in accordance with Section 8.2.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward- looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time. “Collateral” means, collectively, all of the assets and property (including Capital Stock) and interests therein and proceeds thereof, whether now owned or hereafter acquired, in or upon which a Lien is granted pursuant to any of the Security Documents as security for the Obligations, as applicable, but shall in all events with respect to Loan Parties organized or incorporated outside the United States (or any state or territory thereof), other than the Canadian Loan Parties, be limited by and subject in all respects to the Agreed Security Principles and exclude all Foreign Excluded Assets.
“Collateral Agent” means GLAS Americas LLC in its capacity as collateral agent appointed pursuant to Article XI and not in its individual capacity, and any successor Collateral Agent appointed pursuant to Article XI.
“Collateral and Guarantee Requirements” means, at any time, collectively, the Domestic Collateral and Guarantee Requirement, the Canadian Collateral and Guarantee Requirement and the Agreed Security Principles.
“Commitments” means, with respect to each Term Lender, the commitment, if any, of such Term Lender to make Term Loans hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Term Lender hereunder, as such commitment may be reduced or increased from time to time pursuant to Sections 2.4, 13.1 or any other applicable provisions hereof. The initial amount of each Lender’s Commitment is set forth on Schedule 1.1(a) or, otherwise, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as the case may be.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Company” is defined in the preamble hereto. “Compliance Certificate” is defined in Section 6.1(iv).

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“Condemnation” is defined in Section 7.8.
“Consenting Party Group” means a “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) comprised of the Consenting Parties (as defined in the Transaction Support Agreement); provided that no individual Consenting Party shall own, purchase or otherwise acquire, directly or indirectly, beneficial ownership of Voting Stock of the Company resulting in such Consenting Party (together with its Affiliates), directly or indirectly beneficially owning in the aggregate Voting Stock representing more than 30% of the combined voting power of the Company’s Voting Stock owned by the Consenting Party Group. For the avoidance of doubt, there shall be only one Consenting Party Group.
“Consolidated Net Income” means as of any period, the consolidated net income (or loss) of the Company and its Subsidiaries for such period determined in conformity with GAAP.
“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004 (UK).
“Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent (and, in the case of protections for the benefit of the Collateral Agent or obligations of the Collateral Agent, the Collateral Agent) (acting at the direction of the Required Lenders), which provides for the Collateral Agent to have control (including “control” as defined in Section 9-104 of the UCC or Section 8-106 of the UCC, as applicable) of “deposit accounts” (as defined in the UCC or the Canadian Collateral Agreement, as applicable) or “securities accounts” (as defined in the UCC or PPSA), as applicable.
“Controlled Group” means all members of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which the Company is a member, all trades or businesses (whether or not incorporated) that are under common control, within the meaning of Section 414(c) of the Code, with the Company or, for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA, all members of an affiliated service group, within the meaning of Section 414(m) or (o) of the Code, of which the Company is a member.
“Conversion/Continuation Notice” is defined in Section 2.7.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Covered Party” has the meaning assigned to it in Section 17.3.
“Credit Facilities” means the Commitments and the extensions of credit made thereunder.
“DAC6” means the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a
U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company.
“Debtor Relief Law” means, collectively, the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), the Canada Business Corporations Act (or any other Canadian corporate statute where such statute is used by a Person to propose an arrangement involving a compromise of claims of its creditors), the German insolvency code (Insolvenzordnung), in the case of a Belgian Loan Party, Book XX (Insolventie van ondernemingen/Insolvabilité des entreprises) of the Belgian Code of Economic Law, and all other liquidation, compromise, conservatorship, administration, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada, Germany, Belgium, France or other applicable jurisdictions from time to time in effect (including any applicable companies or corporations legislation to the extent the relief sought under such companies or corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt).
“Default” means an event described in Article VII.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) [reserved] or (iii) pay over to any Secured Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such

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failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Secured Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Secured Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81,
47.2 or 382.1, as applicable.
“Designated Financial Officer” means, with respect to the Company, its chief financial officer, director of treasury services, treasurer, assistant treasurer, or any position similar to any of the foregoing.
“Designated Lender” means Bank of America, N.A.; provided if Bank of America, N.A. ceases to be a Lender, there shall be no Designated Lender.
“Disposition” means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Equity Interests” means any Equity Interest that by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Equity Interests) at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest (other than solely for Capital Stock of such Person that does not constitute Disqualified Equity Interests) that would constitute Disqualified Equity Interests, in each case, on or prior to the 91st day following the Latest Maturity Date; provided that (i) any Equity Interests that would constitute Disqualified Equity Interests solely because the holders thereof have the right to require the Company to repurchase such Disqualified Equity Interests upon the occurrence of a change of control or asset sale shall not constitute Disqualified Equity Interests if the terms of such Equity Interests (and all securities into which they are convertible or for which they are exchangeable) provide that the Company may not repurchase or redeem any such Equity Interests (and all securities into which they are convertible or for which they are exchangeable) pursuant to such provision unless the Obligations (other than contingent indemnity or reimbursement obligations for which no claim has been asserted) are fully satisfied prior thereto or simultaneously therewith and (ii) only the portion of the Equity Interests meeting one of the foregoing clauses (a) through (d) prior to the date that is ninety-one (91) days after the Latest Maturity Date will be deemed to be Disqualified Equity Interests. Notwithstanding the preceding sentence, (A) if such Equity Interest is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Company or any Subsidiary, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Equity Interest held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Company (or any Subsidiary) shall be considered Disqualified Equity Interests because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.
“Disqualified Lender” means (a) banks, financial institutions and other institutional lenders separately identified in writing by the Company to the Administrative Agent prior to the Closing Date, (b) any competitors of the Company or its Subsidiaries that were separately identified in writing by the Company to the Administrative Agent from time to time on three (3) Business Days’ prior written notice, and (c) in the case of each of the entities covered by clauses (a) and (b), any of their Affiliates (other than bona fide debt funds) that are either (i) identified in writing by the Company to the Administrative Agent from time to time or (ii) clearly identifiable solely on the basis of the similarity of such Affiliate’s name to an entity set forth on the Disqualified Lender list pursuant to clauses (a) and (b). In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is a Disqualified Lender or have any liability with respect to any assignment made to a Disqualified Lender. There shall be no retroactive disqualification of an entity that has (i) acquired an assignment or participation interest, (ii) entered into a trade for either of the foregoing or (iii) become a competitor of the Company or its Subsidiaries, in each case, before such entity is added to the Disqualified Lender list. The Administrative Agent may post the Disqualified Lender list to its agency intralinks or similar site, for access by all Lenders (private and public). Any updates to the Disqualified Lender list shall not become effective until 3 Business Days after receipt of such update by the Administrative

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Agent at JPMDQ_Contact@jpmorgan.com or the end of such lesser time period, if any, as is acceptable to the Administrative Agent.
“Dollar Equivalent Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is in Dollars or (ii) the Equivalent Amount of Dollars if such currency is any currency other than Dollars as determined pursuant to Section 1.5.
“Dollar Term Commitment” means, with respect to each Term Lender, the commitment, if any, of such Term Lender to make Dollar Term Loans hereunder, expressed as an amount representing the maximum principal amount of the Dollar Term Loans to be made by such Term Lender hereunder, as such commitment may be reduced or increased from time to time pursuant to Sections 2.4, 2.19, 13.1 or any other applicable provisions hereof. The initial amount of each Lender’s Dollar Term Commitment is set forth on Schedule 1.1(a) under the caption “Dollar Term Commitment” or, otherwise, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Dollar Term Commitment, as the case may be.
“Dollar Term Facility” means the Dollar Term Commitments and the extensions of credit made thereunder. “Dollar Term Lender” means a Lender with a Dollar Term Commitment or an outstanding Dollar Term Loan.
“Dollar Term Loan” means the loans made (or deemed made) by the Lenders to the Company pursuant to Section 2.1(a)(i). “Dollars”, “U.S. Dollars” and “$” means lawful currency of the United States of America.
“Domestic Collateral and Guarantee Requirement” means, at any time and solely with respect to each Domestic Loan Party or Domestic Subsidiary of the Company not constituting an Excluded Subsidiary, the requirement that:
(a)the Administrative Agent and the Collateral Agent shall have received from (i) each Domestic Loan Party or Domestic Subsidiary of the Company not constituting an Excluded Subsidiary either (x) a counterpart of the Domestic Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Domestic Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Domestic Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, (ii) each Domestic Loan Party or Domestic Subsidiary of the Company not constituting an Excluded Subsidiary either (x) a counterpart of the Security Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Domestic Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person and
(iii) each Domestic Loan Party or Domestic Subsidiary of the Company not constituting an Excluded Subsidiary either (x) a counterpart of each Intercreditor Agreement then in effect duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Domestic Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to each Intercreditor Agreement then in effect, in the form specified therein, duly executed and delivered on behalf of such Person in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Closing Date, documents and, to the extent reasonably requested by the Administrative Agent or the Collateral Agent (each acting at the direction of the Required Lenders), opinions, documents and certificates of the type referred to in Section 4.1;
(b)all outstanding Equity Interests of the Company and the Subsidiaries (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Domestic Loan Party shall have been pledged pursuant to the Security Agreement and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;
(c)if any Indebtedness for borrowed money of the Company or any Subsidiary in a principal amount of $2,000,000 or more is owing by such obligor to any Domestic Loan Party and if such Indebtedness shall be evidenced by a promissory note, such promissory note shall have been pledged pursuant to the Security Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;
(d)all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, Control Agreements and intellectual property security agreements, required by the Security Documents or Requirements of Law and reasonably requested by the Administrative Agent, acting at the direction of the Required Lenders, to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Domestic Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent in proper form for filing, registration or recording;
(e)the Collateral Agent shall have received as soon as possible and in any event within 90 days after the Closing Date (or such later date as the Administrative Agent, acting at the direction of the Required Lenders, shall reasonably agree)
(i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) in the amount equal to not less than 100% (or such lesser amount as reasonably agreed to by the Collateral Agent, acting at the direction of the Required Lenders) of the fair market value of such Mortgaged Property and fixtures, as reasonably

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determined by the Company and agreed to by the Collateral Agent, acting at the direction of the Required Lenders, issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent, acting at the direction of the Required Lenders, insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.16, together with such endorsements (other than a creditor’s rights endorsement), coinsurance and reinsurance as the Collateral Agent, acting at the direction of the Required Lenders, may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, (iii) such affidavits, instruments of indemnification (including a so-called “gap” indemnification) as are customarily requested by the title company to induce the title company to issue the title policies and endorsements contemplated above, (iv) evidence reasonably acceptable to the Collateral Agent, acting at the direction of the Required Lenders, of payment by the Company or any other Subsidiary of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title policies referred to above, (v) a survey of each Mortgaged Property in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the title policies and endorsements contemplated above (provided, however, that a survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer), (vi) completed “Life-of-Loan” Federal Emergency Management Agency (“FEMA”) Standard Flood Hazard Determination with respect to each Mortgaged Property subject to the applicable FEMA rules and regulations (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Company and each Loan Party relating thereto), (vii) if any Mortgaged Property is located in an area determined by FEMA to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors and the other Flood Insurance Regulations and as required under Section 6.9, and (viii) such legal opinions as the Administrative Agent or the Collateral Agent, acting at the direction of the Required Lenders, may reasonably request with respect to any such Mortgage or Mortgaged Property; and
(f)(i) with respect to any Required Account maintained by a Domestic Loan Party on the Closing Date, each Domestic Loan Party shall have obtained a Control Agreement with respect to such Required Account, as soon as possible and in any event within 90 days after the Closing Date (or such later date as the Administrative Agent, acting at the direction of the Required Lenders, shall reasonably agree), (ii) with respect to any Required Account established by a Domestic Loan Party after the Closing Date, each Domestic Loan Party shall have obtained a Control Agreement with respect to such Required Account as soon as possible and in any event within 90 days after the opening of such Required Account (or such later date as the Administrative Agent, acting at the direction of the Required Lenders, shall reasonably agree), and (iii) with respect to any Required Account acquired by a Domestic Loan Party after the Closing Date, each Domestic Loan Party shall have obtained a Control Agreement with respect to such Required Account, as soon as possible and in any event within 90 days after the date of such acquisition (or such later date as the Administrative Agent, acting at the direction of the Required Lenders, shall reasonably agree) (unless such account is closed prior to such date), in each case, unless waived by the Administrative Agent, acting at the direction of the Required Lenders. Notwithstanding the foregoing, no Control Agreement shall be required with respect to any Required Account so long as (i) such Required Account constitutes ABL Priority Collateral and the Lien thereon securing the obligations under the ABL Facility is subject to the ABL Intercreditor Agreement or (ii) the Lien thereon securing the obligations under the Superpriority Facility is subject to the Intercreditor Agreements.
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary (i) if, and for so long as and to the extent that the Administrative Agent, acting at the direction of the Required Lenders, and the Company reasonably agree that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse Tax consequences to the Company and its Subsidiaries (including the imposition of material withholding or other Taxes)), outweighs the benefits to be obtained by the Lenders therefrom and/or (ii) the grant or perfection of a security interest in such asset would (A) be prohibited by enforceable anti-assignment provisions of any applicable law, (B) violate the terms of any contract (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition) (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law) or
(C) trigger termination of any contract pursuant to any “change of control” or similar provision (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition); it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause (ii) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable law notwithstanding the relevant prohibition, violation or termination right, (b) Liens required to be granted from time to time pursuant to the term “Domestic Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents, (c) except with respect to any Required Accounts, in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts, commodities accounts or other assets specifically requiring perfection by control agreements, (d) no perfection actions shall be required with respect to vehicles and other assets subject to certificates of title (other than the filing of UCC financing statements), (e) no perfection actions shall be required with

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respect to commercial tort claims with a value less than $2,000,000 and, other than the filing of UCC financing statements, no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $2,000,000, (f) except as set forth in the Foreign Loan Documents or as expressly required by the Agreed Security Principles, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of Foreign Subsidiaries and any Foreign Intellectual Property) or to perfect or make enforceable any security interests in any such assets (it being understood that except as set forth in the Foreign Loan Documents or as expressly required by the Agreed Security Principles, there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (g) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements), (h) no Loan Party shall be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement and (i) in no event shall the Collateral include any Excluded Assets. The Administrative Agent, acting at the direction of the Required Lenders, may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, subject to the terms of the Intercreditor Agreements (including any bailee provisions therein), to the extent any perfection actions are required to be taken with respect to any asset under the 2025 Notes, New 2L Notes, Superpriority Term Loans, Existing Term Loan Facility and/or the ABL Facility, such perfection actions shall be required to be taken hereunder with respect to such asset.
“Domestic Guarantee Agreement” means the Domestic Guarantee Agreement, dated as of the Closing Date and as further supplemented or modified from time to time, among the Domestic Loan Parties and the Administrative Agent, in form and substance acceptable to the Administrative Agent.
“Domestic Loan Party” means a Loan Party that is not a Foreign Subsidiary.
“Domestic Subsidiary” means each present and future Subsidiary of the Company that is not a Foreign Subsidiary.
“Dutch Collateral Agreements” means the collateral agreements governed by Dutch law set forth on Schedule 1.1(b) hereof, each dated as of the Closing Date between each Loan Party from time to time party thereto and the Collateral Agent.
“Dutch Collateral Documents” means each of the Dutch Collateral Agreements, and each other security agreement, pledge, mortgage or other instrument or document, as applicable, governed by Dutch law in connection with this Agreement and the Agreed Security Principles to secure any of the Obligations; provided that each Dutch Collateral Document shall be in form and substance acceptable to the Collateral Agent (acting at the direction of the Required Lenders).
“Dutch Issuer” means Diebold Nixdorf Dutch Holding B.V.
“Dutch Loan Party” means any Loan Party incorporated or otherwise organized under the laws of the Netherlands. “EBIT” means, for any period, the sum of:
(a)the Consolidated Net Income of the Company and its Subsidiaries for such period determined in conformity with GAAP plus, each of the following to the extent not duplicative of amounts included in determining Consolidated Net Income:
(b)Taxes based on income, profits or capital for such period, including, without limitation, state franchise and similar Taxes and foreign withholding Taxes, and Interest Expense (without, however, giving effect to the proviso to the definition thereof), and any extraordinary or non-recurring losses and charges and any non-cash losses and non-cash charges and related tax effects in accordance with GAAP; plus
(c)[reserved]; plus
(d)(i) fees, costs and expenses incurred in connection with Acquisitions, (ii) non-recurring costs, charges and expenses relating to (x) the exercise of options and (y) stock issued by the target of an Acquisition, (iii) any fees, costs, expenses or charges related to any equity offering, Acquisition, Disposition or other Investment permitted hereunder, recapitalization or incurrence or amendments of Indebtedness permitted to be made under (or related to any refinancing hereof or amendment hereto) this Agreement (whether or not successful) and (iv) any costs or expenses incurred by the Company or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or Net Cash Proceeds of an issuance of Equity Interests of the Company; plus

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(e)any loss realized as a result of the cumulative effect of a change in accounting principles; plus
(f)any fees, expenses, charges or losses that are covered by indemnification or other reimbursement provisions or insurance in connection with any Acquisition, Disposition, Investment, sale, conveyance, transfer or other disposition of assets permitted hereunder, to the extent actually reimbursed, or, so long as the Company has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); plus
(g)[reserved]; plus
(h)synergies and cost-savings of the Company and its Subsidiaries related to operational changes, restructuring, reorganizations, operating expense reductions, operating improvements and similar restructuring initiatives
(“Synergies”) and non-recurring costs, charges, accruals, reserves or expenses of the Company and its Subsidiaries attributable or related to such Synergies (“Costs of Synergies”), in each case relating to any Acquisition, any Disposition by the Company or its Subsidiaries outside the ordinary course of business or any initiatives relating to restructuring, reorganization, operating expense reductions, operating improvements and similar restructuring initiatives enacted after the date hereof (it being understood any such increases pursuant to this clause (h) related to an Acquisition or Disposition shall only be available subject to the consummation of the Acquisition or Disposition and not in contemplation thereof), in each case, that are set forth in a certificate of a Designated Financial Officer of the Company and that are factually supportable (in the good faith determination of the Company, as certified in the applicable certificate) and, in the case of Synergies, are reasonably anticipated by the Company in good faith to result from actions taken or with respect to which substantial steps have been taken or are expected to be taken within 18 months following the consummation of the Acquisition or Disposition or the decision implement such restructuring initiative (calculated on a Pro Forma Basis and net of the amount of actual benefits realized during such period from such actions to the extent already included in consolidated net income for such period); provided that the aggregate amount added back in reliance on this clause (h) in any four-fiscal quarter period shall not exceed 10% of EBITDA for such four-fiscal quarter period (calculated before giving effect to any addbacks and adjustments in this clause (h));
minus, each of the following to the extent included in determining Consolidated Net Income (without duplication):
(j)the income (or loss) of any Person (other than a Subsidiary of the Company) in which any Person other than the Company or any of its Subsidiaries has a joint interest or a partnership interest or other ownership interest, except to the extent that any such income is actually paid to or otherwise received in cash by the Company or any of its Subsidiaries during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or amalgamated or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries, except as provided in the definitions of “EBIT” and “Pro Forma Basis” herein, (iii) [reserved]; (iv) gains (or losses) from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Company and its Subsidiaries, and related tax effects in accordance with GAAP, (v) any other extraordinary or non-recurring gains or other income not from the continuing operations of the Company or its Subsidiaries, any non-cash gains for such period, and in each case, related tax effects in accordance with GAAP and (vi) the income of any Subsidiary of the Company (other than Subsidiaries which are not material in the aggregate as agreed upon between the Company and the Administrative Agent) to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary; minus
(k)[reserved]; minus
(l)without duplication, the aggregate amount of cash payments made during such period in respect of any non- cash accrual, reserve or other non-cash charge or expense accounted for in a prior period which were added to Consolidated Net Income to determine EBIT for such prior period and which do not otherwise reduce Consolidated Net Income for the current period; minus
(m)any gain realized as a result of the cumulative effect of a change in accounting principles. For the avoidance of doubt, the foregoing shall be calculated as set forth in Section 1.2.
“EBITDA” means, for any period, the sum of (a) EBIT for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, all amounts attributable to depreciation expense and amortization expense (including amortization of intangibles, deferred financing fees and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of prepaid cash expenses that were paid in a prior period), in each case, determined in accordance with GAAP.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA

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Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway. “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EMU” means the European Economic and Monetary Union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Union.
“English Collateral Agreements” means the collateral agreements governed by English law set forth on Schedule 1.1(b) hereof.
“English Collateral Documents” means (a) the English Collateral Agreements and (b) each other security agreement, charge, assignment by way of security, lien, pledge, debenture, hypothec, mortgage or other instrument or document, as applicable, governed by English law in connection with this Agreement and the Agreed Security Principles to secure any of the Obligations; provided that each English Collateral Document shall be in form and substance acceptable to the Collateral Agent (acting at the direction of the Required Lenders).
“English Loan Party” means any Loan Party incorporated or otherwise organized under the laws of England and Wales. “Environmental Laws” means any and all applicable federal, state, provincial, territorial, municipal, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) pollution or the protection of the environment, (b) the effect of the environment or Hazardous Substances on human health and safety, (c) emissions, discharges or releases of Hazardous Substances into the environment, including surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the clean-up, investigation or other remediation thereof.
“Environmental Liability” means any liability contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), resulting from or based upon (a) any Environmental Law, (b) any Hazardous Substances, including exposure to or Releases of Hazardous Substances or (c) any contract, agreement or other legally binding arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of the capital stock, partnership interests, membership interest in a limited liability company, beneficial interests in a trust or other equity interests or any warrants, options or other rights to acquire such interests but excluding any debt securities convertible into such Equity Interests.
“Equivalent Amount” of any currency with respect to any amount of any other currency at any date means the equivalent in such currency of such amount of such other currency, calculated pursuant to Section 1.5.
“ERISA” means the Employee Retirement Income Security Act of l974, as amended from time to time, and any rule or regulation issued thereunder.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.
“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company.
“Euro” or “€” means the single currency unit of the member states of the European Union that have the euro as its lawful currency in accordance with the EMU Legislation.
“Euro Term Commitment” means, with respect to each Term Lender, the commitment, if any, of such Term Lender to make Euro Term Loans hereunder, expressed as an amount representing the maximum principal amount of the Euro Term Loans to be made by such Term Lender hereunder, as such commitment may be reduced or increased from time to time pursuant to

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Sections 2.4, 2.19, 13.1 or any other applicable provisions hereof. The initial amount of each Lender’s Euro Term Commitment is set forth on Schedule 1.1(a) under the caption “Euro Term Commitment” or, otherwise, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Euro Term Commitment, as the case may be.
“Euro Term Facility” means the Euro Term Commitments and the extensions of credit made thereunder. “Euro Term Lender” means a Lender with a Euro Term Commitment or an outstanding Euro Term Loan.
“Euro Term Loan” means the loans made (or deemed made) by the Lenders to the Company pursuant to Section 2.1(a)(ii).
“Exchange Rate” means on any day the rate at which such other currency may be exchanged into U.S. Dollars at the time of determination on such day on the Bloomberg WCR Page for such currency. If such rate does not appear on any Bloomberg WCR Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such an agreement, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems in good faith appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.
“Excess Stub Notes” has the meaning assigned to such term in Section 6.32.
“Excluded Assets” means (i) any fee-owned real property located outside the United States having a fair market value equal to or less than $10,000,000, (ii) any fee-owned real property located in the United States having a fair market value equal to or less than $10,000,000, (iii) leasehold interests (it being understood that there shall be no requirement to obtain leasehold mortgages/deeds of trusts, landlord waivers, estoppels, collateral access letters or similar third-party agreements or consents),
(iv) those assets over which the granting of security interests in such assets would be prohibited by applicable law or regulation (in each case, after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or other applicable law), or to the extent that such security interests would result in material adverse tax consequences to the Company and its Subsidiaries, taken as a whole, as reasonably determined in good faith by the Company, (v) those assets as to which the Administrative Agent and the Company reasonably determine that the costs of obtaining a security interest in such assets or perfection thereof, including, without limitation, the cost of title insurance, surveys or flood insurance (if necessary) are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (vi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (vii) to the extent requiring the consent of one or more third parties or prohibited by (including by triggering a change of control provision or, repurchase obligation under) the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement (in each case after taking commercially reasonable efforts to obtain such consent or have such prohibition waived to the extent such actions are reasonably requested by the Administrative Agent, equity interests in any person other than Wholly Owned Subsidiaries, (viii) margin stock,
(ix) letter of credit rights, chattel paper, promissory notes (other than intercompany notes (it being understood and agreed that Company and its Subsidiaries may deliver a global intercompany note and allonge in lieu of taking any creation, perfection, priority or other actions with respect to any individual intercompany notes)) and commercial tort claims below $2,000,000 (except to the extent perfection can be achieved by the filing of a UCC or PPSA financing statement), (x) any governmental licenses or state, provincial, territorial or local franchises, charters and authorizations to the extent security interest is prohibited thereby (after giving effect to the applicable anti-assignment provisions of the UCC or PPSA and excluding the proceeds and receivables thereof), (xi) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than the Company or a Subsidiary) after giving effect to the applicable anti-assignment provisions of the UCC or PPSA), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or PPSA notwithstanding such prohibition, but in each case subject to the terms of the Collateral and Guarantee Requirements (other than to the extent no additional action needs to be taken with respect to any such assets to create or perfect a security interest in any such assets), (xii) the Specified Intercompany Claims and (xiii) any property excluded pursuant to the Agreed Security Principles. Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, any asset (other than the Paderborn Property) that does not constitute “Excluded Property” or “Excluded Assets”, as applicable under and as defined in the 2025 Notes, New 2L Notes, Superpriority Term Loans, Existing Term Loan Facility and/or the ABL Facility shall not constitute an “Excluded Asset” for purposes of this Agreement and the other Loan Documents.
“Excluded Subsidiaries” means (i) any Foreign Subsidiary (other than a Specified Foreign Subsidiary), (ii) any Domestic Subsidiary of a Foreign Subsidiary (other than a Specified Foreign Subsidiary), (iii) any Domestic Subsidiary substantially all of the assets of which are Capital Stock or Indebtedness of Excluded Subsidiaries under clause (i), (iv) any other Subsidiary excused from becoming a Loan Party pursuant to clause (a) of the last paragraph of the definition of the term “Domestic Collateral and Guarantee Requirement” or of the term “Canadian Collateral and Guarantee Requirement” or the terms of the Agreed Security Principles, (v) any non-Wholly Owned Subsidiary to the extent the provision of a guarantee or granting of a Lien thereby is restricted or prohibited pursuant to applicable local law or contractual requirements and (vi) Immaterial Subsidiaries.
“Excluded Taxes” means, with respect to any payment made by any Withholding Agent under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a

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Recipient: (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) any Tax attributable to such Recipient’s failure to comply with
Section 3.4(f)), (c) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 3.5(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) any withholding Taxes imposed by FATCA,
(e) any Tax levied under the laws of the Netherlands to the extent such Tax becomes payable as a result of any Secured Party having a substantial interest (aanmerkelijk belang) in any Dutch Loan Party as laid down in the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001), (f) any Taxes that is imposed in France on amounts paid by a Loan Party if such Taxes are imposed solely because this payment is made to (i) a Secured Party incorporated, domiciled, established or acting through a lending office situated in a Non-Cooperative Jurisdiction or (ii) an account opened in the name of or for the benefit of that Secured Party in a financial institution situated in a Non-Cooperative Jurisdiction and (g) any tax that arises due to the fact that the Loan is secured (directly or indirectly) by real estate located in Germany (inländische Grundstücke) or domestic rights treated as real property under German civil law (inländische Rechte, die den Vorschriften über Grundstücke unterliegen) within the meaning of section 49 para. 1 no. 5 lit. c) aa) Income Tax Act (Einkommensteuergesetz) (including withholding taxes within the meaning of section 50 para. 7 Income Tax Act (Einkommensteuergesetz)).
“Existing Term Loan Facility” means that certain credit agreement, dated as of November 23, 2015, among the Company, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders parties thereto from time to time, as amended on or about the Closing Date and as the same may be further amended, restated, modified or refinanced in whole or in part from time to time.
“Existing Term Loan Facility Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as the administrative agent under the Existing Term Loan Facility, or any successor representative acting in such capacity.
“Existing Term Loan Facility Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as the administrative agent under the Existing Term Loan Facility, or any successor representative acting in such capacity.
“Existing Term Loans” means the loans made to the Company pursuant to the Existing Term Loan Facility. “External Subsidiary” means a Subsidiary of the Company which is not a Loan Party.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements entered into in connection therewith, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any current or future regulations or official interpretations of any of the foregoing.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America. “Finance Lease Obligations” of a Person means the amount of the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are, in conformity with GAAP, accounted for as a finance lease (rather than an operating lease) on the balance sheet of that Person, and, for purposes hereof and subject to Section 1.2, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004 (UK).
“First Lien Pari Passu Intercreditor Agreement” means that certain First Lien Pari Passu Intercreditor Agreement, dated as of the Closing Date, by and among the Administrative Agent, Collateral Agent, the Superpriority Term Loan Facility Collateral Agent, the New Term Loan Facility Administrative Agent, the 2025 Euro Notes Collateral Agent, the 2025 Euro Notes Trustee, the 2025 U.S. Notes Collateral Agent, the 2025 U.S. Notes Trustee, the Existing Term Loan Facility Collateral Agent and each additional agent from time to time party thereto, and acknowledged by the grantors from time to time party thereto, as may be amended, restated, supplemented or replaced, in whole or in part, from time to time.
“Floating Rate” means, for any day, a rate per annum equal to the sum of (a) the Applicable Margin plus (b) the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes.

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“Floating Rate Loan” or “Floating Rate Advance” means a Loan which bears interest at the Floating Rate.
“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973 and (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001 et seq.).
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or Adjusted EURIBOR Rate. For the avoidance of doubt the initial Floor for the Adjusted Term SOFR Rate is 1.5% and the initial floor for the Adjusted EURIBOR Rate is 0.50%.
“Foreign Excluded Assets” means any asset or undertaking not required to be charged or secured or not subject to any applicable Security Document pursuant to and in accordance with the terms of the Canadian Collateral and Guarantee Requirement and Agreed Security Principles, including, subject to Section 6.9(e), the Paderborn Property.
“Foreign Guarantee Agreement” means the Foreign Guarantee Agreement, dated as of the Closing Date and as further supplemented or modified from time to time, among the Foreign Loan Parties and the Administrative Agent in form and substance acceptable to the Administrative Agent.
“Foreign Intellectual Property” means any right, title or interest in or to any intellectual property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States of America or any state thereof.
“Foreign Loan Documents” means the Canadian Collateral Agreement, the Dutch Collateral Documents, the English Collateral Documents, the German Collateral Documents, the French Collateral Documents, the Belgian Collateral Documents, the Swedish Collateral Documents, the Spanish Collateral Documents, the Polish Collateral Documents, the Italian Collateral Documents, the Foreign Guarantee Agreement and any other Loan Document which is not governed by the laws of the United States of America or any state or territory thereof.
“Foreign Loan Parties” means each Loan Party organized under the laws of a jurisdiction outside of the United States. “Foreign Plan” means each employee benefit plan (as defined under Section 3(3) of ERISA) that is not subject to the laws of the United States and is maintained or contributed to by the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any liability.
“Foreign Plan Event” means, with respect to any Foreign Plan, (A) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (B) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; (C) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan; or (D) the imposition of any liability on account of the complete or partial termination of any Foreign Plan or the complete or partial withdrawal of any participating employer therein.
“Foreign Subsidiary” means each Subsidiary organized under the laws of a jurisdiction outside of the United States. “French Collateral Agreements” means the collateral agreements governed by French law set forth on Schedule 1.1(b)
hereof.
“French Collateral Documents” means the French Collateral Agreements and each security agreement, pledge, mortgage, any type of security (sûreté réelle), transfer or assignment by way of security and fiducie-sûreté or other instrument or document, as applicable, governed by French law in connection with this Agreement and the Agreed Security Principles to secure any of the Obligations; provided that each French Collateral Document shall be in form and substance acceptable to the Collateral Agent (acting at the direction of the Required Lenders).
“French Civil Code” means the French Code civil.
“French Commercial Code” means the French Code de commerce.
“French Loan Party” means Diebold Nixdorf, a French société par actions simplifiée, with a share capital of
€12,820,080.00, with its registered office at 3, rue Paul Dautier, 6, avenue Morane Saulnier, 78140 Vélizy-Villacoublay, registered at the commercial registry of Versailles under number 410 383 533 R.C.S. Versailles, or any Loan Party incorporated or otherwise organized under the laws of France.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. “German Collateral Agreements” means the Collateral Agreements governed by German law set forth on Schedule 1.1(b)
hereof.
“German Collateral Documents” means each of the German Collateral Agreements, and each other security agreement or other instrument or document, as applicable, governed by German law in connection with this Agreement and the Agreed Security Principles to secure any of the Obligations; provided that each German Collateral Document shall be in form and substance acceptable to the Collateral Agent (acting at the direction of the Required Lenders).

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“German Loan Party” means any Loan Party incorporated or otherwise organized under the laws of Germany.
“Governmental Authority” means any nation or government, any state, province, territory or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.
“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor,
(iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.
“Guarantor” means (a) with respect to the Obligations of the Company, each of its present and future Subsidiaries executing a Guaranty as a guarantor at any time and (b) with respect to the Obligations of any Guarantor, the Company and each of its present and future Subsidiaries that executes a Guaranty as a guarantor at any time.
“Guaranty” means the Domestic Guarantee Agreement and the Foreign Guarantee Agreement, including any joinder, amendment, modification, renewal or replacement thereof.
“Hazardous Substances” means any material or substance: (1) which is or becomes defined as a hazardous substance, pollutant, or contaminant, pursuant to the Comprehensive Environmental Response Compensation and Liability Act
(“CERCLA”) (42 USC §9601 et. seq.) as amended and regulations promulgated under it; (2) containing gasoline, oil, diesel fuel or other petroleum products; (3) which is or becomes defined as hazardous waste pursuant to the Resource Conservation and
Recovery Act (“RCRA”) (42 USC §6901 et. seq.) as amended and regulations promulgated under it; (4) containing polychlorinated biphenyls (PCBs) or per- and polyfluoroalkyl substances; (5) containing asbestos; (6) which is radioactive; (7) the presence of which requires investigation or remediation under any Environmental Law or; (8) which is or becomes defined or identified as a hazardous waste, hazardous substance, hazardous or toxic chemical, pollutant, contaminant, or biologically hazardous substance under any Environmental Law.
“IFRS” means international accounting standards as promulgated by the International Accounting Standards Board. “Immaterial Subsidiary” means each Subsidiary of the Company now existing or hereafter acquired or formed and each successor thereto, which accounts for not more than (a) 5.0% of the consolidated gross revenues (after intercompany eliminations) of the Company and its Subsidiaries or (b) 5.0% of the Total Assets (after intercompany eliminations) of the Company and its Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter of the Company for which financial statements were delivered pursuant to Section 6.1(i) or (ii); provided that if the Subsidiaries that constitute Immaterial Subsidiaries pursuant to the preceding portion of this definition account for, in the aggregate, more than 10.0% of such consolidated gross revenues or more than 10.0% of the Total Assets, each as described in the preceding portion of this definition, then the term “Immaterial Subsidiary” shall not include each such Subsidiary (starting with the Subsidiary that accounts for the most consolidated gross revenues or Total Assets and then in descending order) necessary to account for at least 90% of the consolidated gross revenues and 90% of the Total Assets, each as described in clause (a) above.
“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money or similar obligations, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable and/or accrued expenses and commercial Letters of Credit with respect to the foregoing, in each case arising in the ordinary course of such Person’s business payable in accordance with customary practices), (c) obligations which are evidenced by notes, acceptances, or other instruments, to the extent of the amounts actually borrowed, due, payable or drawn, as the case may be, (d) Finance Lease Obligations, (e) all reimbursement obligations in respect of Letters of Credit (other than commercial Letters of Credit referenced in clause (b) , whether drawn or undrawn, contingent or otherwise, (f) any other obligation for borrowed money or similar financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person, (g) Off-Balance Sheet Liabilities, (h) Guarantee Obligations with respect to any of the foregoing and (i) all obligations of the kind referred to in the foregoing clauses secured by (or for which the holder of such obligation has an existing

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right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (i) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) Other Taxes.
“Indemnitee” is defined in Section 10.6(b).
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.
“Ineligible Person” means (a) a natural person or (b) other than as set forth and in accordance with Section 13.1(b)(iii), the Company or any of its Subsidiaries or other controlled Affiliates.
“Intercreditor Agreements” means, collectively, the ABL Intercreditor Agreement, the First Lien Pari Passu Intercreditor Agreement, the Junior Lien Pari Passu Intercreditor Agreement, the Non-Released Multi Lien Intercreditor Agreement and the Multi Lien Intercreditor Agreement.
“Interest Expense” means, with respect to any period, the aggregate of all interest expense reported by the Company and its Subsidiaries in accordance with GAAP during such period, net of any cash interest income received by the Company and its Subsidiaries during such period from Investments. As used in this definition, the term “interest” shall include, without limitation, all interest, fees and costs payable with respect to the obligations under this Agreement (other than fees and costs which may be capitalized as transaction costs in accordance with GAAP), any discount in respect of sales of accounts receivable and/or related contract rights and the interest portion of Finance Lease Obligations during such period, all as determined in accordance with GAAP.
“Interest Period” means with respect to any Term Benchmark Advance, the period commencing on the date of such Advance and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Company may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.20(e) shall be available for specification in such Borrowing Notice or Conversion/Continuation Notice. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made.
“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable and/or accrued expenses arising in the ordinary course of business payable in accordance with customary practices and loans to employees in the ordinary course of business), Acquisition or equity investment or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person.
“IRS” means the United States Internal Revenue Service.
“Italian Banking Law” means the Legislative Decree No. 385 of 1 September 1993 and the relevant implementing regulations, each as amended, supplemented and implemented from time to time.
“Italian Civil Code” means the Italian civil code, enacted by Royal Decree No. 262 of 16 March 1942, as subsequently amended and supplemented.
“Italian Collateral Agreements” means the collateral agreements governed by Italian law set forth on Schedule 1.1(b) hereof. “Italian Collateral Documents” means the Italian Collateral Agreements and each security agreement, pledge, debenture, hypothec, mortgage, consent or other instrument or document, as applicable, governed by Italian law in connection with this
Agreement and the Agreed Security Principles to secure any of the Obligations; provided that each Italian Collateral Document shall be in form and substance acceptable to the Collateral Agent (acting at the direction of the Required Lenders).
“Italian Corporate Crisis and Insolvency Code” means Legislative Decree No. 14 of 12 January 2019, aimed at implementing Law No. 155 of 19 October 2017, as amended and supplemented from time to time.
“Italian Guarantor” means a Guarantor incorporated under the laws of Italy.
“Italian Loan Party” means any Loan Party incorporated or otherwise organized under the laws of Italy.

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“Judgment Currency” is defined in Section 16.6.
“Junior Debt” means (i) [reserved], (ii) [reserved], (iii) the New 2L Notes, (iv) any Indebtedness (other than the ABL Facility) that is secured by a Lien on any Collateral ranking junior to the Lien on the Collateral securing any of the Obligations,
(v) any unsecured Indebtedness, (vi) Subordinated Indebtedness, (vii) the Existing Term Loan Facility, and (viii) any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, renew, refinance, replace, defease or refund (whether by tender offer, open market purchases, negotiated transactions or otherwise, in each case, including by exchange offers and private exchanges) any of the foregoing.
“Junior Lien Pari Passu Intercreditor Agreement” means that certain Junior Lien Pari Passu Intercreditor Agreement, dated as of the Closing Date, by and among the each of the 2025 Notes Collateral Agents, the Collateral Agent and each additional agent from time to time party thereto, and acknowledged by the grantors from time to time party thereto, as may be amended, restated, supplemented or replaced, in whole or in part, from time to time.
“Latest Maturity Date” means with respect to the issuance or incurrence of any Indebtedness or Equity Interests, the latest maturity date applicable to any Credit Facility that is outstanding hereunder as determined on the date such Indebtedness is issued or incurred or such Equity Interests are issued.
“Lenders” means the lending institutions listed on the signature pages of this Agreement or otherwise party hereto as a Lender from time to time, and their respective successors and, to the extent permitted by Section 13.1, assigns.
“Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or Affiliate of such Lender. “Letter of Credit” of a Person means a letter of credit, bankers’ acceptance or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Liquidity” means pro forma liquidity tested on a trailing 10-day average and based on global cash or Cash Equivalents of the Company and its Subsidiaries, and unused availability under the ABL Facility, but without deduction for any amounts used to pay, prepay, repay, satisfy, purchase, exchange, redeem, retire, acquire, defease, cancel or terminate the Excess Stub Notes (including any payment of interest, fees or principal on account of such Excess Stub Notes).
“Loan Documents” means this Agreement, the Notes, any Guaranties, the Security Documents, and the Intercreditor Agreements (including in each case, any amendments thereto).
“Loan Party” means the Company or any Guarantor.
“Margin Stock” means “margin stock” as defined in Regulations U or X or “marginable OTC stock” or “foreign margin stock” within the meaning of Regulation T.
“Material Adverse Effect” means a material adverse effect on (i) the business, Property, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to pay the Obligations under the Loan Documents, or (iii) the validity or enforceability against any of the Loan Parties of any of the Loan Documents or the rights or remedies of the Administrative Agent, Collateral Agent or the Lenders thereunder.
“Maximum Rate” is defined in Section 10.12.
“Moody’s” means Moody’s Investors Service, Inc., and any successor-in-interest thereto.
“Mortgages” means each of the mortgages, land charges, deeds of hypothec, debentures and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Lenders in form and substance reasonably acceptable to the Collateral Agent (acting at the direction of the Required Lenders).
“Mortgaged Property” means any real property and the improvements thereon owned in fee by a Loan Party with respect to which a Mortgage is granted pursuant to Section 4.01 (if any) or Section 6.9 (if any).
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which the Company or any member of the Controlled Group has an obligation to contribute or with respect to which the Company or any member of the Controlled Group has any liability.
“Multi Lien Intercreditor Agreement” means that certain Multi Lien Intercreditor Agreement, dated as of the Closing Date, by and among the Administrative Agent, the Collateral Agent, the 2025 Notes Trustees, each of the 2025 Notes Collateral Agents, the Superpriority Term Loan Facility Administrative Agent, the Superpriority Term Loan Facility Collateral Agent, the New 2L Notes Trustee, the New 2L Notes Collateral Agent and each additional agent from time to time party thereto, and

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acknowledged by the grantors from time to time party thereto, as may be amended, restated, supplemented or replaced, in whole or in part, from time to time.
“Net Cash Proceeds” means (a) in connection with any Asset Sale Prepayment Event or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations secured by the properties or assets that are the subject of such Asset Sale Prepayment Event or Recovery Event (in each case, other than Junior Debt) or received in the form of any other non-cash asset that is not converted to cash within 180 days), net of (i) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, territorial, foreign and local taxes required to be paid or reasonably expected to be paid or accrued as a liability under GAAP (after taking into account any tax credits or deductions that are available or reasonably expected to be available and any tax sharing agreements), as a consequence of such Asset Sale Prepayment Event or Recovery Event and (ii) amounts required to be applied to the repayment of Indebtedness (A) that is secured by any assets (excluding Collateral) to the extent of the value of such assets being sold subject to such event and only to the extent such assets are held and sold (as applicable) by an External Subsidiary or (B) to the extent required by (x) solely with respect to ABL Priority Collateral, the terms of the ABL Facility, (y) any External Subsidiary Indebtedness and/or (z) applicable law and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts or placement agents’ fees, listing fees, discounts or commissions, brokerage, consultant and other fees and charges and commissions and other customary fees and expenses actually incurred in connection therewith.
“New 2L Notes” means the Company’s 8.50%/12.50% Senior Secured PIK Toggle Notes due 2026 issued pursuant to the New 2L Notes Indenture.
“New 2L Notes Collateral Agent” means GLAS Americas LLC.
“New 2L Notes Indenture” means that certain indenture, dated as of the Closing Date, among the Company, the Guarantors party thereto and the New 2L Notes Trustee and the New 2L Notes Collateral Agent, as amended or supplemented from time to time, relating to the New 2L Notes.
“New 2L Notes Trustee” means U.S. Bank Trust Company National Association. “New Term Loan Paydown” has the meaning assigned to such term in Section 2.6.5(c).
“Non-Cooperative Jurisdiction” means a non-cooperative state or territory (État ou territoire non coopératif) as set out in the lists referred to in Article 238-0 A of the French tax code, as such lists may be amended from time to time.
“Non-Released Multi Lien Intercreditor Agreement” means that certain Non-Released Multi Lien Intercreditor Agreement, dated as of the Closing Date, by and among the Administrative Agent, the Collateral Agent, the 2025 Notes Trustees, each of the 2025 Notes Collateral Agents, the Superpriority Term Loan Facility Administrative Agent, the Superpriority Term Loan Facility Collateral Agent, the Existing Term Loan Facility Administrative Agent, the Existing Term Loan Facility Collateral Agent, the New 2L Notes Trustee, the New 2L Notes Collateral Agent and each additional agent from time to time party thereto, and acknowledged by the grantors from time to time party thereto, as may be amended, restated, supplemented or replaced, in whole or in part, from time to time.
“Non-Spanish Lender” means a Lender resident for tax purposes outside Spain and which is: (a) tax resident in a member state of the European Union (other than Spain) or the European Economic Area, acting directly or through a permanent establishment located in another member state of the European Union or the European Economic Area, provided that it does not
(i) obtain income through a territory classified as a non-cooperative jurisdiction (in the terms of the First Additional Provision of Spanish Law 36/2006, of 29 November, on prevention measures and actions against tax fraud, as amended and restated from time to time) or through a member state of the European Economic Area not having an effective exchange of tax information agreement with Spain in force; nor (ii) act through a permanent establishment located in Spain or outside the European Union or the European Economic Area with which that Lender’s income is effectively connected; or (b) a Spanish Treaty Lender.
“Non-U.S. Lender” means a Lender that is not a U.S. Person. “Notes” is defined in Section 2.2.6.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source. “NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the
Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a

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federal funds broker of recognized standing selected by it; provided that if the NYFRB Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.
“Obligations” means collectively, the unpaid principal of and interest on the Loans (including, without duplication, the Transaction Premium), and all other obligations and liabilities of the Company and each Guarantor to the Administrative Agent, the Collateral Agent or the Lenders under this Agreement and the other Loan Documents (including, without limitation, interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor, as the case may be, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding, and including under the Parallel Debt pursuant to Section 17.1), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Company or any Guarantor pursuant to the terms of this Agreement or any other Loan Document).
“Off-Balance Sheet Liability” of a Person means (i) any obligation under a Sale and Leaseback Transaction which is not a Finance Lease Obligation, (ii) any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (iii) any factoring or similar sale of accounts receivable and related rights to the extent recourse to the Company or any of its Subsidiaries, or (iv) any other transaction (excluding operating leases for purposes of this clause (iv)) which is the functional equivalent of or takes the place of borrowing (in the case of transactions described in, or equivalent to those described in clause
(iii) above, solely to the extent recourse to the Company or any of its Subsidiaries) but which does not constitute a liability on the balance sheet of such Person; in all of the foregoing cases, notwithstanding anything herein to the contrary, the outstanding amount of any Off-Balance Sheet Liability shall be calculated based on the aggregate outstanding amount of obligations outstanding under the legal documents entered into as part of any such transaction on any date of determination that would be characterized as principal if such transaction were structured as a secured lending transaction, whether or not shown as a liability on a consolidated balance sheet of such Person, in a manner reasonably satisfactory to the Administrative Agent.
“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of association, formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).
“Other Applicable Asset Sale Indebtedness” has the meaning assigned to such term in Section 2.6.12.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 3.5(b)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Paderborn Property” means the fee-owned real property located at Heinz-Nixdorf-Ring 1, 33106 Paderborn, Germany.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary. “Pari Passu Lien Debt” means any Indebtedness that is secured by Liens on assets including all or part of the Collateral that are pari passu in priority with the Liens on the Collateral securing the Term Loans. “Participant” is defined in Section 13.1(c).

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“Participant Register” has the meaning assigned to such term in Section 13.1(c).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
“Payment Date” means the last Business Day of each March, June, September and December occurring after the Closing Date, beginning with March 31, 2023.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 (UK).
“Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.22, providing for an extension of the maturity date and/or amortization applicable to the Loans and/or Commitments of the Accepting Lenders of a relevant Class and that, in connection therewith, may also provide for (a)(i) a change in the Applicable Margin with respect to the Loans and/or Commitments of the Accepting Lenders subject to such Permitted Amendment and/or (ii) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders in respect of such Loans and/or Commitments, (b) changes to any prepayment premiums with respect to the applicable Loans and Commitments of a relevant Class, (c) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new “Class” of loans and/or commitments resulting therefrom and (d) additional amendments to the terms of this Agreement applicable to the applicable Loans and/or Commitments of the Accepting Lenders that are (i) less favorable to such Accepting Lenders than the terms of this Agreement immediately prior to giving effect to such Permitted Amendment or (ii) no more restrictive, when taken as a whole, than those under this Agreement benefiting the Class of Loans subject thereto as in effect immediately prior to giving effect to such Permitted Amendment (except for covenants or other provisions applicable only to periods after the then latest final maturity date of any Loans or Commitments under this Agreement) and that, in each case of clauses (d)(i) and (ii), are reasonably acceptable to the Administrative Agent.
“Permitted Encumbrances” means:
(a)Liens imposed by law or any Governmental Authority for taxes, assessments or governmental charges or levies that are not yet overdue for a period of more than 45 days or are being contested in good faith by appropriate proceedings and with respect to which reserves have been set aside in accordance with GAAP;
(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings and with respect to which reserves have been set aside in accordance with GAAP;
(c)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations;
(d)deposits to secure the performance of bids, trade contracts, tenders, government contracts, leases, statutory obligations, surety, stay, custom and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)judgment liens in respect of judgments that do not constitute a Default under Section 7.9 or that secure appeal or surety bonds related to such judgments;
(f)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
(g)easements, zoning restrictions, rights-of-way, use restrictions, encroachments, protrusions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any water or mineral rights or interests therein) and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company and its Subsidiaries, taken as a whole;
(h)Liens in favor of payor banks having a right of setoff, revocation, refund or chargeback with respect of money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;
(i)Liens granted by (1) a Loan Party to another Loan Party, (2) a Subsidiary that is not a Loan Party to a Loan Party and (3) a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party; provided that, prior to the date on which the Existing Term Loans are no longer outstanding, this paragraph (i) shall not permit Liens granted

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by a Foreign Loan Party or any Subsidiary of a Foreign Loan Party to the Company or a Subsidiary of the Company that is not a Foreign Loan Party or Subsidiary of a Foreign Loan Party, other than in the ordinary course of business or for a bona fide business purpose;
(j)for the avoidance of doubt, other Liens (not securing Indebtedness) incidental to the conduct of the business of the Company or any of its Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of the Company or its Subsidiaries;
(k)Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;
(l)leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Subsidiaries and do not secure any Indebtedness;
(m)deposits in the ordinary course of business to secure liability to insurance carriers;
(n)options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under this Agreement;
(o)Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business of the Company or such Subsidiary;
(p)rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions (i) in relation to the establishment, maintenance or administration of deposit accounts, securities accounts or arrangements relating to a cash management agreement or Swap Agreement, (ii) in relation to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or (iii) in relation to the right of setoff, revocation, refund or chargeback of a collecting bank with respect to money or instruments in the possession of such bank;
(q)Liens in favor of customs and revenues authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and
(r)precautionary financing statement filings in connection with operating leases.
provided that, in any event, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.
“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, renew, refinance, replace, defease or refund (whether by tender offer, open market purchases, negotiated transactions or otherwise, in each case, including by exchange offers and private exchanges) (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the original principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon, any committed or undrawn amounts and underwriting discounts, defeasance costs, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), (b) the final maturity date and weighted average life of such Permitted Refinancing Indebtedness is no earlier than the final maturity date and then remaining weighted average life of the Indebtedness being Refinanced, (c) if the original Indebtedness being Refinanced is by its terms subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) no Permitted Refinancing Indebtedness shall have obligors or contingent obligors that were not obligors or contingent obligors in respect of the Indebtedness being Refinanced, (e) if the Indebtedness being Refinanced is (or would have been required to be) secured (whether senior, equally and ratably with, or junior to, the Obligations or otherwise), such Permitted Refinancing Indebtedness may be secured by a Lien on the same property that secures the Indebtedness that is being Refinanced on terms no less favorable (including as to priority of such Lien), taken as a whole, to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced, and to the extent the Obligations are secured by such property, shall be subject to an applicable Intercreditor Agreement in form and substance substantially the same as the Intercreditor Agreement to which the Indebtedness being Refinanced is subject or reasonably acceptable to the Administrative Agent and the Collateral Agent (acting at the direction of the Required Lenders) and (f) if the Indebtedness being Refinanced is unsecured, such Permitted Refinancing Indebtedness shall be unsecured.

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“Person” means any natural person, corporation, firm, joint venture, limited liability company, unlimited liability company, partnership, association, enterprise, company or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan (as defined in Section 3(2) of ERISA) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 or 430 of the Code or Section 302 of ERISA and as to which the Company or any member of the Controlled Group has any obligation to contribute or with respect to which the Company or any member of the controlled Group has any liability.
“Polish Collateral Agreements” means the collateral agreements governed by Polish law set forth on Schedule 1.1(b) hereof. “Polish Collateral Documents” means the Polish Collateral Agreements and each mortgage (hipoteka), assignment (cesja), transfer of title by way of security (przewłaszczenie na zabezpieczenie), pledge (zastawy), suretyship (poręczenie), guarantee (gwarancja), letter of credit (akredytywa), promissory note (weksel własny), bill of exchange (weksel trasowany), right of set-off (prawo potrącenia), title retention (prawo zatrzymania), right of first refusal (prawo pierwokupu, prawo pierwszeństwa), power of attorney by way of security (pełnomocnictwo na zabezpieczenie), accession to debt (przystąpienie do długu), submission to execution (poddanie się egzekucji) or any other agreement, security interest, encumbrance or arrangement having the effect of security or granting a security or giving security or preferential ranking to a creditor, as applicable, governed by Polish law in connection with this Agreement and the Agreed Security Principles to secure any of the Obligations; provided that each Polish Collateral Document shall be in form and substance acceptable to the Collateral Agent (acting at the direction of the Required Lenders).
“Polish Loan Party” means any Loan Party incorporated or otherwise organized under the laws of Poland. “Pounds Sterling” or “£” means the lawful currency of the United Kingdom.
“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time (or any successor statute)
including the regulations and Minister’s orders thereto; provided that, if validity, perfection or the effect of perfection or non- perfection or opposability or the priority of any Lien created hereunder on the Collateral is governed by the personal (movable) property security legislation or other applicable legislation with respect to personal (movable) property security in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation (including, without limitation, the Civil Code of Quebec) in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such validity, perfection, effect of perfection or non-perfection or opposability or priority.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Forma Basis” means, for purposes of calculating compliance of any transaction with any provision hereof which refers to a Pro Forma Basis, that the transaction in question (including any related Acquisition, or other Investment and, in each case, payment of consideration therefor) shall be deemed to have occurred as of the first day of the most recent period of four consecutive fiscal quarters of the Company for which financial statements are required to have been delivered pursuant to Section 6.1(i) or (ii) or, if such calculation is made prior to the first delivery of such financial statements, as of the first day of the period of four consecutive fiscal quarters ending on September 30, 2015. In connection with any calculation of the Total Net Leverage Ratio, upon giving effect to a transaction on a “Pro Forma Basis”, (i) any Indebtedness incurred, repaid, repurchased or redeemed by the Company or any of its Subsidiaries in connection with such transaction (or any other transaction which occurred during the relevant four fiscal quarter period or during the period from the last day of such period to and including the date of determination) shall be deemed to have been incurred or repaid, as the case may be, as of the first day of the relevant four fiscal quarter period, (ii) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of such calculations (giving consideration to any applicable rate “floor”), (iii) in the case of any determination of the permissibility of the incurrence of Indebtedness, if such Indebtedness is revolving in nature, a borrowing of the maximum amount of loans available shall be assumed, (iv) in the case of any determination of the permissibility of the incurrence of Indebtedness, the cash proceeds of all such Indebtedness shall be disregarded in calculating the Total Net Leverage Ratio, as applicable, (v) income statement items (whether positive or negative) attributable to all property acquired in such transaction or to the Investment comprising such transaction, as applicable, shall be included as if such transaction has occurred as of the first day of the relevant four-fiscal-quarter period and (vi) without duplication of subclauses (g), (h) or (i) of the definition of “EBIT”, such calculation shall give effect to Synergies and Costs of Synergies resulting from or relating to the transaction in question and projected by the Company in good faith to be realized by the Company and its Subsidiaries subject, in any calculation of pro forma EBIT or EBITDA, to the applicable limitations on such Synergies and Costs of Synergies set forth in the definition of “EBIT”.

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“Pro Rata Share” means, for each Lender, the ratio of such Lender’s Term Loans to the aggregate amount of all outstanding Term Loans.
“Property” of a Person means any and all property, whether real, personal, movable, immovable, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12
U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 17.3.
“Recipient” means, as applicable, (a) the Administrative Agent, (b) the Collateral Agent and (c) any Lender. “Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Property of the Company or any Subsidiary, in an amount that if constituting a
Disposition of such Property would have constituted an Asset Sale Prepayment Event.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (New York time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting or (3) if such Benchmark is not the Term SOFR Rate or the EURIBOR Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Refinance” is defined in the definition of “Permitted Refinancing Indebtedness”. “Register” has the meaning assigned to such term in Section 13.1(b)(v).
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.
“Reinvestment Deferred Amount” means with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company or any Subsidiary in connection therewith that are not applied to prepay the Term Loans pursuant to
Section 2.6.5 as a result of the Company’s election to reinvest all or a portion of the Net Cash Proceeds.
“Reinvestment Event” means any Asset Sale Prepayment Event or Recovery Event in respect of which the Company elects to reinvest a portion of the Net Cash Proceeds pursuant to Section 2.6.5.
“Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to maintain, develop, construct, improve, upgrade or repair assets (other than current assets) useful in the Company’s or its Subsidiaries’ business or to replace the assets subject to such applicable Asset Sale Prepayment Event or Recovery Event.
“Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (a) the date occurring 90 days after such Reinvestment Event and (b) the date on which the Company shall have determined not to, or shall have otherwise ceased to, maintain, develop, construct, improve, upgrade or repair assets (other than current assets) useful in the Company’s or its Subsidiaries’ business with all or any portion of the relevant Reinvestment Deferred Amount or to replace the assets subject to such Asset Sale Prepayment Event or Recovery Event with all or any portion of the relevant Reinvestment Deferred Amount.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors, representatives and controlling persons of such Person and such Person’s Affiliates.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous substance or pollutant or contaminant).
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of

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Term Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (iii) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof..
“Relevant Rate” means (i) with respect to any Term Benchmark Advance denominated in Dollars, the Adjusted Term SOFR Rate or (ii) with respect to any Term Benchmark Advance denominated in Euros, the Adjusted EURIBOR Rate.
“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate or (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, as applicable.
“Remedial Action” means an action to investigate, remediate or otherwise address a Release of Hazardous Substances or other violation of Environmental Laws.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Required Accounts” means, (A) all deposit accounts or securities accounts of the Domestic Loan Parties and the Canadian Loan Parties, other than (i) accounts having a de minimis balance; provided that the aggregate balance in all accounts excluded by this de minimis threshold shall not exceed $2,500,000 at any time, (ii) payroll, disbursement and other fiduciary accounts,
(iii) zero balance disbursement account, (iv) other trust, escrow, customs and fiduciary accounts, (v) cash collateral accounts solely holding cash collateral upon which Liens permitted by Section 6.16 exist and (vi) tax accounts, including, without limitation, sales tax accounts and (B) all deposit accounts and securities accounts that are subject to control agreements in favor of the ABL Collateral Agent.
“Required Lenders” means Lenders whose Aggregate Outstandings and Aggregate Commitments (without duplication) exceed 50% of the Aggregate Outstandings and Aggregate Commitments (without duplication) of all Lenders.
“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Indebtedness” is defined in Section 6.26.
“Revolver Exchange” has the meaning assigned to such term in the Transaction Support Agreement. “S&P” means Standard & Poor’s Financial Services, LLC and any successor-in-interest thereto.
“Sale and Leaseback Transaction” means any sale or other transfer of property by any Person with the intent to lease or use such Property as lessee or in any other similar capacity (but excluding, for the avoidance of doubt, any sale and leaseback of inventory or equipment that is subleased or otherwise leased directly or indirectly to any customer of the Company or a Subsidiary).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, the Government of
Canada or His Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions (as of the Closing Date, Crimea, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba (other than with respect to a Canadian Loan Party), Iran, North Korea, and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, the Government of Canada or His Majesty’s Treasury of the United Kingdom, (b) any Person located, ordinarily resident in, or organized under the laws of, a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject or target of Sanctions.

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“SEC” means the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of the Securities and Exchange Commission.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Secured Parties” means the Administrative Agent, the Collateral Agent, the Lenders and each other Person who is owed any portion of the Obligations.
“Security Agreement” means the New York law governed security agreement among the Company, the other Guarantors and the Collateral Agent in form and substance reasonably satisfactory to the Collateral Agent.
“Security Documents” means the Security Agreement, each Mortgage, the Canadian Collateral Agreement, the Dutch Collateral Documents, the English Collateral Documents, the German Collateral Documents, the French Collateral Documents, the Belgian Collateral Documents, the Swedish Collateral Documents, the Spanish Collateral Documents, the Polish Collateral Documents, the Italian Collateral Documents and each other security agreement, pledge, debenture, hypothec, mortgage, consent or other instrument or document, as applicable, executed and delivered by the Company and/or the other Guarantors in connection with this Agreement, including the Collateral and Guarantee Requirements, Sections 2.18, 6.9 and 6.12 to secure any of the Obligations.
“Significant Subsidiary” means each present or future subsidiary of the Company which would constitute a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X as currently in effect promulgated by the SEC.
“Similar Business” means any business similar in nature to any business conducted or proposed to be conducted by the Company and its Subsidiaries on the Closing Date or any business that is reasonably related, complementary, incidental or ancillary thereto or a reasonable extension, development or expansion of, the business conducted by the Company and its Subsidiaries on the Closing Date, in each case, as determined in good faith by the Company.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator. “SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”. “SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Spanish Civil Procedure Law” means Ley 1/2000, de 7 de enero, de Enjuiciamiento Civil as amended or consolidated from time to time.
“Spanish Collateral Agreements” means the collateral agreements governed by Spanish law set forth on Schedule 1.1(b) hereof.
“Spanish Collateral Documents” means the Spanish Collateral Agreements and each security agreement, pledge, debenture, hypothec, mortgage, consent or other instrument or document, as applicable, governed by Spanish law in connection with this Agreement and the Agreed Security Principles to secure any of the Obligations; provided that each Spanish Collateral Document shall be in form and substance acceptable to the Collateral Agent (acting at the direction of the Required Lenders).
“Spanish Companies Act” means Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital, as amended or consolidated from time to time.
“Spanish Insolvency Act” means Real Decreto Legislativo 1/2020, de 5 de mayo, por el que se aprueba el texto refundido de la Ley Concursal as amended or consolidated from time to time.
“Spanish Lender” means a Lender which is: (a) a Spanish financial entity as referred to in paragraph (c) of article 61 of the Spanish Corporate Income Tax Regulations approved by Spanish Royal Decree 634/2015, of 10 July 2015 (Reglamento del Impuesto sobre Sociedades aprobado por el Real Decreto 634/2015, de 10 de julio) as amended or restated; (b) a Spanish permanent establishment of a non-Spanish financial entity as referred to in the second paragraph of article 8.1 of the Spanish Non-Resident Income Tax Regulations approved by Spanish Royal Decree 1776/2004, of 30 July 2004 (Reglamento del
Impuesto sobre la Renta de no Residentes aprobado por el Real Decreto 1776/2004, de 30 de julio) as amended or restated; or (c) a securitization fund of those referred to in paragraph (k) of article 61 of the mentioned Spanish Corporate Income Tax Regulations approved by Spanish Royal Decree 634/2015, of 10 July 2015 (Reglamento del Impuesto sobre Sociedades aprobado por el Real Decreto 634/2015, de 10 de julio) as amended or restated.
“Spanish Loan Party” means any Loan Party incorporated or otherwise organized under the laws of Spain.
“Spanish Public Document” means a documento público, being either a public deed (escritura pública) or a deed (póliza). “Spanish Treaty Lender” means a Lender which: (a) is treated as a resident of a Spanish Treaty State for the purposes of the
Spanish Treaty; (b) does not carry on a business in Spain through a permanent establishment with which that Lender’s

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participation in the Credit Facilities is effectively connected; and (c) fulfils any conditions which must be fulfilled under the Spanish Treaty for tax residents of that Spanish Treaty State (including the completion of any procedural formalities) to obtain full exemption from Spanish taxation on interest payable to that Lender in respect of an advance under the Credit Facilities.
“Spanish Treaty State” means a jurisdiction having a double taxation agreement with Spain (a “Spanish Treaty”) which makes provision for full exemption from tax imposed by Spain on interest.
“Specified Foreign Jurisdictions” means Germany, Canada, Belgium, France, England and Wales, Sweden, Spain, Poland, Italy and the Netherlands.
“Specified Foreign Subsidiary” means each Subsidiary organized under the laws of a Specified Foreign Jurisdiction. “Specified Intercompany Claims” means, collectively, (i) that certain intercompany claim owed by Diebold Nixdorf Holding
Germany GmbH to the Company (the amount of which, as of the Closing Date, is approximately €656,000,000) and (ii) that certain intercompany claim owed by Diebold Nixdorf Holding Germany GmbH to the Dutch Issuer (the amount of which, as of the Closing Date, is approximately €343,000,000).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary that is by its terms contractually subordinated in right of payment to any of the Obligations.
“Subordination Agreement” means a subordination agreement substantially in the form of Exhibit G or any other form approved by the Required Lenders or the Administrative Agent and the Company.
“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries or (b) any partnership, limited liability company, unlimited liability company, association, joint venture or other business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Company.
“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which (a) represents consolidated assets in excess of $726,850,000 or (b) is responsible for consolidated net sales in excess of $887,880,000.
“Supported QFC” has the meaning assigned to it in Section 17.3.
“Supermajority Lenders” means Lenders whose Aggregate Outstandings and Aggregate Commitments (without duplication) exceed 66 2/3% of the Aggregate Outstandings and Aggregate Commitments (without duplication) of all Lenders.
“Superpriority Term Loan Facility” means that certain credit agreement, dated as of the Closing Date, among the Company, Diebold Nixdorf Holding Germany GmbH, as the borrower, the Superpriority Term Loan Facility Administrative Agent, the Superpriority Term Loan Facility Collateral Agent, and the lenders parties thereto from time to time, as amended and as the same may be further amended, restated, modified or refinanced in whole or in part from time to time .
“Superpriority Term Loan Facility Administrative Agent” means GLAS USA LLC, in its capacity as the administrative agent under the Superpriority Term Loan Facility, or any successor representative acting in such capacity.
“Superpriority Term Loan Facility Collateral Agent” means GLAS Americas LLC, in its capacity as the collateral agent under the Superpriority Term Loan Facility, or any successor representative acting in such capacity.
“Superpriority Term Loans” means the loans made to Diebold Nixdorf Holding Germany GmbH pursuant to the Superpriority Term Loan Facility.
“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

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“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any master agreement.
“Swedish Collateral” has the meaning assigned to it in Section 1.13(l).
“Swedish Collateral Agreements” means the collateral agreements governed by Swedish law set forth on Schedule 1.1(b) hereof.
“Swedish Collateral Documents” means the Swedish Collateral Agreements and each security agreement, pledge, debenture, hypothec, mortgage, consent or other instrument or document, as applicable, governed by Swedish law in connection with this Agreement and the Agreed Security Principles to secure any of the Obligations; provided that each Swedish Collateral Document shall be in form and substance acceptable to the Collateral Agent (acting at the direction of the Required Lenders).
“Swedish Loan Party” means any Loan Party incorporated or otherwise organized under the laws of Sweden. “TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment” means the Dollar Term Commitment and/or the Euro Term Commitment, as the context requires. “Term Facility” means the Dollar Term Facility and/or the Euro Term Facility, as the context requires.
“Term Benchmark” when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate.
“Term Benchmark Rate” means, for any day, a rate per annum equal to the sum of (a) the Applicable Margin plus (b)(i) the Adjusted Term SOFR Rate, in the case of Term Benchmark Loans denominated in Dollars, or (ii) the Adjusted EURIBOR Rate, in the case of Term Benchmark Loans denominated in Euros.
“Term Lender” means a Dollar Term Lender and/or a Euro Term Lender, as the context requires. “Term Loan” means a Dollar Term Loan and/or a Euro Term Loan, as the context requires.
“Term Loan Exchange” has the meaning assigned to such term in the Transaction Support Agreement.
“Term Loan Maturity Date” means the earliest to occur of (a) July 15, 2025 and (b) the date the maturity of the Term Loans is accelerated pursuant to Article VIII.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate. “Term SOFR Rate” means, with respect to any Term Benchmark Advance and for any tenor comparable to the applicable
Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., New York time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Advance denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR
Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such

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Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Total Assets” means the total assets of the Company and its Subsidiaries, determined in accordance with GAAP. “Total Debt” as of any date, means all of the following for the Company and its Subsidiaries on a consolidated basis and without duplication: (i) all debt for borrowed money and similar monetary obligations evidenced by bonds, notes, debentures,
Finance Lease Obligations or otherwise, including without limitation obligations in respect of the deferred purchase price of properties or assets, in each case whether direct or indirect (other than accounts payable and/or accrued expenses and commercial Letters of Credit with respect to the foregoing, in each case arising in the ordinary course of such Person’s business payable in accordance with customary practices); (ii) all reimbursement obligations under outstanding Letters of Credit (other than commercial Letters of Credit referenced in clause (i) above or Letters of Credit that are 100% cash collateralized) in respect of drafts which (A) may be presented (other than performance or standby Letters of Credit) or (B) have been presented and have not yet been paid and are not included in clause (i) above; (iii) all Off-Balance Sheet Liabilities; (iv) all Guarantee Obligations of indebtedness or liabilities of the type described in clauses (i), (ii) or (iii) above and (v) all obligations of the kind referred to in the foregoing clauses (i), (ii), (iii) or (iv) secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided that, if such Person has not assumed such obligations, then the amount of debt of such Person for purposes of this clause (v) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations. Notwithstanding the foregoing, each of the following shall be excluded from, and not considered part of, Total Debt: (1) money borrowed by the Company against the cash value of life insurance policies owned by the Company; (2) [reserved]; (3)
Indebtedness consisting of avals by any of the Company’s Subsidiaries for the benefit of, and with respect to obligations which are not classified as Indebtedness of, any of the Company’s other Subsidiaries which are entered into in the ordinary course of business and consistent with standard business practices; and (4) Indebtedness permitted under Section 6.18(x).
“Total Net Debt” means, at any time, Total Debt minus 75% of all Unencumbered Cash with maturities of less than one year of the Company and its Subsidiaries calculated on a consolidated basis in accordance with GAAP.
“Total Net Leverage Ratio” means, as of any date, the ratio of (a) Total Net Debt on such date to (b) EBITDA for the period of four consecutive fiscal quarters ended on or most recently prior to such date.
“Transactions” has the meaning assigned to such term in the Transaction Support Agreement. “Transaction Premium” has the meaning assigned to such term in the Twelfth Amendment.
“Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of October 20, 2022 (as amended by that certain First Amendment thereto, dated as of November 28, 2022 and as may be further amended from time to time), by and among the Company, the other Company Parties (as defined therein) and the Consenting Parties (as defined therein).
“Transferee” is defined in Section 13.2.
“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or Term Benchmark Advance. “Twelfth Amendment” means the Twelfth Amendment to the Existing Term Loan Facility, dated as of the Closing Date.
“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU
11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unencumbered Cash” means all cash and Cash Equivalents owned by the Company or any Subsidiary not disclosed as restricted cash or restricted Cash Equivalents in the Company’s financial statements furnished pursuant to Section 6.1(i) or (ii)

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(or as applicable prior to delivery thereof, those referenced in Section 5.4); provided that (i) cash or Cash Equivalents segregated or held in escrow for the sole purpose of refinancing Indebtedness permitted hereunder (and the payment of fees and expenses in connection therewith) while such refinancing is pending (provided such proceeds are so utilized within 11 months of incurrence thereof), in each case, shall not be disqualified from being considered Unencumbered Cash solely due to Liens or restrictions arising from such escrow arrangement or restricted usage and (ii) any cash and Cash Equivalents subject to any cash pooling arrangement or cash management in respect of netting services and similar arrangements shall be considered Unencumbered Cash only to the extent, with respect to any such arrangements, that the total amount of cash and Cash Equivalent on deposit subject to such arrangements equals or exceeds the total amount of overdrafts or similar obligations subject thereto.
“Unfunded Liabilities” means the amount (if any) by which the actuarial present value of all benefit liabilities under a Plan exceeds the fair market value of all such Plan assets allocable to such benefit liabilities, all determined as of the then most recent valuation date for such Plan in accordance with Section 4001(a)(18) of ERISA.
“Units” has the meaning assigned to such term in the Transaction Support Agreement.
“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
“U.S. Dollar Loans” means any Loan denominated in U.S. Dollars.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code. “U.S. Special Resolution Regime” has the meaning assigned to it in Section 17.3.
“U.S. Tax Certificate” has the meaning assigned to such term in Section 3.4(f)(ii)(D).
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or similar persons thereof.
“Warrants” has the meaning assigned to such term in the Transaction Support Agreement.
“Wholly Owned Subsidiary” of a Person means any other Person of which 100% of the outstanding Capital Stock of which (other than directors’ qualifying shares required by law) shall at the time be owned or controlled, directly or indirectly, by such Person and/or one or more Affiliates of such Person. “Wholly Owned Domestic Subsidiary” has the correlative meaning with respect to the such type of Subsidiary.
“Wincor Nixdorf Defined Benefit Pension Scheme” means the defined benefit pension scheme established pursuant to a definitive deed dated 1 December 2000 between Diebold Nixdorf (UK) Limited and Richard Mosely Bearpark.
“Withholding Agent” means, as applicable, any Loan Party or the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.1.Rules of Construction. All terms defined in Section 1.1 shall include both the singular and the plural forms thereof and shall be construed accordingly. Use of the terms “herein”, “hereof”, and “hereunder” shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.
Notwithstanding anything herein, in any financial statements of the Company or in GAAP to the contrary, for purposes of calculating the Applicable Margin, including defined terms used therein, and for purposes of calculating any other applicable financial ratios or incurrence tests hereunder, any acquisitions or Dispositions outside the ordinary course of business made by the Company or any of its Subsidiaries, including through mergers, amalgamations or consolidations, the incurrence or repayment of Indebtedness and any other applicable transactions related thereto and occurring during the period for which such items were calculated, shall be deemed to have occurred on the first day of the relevant period for which such items were calculated on a Pro Forma Basis.

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1.2.Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP without giving effect to such change in GAAP or in the application thereof that is the subject of such notice until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding any changes in GAAP after December 31, 2018, any lease of the Company or its Subsidiaries that would be characterized as an operating lease under GAAP in effect on December 31, 2018, whether such lease is entered into before or after December 31, 2018, shall not constitute Indebtedness or a Finance Lease Obligation of the Company or any Subsidiary under this Agreement or any other Loan Document as a result of such changes in GAAP.
1.3.Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.20(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.4.Foreign Currency Calculations.
(a)For purposes of determining the Dollar Equivalent Amount of any amount not denominated in Dollars (other than amounts referred to in clause (b) below), the Administrative Agent shall determine the Exchange Rate as of the applicable date of determination with respect to each applicable foreign currency and shall apply such Exchange Rates to determine such Dollar Equivalent Amount.
(b)For purposes of any determination under Section 6.15, 6.16, 6.18, 7.5, 7.9 or 7.10, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than U.S. Dollars shall be translated into the Dollar Equivalent Amount at the Exchange Rate in effect on the date of such determination; provided that no Default shall arise as a result of any limitation set forth in U.S. Dollars in Section 6.15, 6.16 or 6.18 being exceeded solely as a result of changes in the Exchange Rate from those rates applicable at the time or times Investments, Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections.
1.5.Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
1.6.German Terms.
“AktG” means the German stock corporation act (Aktiengesetz). “BGB” means the German civil code (Bürgerliches Gesetzbuch).

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“HGB” means the German commercial code (Handelsgesetzbuch). “InsO” means the German insolvency code (Insolvenzordnung).
In this Agreement, where it relates to a German Loan Party, any reference to:
(a)a person being unable to pay its debts means that person being in a state of Zahlungsunfähigkeit under section 17 of the German Insolvency Law (Insolvenzordnung) or being over-indebted (überschuldet) under section 19 of the German Insolvency Law (Insolvenzordnung);
(b)a liquidator, trustee in bankruptcy, compulsory manager, receiver or administrator includes an Insolvenzverwalter, a vorläufiger Insolvenzverwalter or a Sachwalter;
(c)winding up, administration or dissolution includes insolvency proceedings (Insolvenzverfahren);
(d)in relation to any Collateral or other security rights or security assets governed by German law or located in Germany “trust”, “trustee” or “on trust” shall be construed as “Treuhand”, “Treuhänder” or “treuhänderisch”;
(e)“by laws” or “constitutional documents” includes reference to articles of association (Satzung) or partnership agreement (Gesellschaftsvertrag); and
(f)a “director” or “officer” includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person, including but not limited to, a managing director (Geschäftsführer) or member of the board of directors (Vorstand) or an authorised representative (Prokurist).
This Agreement is made in the English language. However, where a German translation of a word or phrase appears in the text of this Agreement, the German meaning and the underlying German law legal concept shall prevail.
1.7.Polish Terms. In this Agreement reference to:
“Polish Act on Registered Pledges” means the Polish Act on Registered Pledges and the Pledge Register dated 6 December 1996, as amended.
“Polish Bankruptcy Law” means the Polish Bankruptcy Law dated 28 February 2003, as amended. “Polish Civil Code” means the Polish Civil Code dated 23 April 1964, as amended.
“Polish Civil Procedure Code” means the Polish Civil Procedure Code dated 17 November 1964, as amended.
“Polish Commercial Companies Code” means the Polish Commercial Companies Code dated 15 September 2000, as amended.
“Polish Restructuring Law” means the Polish Restructuring Law dated 15 May 2015, as amended. In this Agreement, where it relates to a Polish Loan Party, a reference to:
(a)an “agent” includes an attorney (pełnomocnik), delivery agent (pełnomocnik do doręczeń), pledge administrator (administrator zastawu), mortgage administrator (administrator hipoteki) and mandatory (zleceniobiorca) of a person;
(b)a “composition”, “compromise”, “assignment”, “reorganisation” includes a układ concluded or approved during insolvency proceedings under Polish Bankruptcy Law or restructuring proceedings (postępowanie restrukturyzacyjne) under Polish Restructuring Law. This also includes a partial composition (układ częściowy);
(c)“receiver” or “administrator” includes a tymczasowy nadzorca sądowy, tymczasowy zarządca, nadzorca, nadzorca sądowy, nadzorca układu, syndyk, zarządca or zarządca przymusowy, as defined in Polish Bankruptcy Law or Polish Restructuring Law. This also includes zarządca appointed under the Act on Registered Pledges or the Polish Civil Procedure Code and a kurator sądowy appointed under the Polish Civil Code;
(d)a “dissolution” includes a rozwiązanie spółki in accordance with the Polish Commercial Companies Code;
(e)a “liquidator” includes a likwidator appointed under the Polish Commercial Companies Code;
(f)a “moratorium” includes a odroczenie spłaty zobowiązań pieniężnych;
(g)a “security” or “security interest” means any mortgage (hipoteka), pledge (zastaw), registered pledge (zastaw rejestrowy), financial pledge (zastaw finansowy), security assignment (przelew praw na zabezpieczenie), security transfer of title (przewłaszczenie na zabezpieczenie), retention right (prawo zatrzymania), right to reclaim sold goods (zastrzeżenie własności rzeczy sprzedanej);
(h)a “winding up” includes a declaration of bankruptcy.

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1.8.Dutch Terms. As used in this Agreement, where it relates to a Dutch Loan Party, a reference to: (i) organizational documents means the deed of incorporation (akte van oprichting), articles of association (statuten) and an extract of the Dutch Chamber of Commerce (Kamer van Koophandel), (ii) a necessary corporate or other organizational action where applicable includes without limitation: (A) any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and (B) obtaining a positive or neutral advice, which, if conditional, contains conditions which in the opinion of the Administrative Agent are acceptable and can reasonably be expected to be satisfied by the relevant Dutch Loan Party without breaching the terms of any Loan Document, from the competent works council(s); (iii) any Lien and any security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (zakelijk recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht); (iv) a bankruptcy, insolvency, liquidation, winding up, or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden); (v) a moratorium includes (voorlopige) surseance van betaling and granted a moratorium includes (voorlopige) surseance verleend; (vi) a trustee, includes a curator and a liquidator includes a curator; (vii) an administrator includes a bewindvoerder, a beoogd bewinvoerder, a herstructureringsdeskundige or an observator, (viii) a receiver or an administrative receiver does not include a curator or bewindvoerder; (ix) any “procedure or step” taken in connection with insolvency proceedings includes a Dutch Loan Party having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) (x) an attachment includes a beslag, (xi) a director includes a managing director (bestuurder) and board of directors includes a managing board (bestuur), and (xii) a reorganization includes statutory proceedings for the restructuring of debt (akkoordprocedure) under the Dutch Bankruptcy Act (Faillissementswet), (xiii) a director includes a managing director (bestuurder) and board of directors includes a managing board (bestuur) and (xiv) a “subsidiary” includes a dochtermaatschappij as defined in Article 2:24a of the Dutch Civil Code (Burgerlijk Wetboek). Where “the Netherlands” or “Dutch” is referred to it refers only to the European part of the Kingdom of the Netherlands and its laws respectively.
1.9.Italian Terms.
In this Agreement reference to (in the case of paragraph (a) or (b) below, in relation to (or to the obligation of) any Italian Guarantor):
(a)a “winding-up”, “bankruptcy”, “insolvency”, “administration” or “dissolution” includes, without limitation, any liquidazione, procedura concorsuale (liquidazione giudiziale, composizione negoziata per la soluzione della crisi di impresa, concordato preventivo, piano attestato di risanamento, liquidazione coatta amministrativa, amministrazione straordinaria o ristrutturazione industriale delle grandi imprese in stato d’insolvenza), accordi di ristrutturazione, cessione dei beni ai creditori or any other similar proceedings;
(b)an “insolvency proceeding” means any insolvency proceeding and/or crisis regulation instrument governed by the Italian Corporate Crisis and Insolvency Code (including, but not limited to, the negotiated composition with creditors, the simplified composition with creditors, the certified reorganization plan, the debt restructuring agreement, simplified debt restructuring agreement, extended-effect debt restructuring agreement, moratorium agreement, restructuring plan subject to homologation, composition with creditors, pre-composition with creditors, judicial liquidation, composition with creditors in judicial liquidation procedure and forced administrative liquidation), the extraordinary administration, the extraordinary administration of large companies in difficulty or in insolvency, the transfer of the assets for the benefit of creditors under Article 1977 of the Italian Civil Code, and any other procedure pursuant to the Italian Legislative Decree No. 170/2004, as well as any procedure and/or crisis regulation instrument provided by foreign regulations and having similar purposes and/or effects to the insolvency proceedings and crisis regulation instruments as from time to time provided under Italian Law.
(c)a “receiver”, an “administrative receiver”, an “administrator” or the like includes, without limitation, a curatore, commissario giudiziale, commissario straordinario, commissario liquidatore, a liquidatore or any other person performing the same function of each of the foregoing;
(d)a “step” or “procedure” taken in connection with insolvency proceedings in respect of any person includes, without limitation, that person formally making a proposal to assign its assets pursuant to Article 1977 of the Italian Civil Code (cessione dei beni ai creditori), implementing a piano attestato di risanamento pursuant to Article 56 of the Italian Corporate Crisis and Insolvency Code, entering into an accordo di ristrutturazione con intermediari finanziari pursuant to Articles 61 of the Italian Corporate Crisis and Insolvency Code, filing a petition for a concordato preventivo or entering into a similar arrangement for a substantial part of its creditors;
(e)a “lease” includes, without limitations, a contratto di locazione, an affitto d’azienda and an affitto di ramo d’azienda; and
(f)a “matured obligation” includes, without limitation, any credito liquido ed esigibile and credito scaduto;
(g)a “security interest” includes, without limitation, any pegno, ipoteca, privilegio speciale (including the privilegio speciale created pursuant to Article 46 of the Italian Banking Law), cessione del credito in garanzia, any

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other garanzia reale or garanzia a prima domanda and any other garanzia personale or other transactions having the same effect as each of the foregoing;
(h)a reference to “financial assistance” means unlawful financial assistance within the meaning of Articles 2358 and/or 2474 of the Italian Civil Code as applicable; and
(i)an “attachment” includes a pignoramento.
1.10.Belgian Terms.
Without prejudice to the generality of any provision of the Loan Documents, in each Loan Document where it relates to a Belgian entity, a reference to:
(a)a “liquidator”, “receiver”, “administrator” or similar officer includes any insolventiefunctionaris/praticien de l’insolvabilité, curator/curateur, vereffenaar/liquidateur, voorlopig bewindvoerder/administrateur provisoire, ondernemingsbemiddelaar/médiateur d’entreprise, as applicable, and sekwester/séquestre;
(b)a “Security” includes any mortgage (hypotheek/hypothèque), pledge (pand/nantissement), any mandate to grant a mortgage, a pledge or any other real security (mandaat/mandat), privilege (voorrecht/privilège), reservation of title arrangement (eigendomsvoorbehoud/droit de rétention), any real security (zakelijke zekerheid/sûreté réelle) and any transfer by way of security (overdracht ten titel van zekerheid/transfert à titre de garantie);
(c)a person being “unable to pay its debts” is that person being in a state of cessation of payments (staking van betaling/cessation de paiements);
(d)a “moratorium”, “composition”, “assignment” or similar arrangement includes a minnelijk akkoord met schuldeisers/accord amiable avec des créanciers or gerechtelijke reorganisatie/réorganisation judiciaire, as applicable;
(e)an “insolvency” includes any insolventieprocedure/procédure d’insolvabilité, faillissement/faillite, gerechtelijke reorganisatie/réorganisation judiciaire and any other concurrence between creditors (samenloop van schuldeisers/concours des créanciers);
(f)“winding up”, “bankruptcy”, “insolvency”, “administration”, “liquidation” or “dissolution” includes any vereffening/liquidation, ontbinding/dissolution, faillissement/faillite and sluiting van een onderneming/ fermeture d’une enterprise;
(g)an “attachment” or analogous events includes any uitvoerend beslag/saisie exécutoire and bewarend beslag/saisie conservatoire;
(h)a “merger” includes a overdracht van algemeenheid/transfert d’universalité, overdracht van bedrijfstak/transfert de branche d’activité, splitsing/scission and fusie/fusion and assimilated transaction in accordance with Articles 12:7 and 12:8, as the case may be (gelijkgestelde verrichting/opération assimilée) of the Belgian Code of Companies and Associations;
(i)the “Belgian Civil Code” the Belgian oud Burgerlijk Wetboek/ancien Code Civil as amended and/or replaced from time to time;
(j)the “Belgian Code of Companies and Associations” means the Belgian Wetboek van vennootschappen en verenigingen/Code des sociétés et des associations dated 23 March 2019, as amended from time to time;
(k)a “Belgian Guarantor” means a Guarantor incorporated in Belgium.
(l)“organizational documents” means the oprichtingsakte/acte constitutif, gecoördineerde statuten/statuts and uittreksel van de Kruispuntbank van Ondernemingen/extrait de la Banque-Carrefour des Entreprises;
(m)a “subsidiary” shall be deemed to include a dochtervennootschap/filiale as defined in Article 1:15 of the Belgian Code of Companies and Associations;
(n)a “successor” means an algemene rechtsopvolger/successeur universel; and
(o)a Guarantor being “incorporated in Belgium” or “of which its jurisdiction of incorporation is Belgium”, means that such Guarantor has its statutory seat in Belgium.
1.11.Spanish Terms. Unless a contrary indication appears, a reference in this Agreement to: (i) a liquidator, a trustee in bankruptcy, a judicial custodian, a compulsory manager, a receiver, an administrative receiver and an administrator shall be construed, to the extent Spanish law is the applicable law as including administrador concursal, liquidador, administrador judicial, or any other person performing the same function as each of the foregoing; (ii) the winding up or dissolution or insolvency of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company is incorporated or any jurisdiction in which such company or corporation carries

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on business including the seeking of liquidation, winding up, reorganisation, bankruptcy, moratorium of payments, division, statutory merger, dissolution, administration, arrangement, adjustment, protection or relief of debtors, in relation to any Spanish company, without limitation, concurso necesario, concurso voluntario, insolvencia, disolución, liquidación; and (iii) “financial assistance” means (a) in respect to a Spanish Loan Party incorporated as a sociedad anónima, financial assistance under article 150 of the Spanish Companies Act or in any other legal provision that may substitute such article 150 or be applicable to any Spanish Loan Party in respect of such financial assistance; and (b) in respect to a Spanish Loan Party incorporated as a sociedad de responsabilidad limitada, financial assistance under article 143 of the Spanish Companies Act or in any other legal provision that may substitute such article 143 or be applicable to any Spanish Loan Party in respect of such financial assistance.
1.12.Swedish Terms. Notwithstanding and overriding any other provision of this Agreement and any other Loan Document and/or any exhibit or schedule thereto:
(a)any obligation for any entity incorporated in Sweden to act as trustee shall be an obligation to act as agent and the obligation to hold assets on trust shall be an obligation not to hold such assets on trust but to hold such assets as agent;
(b)for the avoidance of doubt, any transfer by novation and/or assignment, shall, as regards security created by or pursuant to a Swedish Collateral Document, assign a proportionate part of the security interests granted under that Swedish Collateral Document together with a proportional part of the security interest in that Swedish Collateral Document;
(c)any security granted under a Swedish Collateral Document will be granted to the secured parties represented by the Collateral Agent;
(d)a “compromise” or “composition” with any creditor includes (a) any write-down of debt or other debt rescheduling following from any procedure of ‘företagsrekonstruktion’ under the Swedish company reorganisation act (Sw. Lag om företagsrekonstruktion (2022:964)) (the “Swedish Company Reorganisation Act”), or (b) any write-down of debt in bankruptcy (Sw. ackord i konkurs) under the Swedish bankruptcy act (Sw. Konkurslag (1987:672)) (the “Swedish Bankruptcy Act”);
(e)a “receiver”, “trustee” or “liquidator” includes (a) ‘rekonstruktör’ under the Swedish Company
Reorganisation Act, (b) ‘konkursförvaltare’ under the Swedish Bankruptcy Act, or (c) ‘likvidator’ under the Swedish Companies Act;
(f)a “merger”, “consolidation” or “amalgamation” includes any ‘fusion’ implemented in accordance with Chapter 23 of the Swedish Companies Act and a “demerger” includes any ‘delning’ implemented in accordance with Chapter 24 of the Swedish Companies Act;
(g)a “winding-up”, “liquidation” or “dissolution” includes ‘frivillig likvidation’ or ‘tvångslikvidation’ under Chapter 25 of the Swedish Companies Act, a “bankruptcy” includes a ‘konkurs’ under the Swedish Bankruptcy Act and a “reorganisation” includes a ‘företagsrekonstruktion’ under the Swedish Company Reorganisation Act;
(h)“gross negligence” means ‘grov vårdslöshet’ under Swedish law;
(i)a “guarantee” includes any ‘garanti’ under Swedish law which is independent from the debt of any other person to which it relates and any ‘borgen’ under Swedish law which is accessory to or dependant on the debt of any other person to which it relates;
(j)an insolvency includes such entity being subject to ‘konkurs’ under the Swedish Bankruptcy Act, ‘företagsrekonstruktion’ under the Swedish Company Reorganisation Act or ‘tvångslikvidation’ under Chapter 25 of the Swedish Companies Act;
(k)in relation to this Agreement and any other Loan Document, any winding-up, insolvency, bankruptcy proceeding or similar arrangement involving an entity incorporated in Sweden (including but not limited to the Swedish Loan Parties) will always be subject to Swedish law and in particular to but not limited to the procedure set forth in the Swedish Bankruptcy Act, the Swedish Company Reorganisation Act and the Swedish Companies Act.
(l)Notwithstanding any other provisions in this Agreement and/or the other Loan Documents, the release of any perfected Liens (or any Liens purported to be perfected) created by a Swedish Collateral Document (“Swedish Collateral”) will always be subject to the prior written consent of the Collateral Agent (acting in its sole discretion but in accordance with the applicable Swedish Collateral Document and Loan Document). Each Secured Party authorizes and directs the Collateral Agent to release Swedish Collateral as provided in Section 11.9 of this Agreement (but in accordance with the applicable Swedish Collateral Document and Loan Document) without notification or further reference to the Secured Parties. This provision supersedes any conflicting provision in this Agreement and/or the other Loan Documents.
1.13.Quebec Interpretative Provisions. For purposes of the interpretation or construction of this Agreement pursuant to the laws of the Province of Quebec, for purposes of any Collateral located in the Province of Quebec or charged by any deed of

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hypothec (or any other Security Document) and for all other purposes pursuant to which the interpretation or construction of any other Security Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, a “reservation of ownership”, “prior claim” and a “resolutory clause,” (f) all references to filing, registering or recording under the PPSA shall be deemed to include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary,” (k) “construction liens” shall be deemed to include “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall be deemed to include “solidary” and “jointly and severally” shall be deemed to include “solidarily” (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “legal title” shall be deemed to include “holding title on behalf of an owner as mandatary or prête-nom”, (p) “easement” shall be deemed to include “servitude”, (q) “priority” shall be deemed to include “prior claim” or “rank”, as applicable, (r) “survey” shall be deemed to include “certificate of location and plan”, (s) “fee simple title” and “fee title” shall be deemed to include “right of ownership”, (t) “foreclosure” shall be deemed to include “the exercise of a hypothecary right”, (u) “leasehold interest” shall be deemed to include “valid rights resulting from a lease”, (v) “lease” for personal or movable property shall be deemed to include a “contract of leasing (crédit-bail)” and (x) “deposit account” shall include a “financial account” as defined in Article 2713.6 of the Civil Code of Quebec.
1.14.French Terms. In this Agreement, where it relates to the French Loan Party:
(a)“gross negligence” means “faute lourde”;
(b)a “guarantee” means any type of “sûreté personnelle”;
(c)“merger” includes any fusion implemented in accordance with articles L. 236-1 to L. 236-24 of the French Commercial Code;
(d)a “security interest” includes any type of security (sûreté réelle) and transfer by way of security;
(e)a “transfer” includes any means of transfer of rights and/or obligations under French law;
(f)“trustee, fiduciary and fiduciary duty” has in each case the meaning given to such term under any applicable law;
(g)“willful misconduct” means “dol”;
(h)a person being “unable to pay its debts” refers to that person being in a state of “cessation des paiements” as defined in article L. 631-1 of the French Commercial Code;
(i)a “suspension of payments,” a “moratorium of any indebtedness,” a “winding-up,” “dissolution,” “administration,” “reorganisation” (by way of voluntary arrangement, scheme of arrangement or otherwise) or
“insolvency” or similar laws relating to or limiting creditors’ rights generally refer to any reorganisation in the context of a mandat ad hoc or of a procédure de conciliation, any judicial reorganisation “redressement judiciaire,” any judicial liquidation “liquidation judiciaire,” any safeguard “sauvegarde,” any accelerated safeguard “sauvegarde accélérée” or any collective procedure “procédure collective” under Book VI (Livre Sixième) of the French Commercial Code;
(j)a “composition” refers to a procédure de conciliation or a mandat ad hoc under Book VI (Livre Sixième) of the French Commercial Code;
(k)a “liquidator,” “receiver,” “administrator,” “compulsory manager”, “examiner”, “monitor”, “sequestrator”, “custodian”, “compulsory interim manager” or similar officer refer to any “mandataire ad hoc,” “administrateur judiciaire,” “administrateur provisoire,” “conciliateur” or “mandataire liquidateur”, “mandataire judiciaire”, “commissaire à l’exécution du plan”, “mandataire à l’exécution de l’accord”, or similar officer; and
(l)a reference to “financial assistance” means unlawful financial assistance within the meaning of article L. 225-216 of the French Commercial Code.

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ARTICLE II

THE CREDITS
2.1.Commitments.
(a)The Term Loans.
(i)Each Dollar Term Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make to the Company on the Closing Date, a loan in a single draw (or deemed draw pursuant to the Term Loan Exchange) denominated in Dollars in an aggregate amount not to exceed the amount of such Dollar Term Lender’s Dollar Term Commitment. Dollar Term Loans may be Floating Rate Loans or Term Benchmark Loans, as further provided herein.
(ii)Each Euro Term Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make to the Company on the Closing Date, a loan in a single draw (or deemed draw pursuant to the Term Loan Exchange) denominated in Euros in an aggregate amount not to exceed the amount of such Euro
Term Lender’s Euro Term Commitment. Euro Term Loans shall be Term Benchmark Loans, as further provided herein.
(iii)Amounts borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed.
2.1.Repayment of Loans; Evidence of Debt.
2.2.1[Reserved].
2.2.2[Reserved].
2.2.3Term Loans.
(a)The Company unconditionally promises to repay the Term Loans borrowed by it to the Administrative Agent for the account of each Lender in quarterly principal installments (and on the date set forth in clause (ii) below) as follows:
(i)in the amount of 0.25% of the aggregate principal amount of the Term Loans made (or deemed made) on the Closing Date, due and payable on the last Business Day of each March, June, September and December of each year, commencing on March 31, 2023 and continuing until the last Business Day of such quarterly period ending immediately prior to the Term Loan Maturity Date; and
(ii)one final installment in the amount of the relevant Term Loans then outstanding, due and payable on the Term Loan Maturity Date.
2.2.4The Company hereby further agrees to pay to the Administrative Agent for the account of each Lender, interest on the unpaid principal amount of the Loans made to it from time to time outstanding until payment thereof in full at the rates per annum, and on the dates, set forth in Section 2.8.
2.2.5The books and records of the Administrative Agent and of each Lender shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such books and records or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to the Company by such Lender in accordance with the terms of this Agreement.
2.2.6The Company agrees that, upon the request to the Administrative Agent by any Lender from time to time and the subsequent request to the Company by the Administrative Agent, the Company will execute and deliver to such Lender promissory notes evidencing the Loans of any such requesting Lender, substantially in the form of Exhibit C attached hereto with appropriate insertions as to date and principal amount (each, a “Note”); provided that the delivery of such Notes shall not be a condition precedent to the Closing Date or any Advance.
2.2.Procedures for Borrowing Loans. To request a Loan under the Credit Facilities (which such Loan shall only be required to be made on a Business Day), the Company shall give the Administrative Agent notice (which notice must be received by the Administrative Agent prior to 11:00 a.m., New York City time three U.S. Government Securities Business Days prior to the requested Borrowing Date if all or any part of the requested Loans are to be Term Benchmark Loans or two Business Day prior to the requested Borrowing Date if all or any part of the requested Loans are to be Floating Rate Loans) specifying in each case (each such notice, a “Borrowing Notice”) (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) [reserved],
(iv) whether such Loan is a Floating Rate Loan or a Term Benchmark Loan and (v) if applicable, the length of the initial Interest Period therefor. Each Advance shall be in Dollars or Euros, as applicable. Each such Advance shall be in a minimum amount of
$5,000,000 units or a whole multiple of $1,000,000 in excess thereof or such other amounts as may be agreed upon between the Company and the Administrative Agent. Upon receipt of any such notice from the Company, the Administrative Agent shall promptly notify the Lenders with respect to such Advance. Notwithstanding this Section 2.3 or anything else in this Agreement,

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no Borrowing Notice shall be required for a deemed drawing of Loans effectuated pursuant to the Term Loan Exchange on the Closing Date.
2.3.Termination or Reduction. The Commitments shall terminate and be reduced to zero upon the making of the Term Loans on the Closing Date. For the avoidance of doubt, the Commitments in respect of the Credit Facilities shall be permanently reduced by the amount of any Term Loans made (or deemed to be made) hereunder.
2.4.Commitment and other Fees. The Company agrees to pay (or cause to be paid) to the Administrative Agent such other fees as separately agreed to in writing by the Company and such Persons and/or their applicable Affiliates. The amount of the Transaction Premium payable pursuant to the Twelfth Amendment to the Lenders on the Closing Date is set forth on Schedule 1.1(a), and shall be added to (but not be duplicative of) the amount of the Dollar Term Loans and Euro Term Loans, as applicable, outstanding on the Closing Date for the ratable account of each Lender on the Closing Date.
2.5.Optional and Mandatory Principal Payments.
2.6.1The Company may at any time and from time to time prepay Floating Rate Loans, in whole or in part upon at least three Business Days’ notice to the Administrative Agent, specifying the date and amount of prepayment; provided that such prepayment obligation may be conditioned on the occurrence of any subsequent event. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayment of Floating Rate Loans shall be in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof.
2.6.2The Company may at any time and from time to time prepay (together with payment of any amount payable pursuant to Section 3.3) its Term Benchmark Loans in whole or in part, upon at least three Business Days’ notice to the Administrative Agent specifying the date and amount of prepayment; provided that such prepayment obligation may be conditioned on the occurrence of any subsequent event. Partial prepayments of Term Benchmark Loans shall be in a minimum aggregate principal amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, or such lesser principal amount as may equal the outstanding Term Benchmark Loans or such lesser amount as may be agreed to by the Administrative Agent.
2.6.3[Reserved]
2.6.4[Reserved].
2.6.5Mandatory Prepayment of Term Loans. The Term Loans shall be subject to the following mandatory prepayment provisions; provided that such prepayment provisions (other than pursuant to Section 2.6.5(c)) shall only apply
(x) following the termination in full of the Commitments (as defined in the Superpriority Term Loan Facility) (in each case, other than in connection with a Permitted Refinancing of the Superpriority Term Loan Facility) and payment in full of all Obligations (as defined in the Superpriority Term Loan Facility) or (y) to the extent of any amount of mandatory prepayments that have been declined by the Lenders (as defined in the Superpriority Term Loan Facility) pursuant to Section 2.6.11 of the Superpriority Term Loan Facility.
(a)On and after the Closing Date, if any Indebtedness shall be issued or incurred by the Company or any Subsidiary (excluding any Indebtedness incurred in accordance with Section 6.18)), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.6.9.
(b)On and after the Closing Date, if the Company or any Subsidiary shall receive Net Cash Proceeds from any Asset Sale Prepayment Event or Recovery Event (or series of related Asset Sale Prepayment Events or Recovery Events) then 100% of such Net Cash Proceeds less any Reinvestment Deferred Amount (if applicable) shall be applied on or prior to the fifth Business Day after such receipt (or in the case of an Asset Sale Prepayment Event or Recovery Event (or series of related Asset Sale Prepayment Events or Recovery Events) in an amount less than or equal to
$25,000,000, on or prior to the date five Business Days after the date the financial statements for the fiscal quarter in which the aggregate amount of Net Cash Proceeds for all such Asset Sale Prepayment Events or Recovery Events for the four consecutive fiscal quarter period ending with such fiscal quarter exceed $25,000,000 are required to be delivered pursuant to Section 6.1(i) or (ii)), toward the prepayment of the Term Loans as set forth in Section 2.6.9; provided that, notwithstanding the foregoing, no later than each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.6.9.
Prepayments from, and, without duplication, of amounts equal to, Net Cash Proceeds of any Asset Sale Prepayment Event or Recovery Event by a Foreign Subsidiary (to the extent otherwise required) will be limited to the extent (x) the repatriation of Foreign Subsidiaries’ funds to fund such prepayments is prohibited, restricted or delayed by applicable laws or (y) repatriation of Foreign Subsidiaries’ funds to fund such prepayment could reasonably be expected to result in material adverse tax consequences to the Company and its Subsidiaries. All mandatory prepayments are subject to permissibility under (a) in the case of Foreign Subsidiaries, local law restrictions (such as restrictions relating to financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant Subsidiaries) and (b) with respect to non-Wholly Owned Subsidiaries, organizational document restrictions, to the extent not created in contemplation of

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such prepayments. The non-application of any such mandatory prepayment amounts in compliance with the foregoing provisions of this paragraph will not constitute an Unmatured Default or Default and such amounts shall be available for working capital purposes of the Company and its Subsidiaries. The Company will undertake to use commercially reasonable efforts to overcome or eliminate any such restrictions and/or minimize any such costs of prepayment (subject to the considerations above) to make the relevant payment. Notwithstanding the foregoing, any prepayments made after application of the above provisions shall be net of any costs, expenses or taxes incurred by the Company and its Subsidiaries or any of its Affiliates or equity partners and arising as a result of compliance with this paragraph.
(c)The Company shall prepay the Term Loans as set forth in Section 2.6.9 (i) on the Closing Date, in the amount specified on Schedule 2.6.5(c) as payable on such date, (ii) on December 31, 2023 if Liquidity on such date exceeds $250,000,000, in the amount specified on Schedule 2.6.5(c) as payable on such date and (iii) solely in the event the repayment in clause (ii) is not made as a result of the Liquidity being less than or equal to $250,000,000 on December 31, 2023, on December 31, 2024, if Liquidity on such date exceeds $250,000,000, in the amount specified on Schedule 2.6.5(c) as payable on such date (the “New Term Loan Paydown”); provided that the amount of any prepayment required pursuant to clause (ii) or (iii) above shall be reduced by the amount of amortization payments actually made pursuant to Section 2.6.3(a)(i) (x) in the case of clause (ii), from January 1, 2023 through December 31, 2023 and (y) in the case of clause (iii), from January 1, 2023 through December 31, 2024.
2.1.1Each prepayment pursuant to this Section 2.6 shall be accompanied by accrued and unpaid interest and premium, if any, on the amount prepaid to the date of prepayment and any amounts payable under Section 3.3 in connection with such payment. Each conversion (other than a conversion of a Floating Rate Loan to a Term Benchmark Loan) pursuant to Section 2.7 shall be accompanied by accrued and unpaid interest, if any, on the amount converted to the date of conversion and any amounts payable under Section 3.3 in connection with such conversion.
2.1.2If two different Types of U.S. Dollar Loans of a particular Class are outstanding, the applicable prepayment pursuant to this Section 2.6 shall be applied first to prepay Floating Rate Loans and second to prepay Term Benchmark Loans then outstanding in such order as the Company may direct.
2.1.3[Reserved].
2.1.4All prepayments of the Term Loans shall be applied ratably among the outstanding Classes of Term Loans according to the respective outstanding principal amounts thereof, and within each such Class the amount of each such principal prepayment shall be applied pro rata to reduce the then remaining installments of such Class of Term Loans.
2.1.5[Reserved].
2.1.6Notwithstanding anything in Section 2.6, any Term Lender may elect not to accept its pro rata portion of any amount prepaid under 2.6.5 pursuant to procedures reasonably satisfactory to the Administrative Agent, and the Company may prepay the 2025 Notes or the New 2L Notes, and in each case, any Permitted Refinancing Indebtedness in respect thereof from any such declined amounts.
2.1.7If at the time that any mandatory prepayment would be required pursuant to Section 2.6.5(b), the Company is required to repay or repurchase or to offer to repurchase or repay Pari Passu Lien Debt, which is secured by a pari passu Lien with respect to the assets or property subject to the Asset Sale Prepayment Event or Recovery Event, pursuant to the terms of the documentation governing such Indebtedness with the Net Cash Proceeds from any such Asset Sale Prepayment Event or Recovery Event (or series of related Asset Sale Prepayment Events or Recovery Events) (such Pari Passu Lien Debt required to be repaid or repurchased or to be offered to be so repaid or repurchased, “Other Applicable Asset Sale Indebtedness”), then the Company may offer and apply the Net Cash Proceeds from such Asset Sale Prepayment Event or Recovery Event (or series of related Asset Sale Prepayment Events or Recovery Events) on a pro rata basis (determined based on the aggregate outstanding principal amount of the Term Loans and the Other Applicable Asset Sale Indebtedness at such time) and, to the extent so offered and applied to such Other Applicable Asset Sale Indebtedness, the amount of prepayment of the Term Loans that would have otherwise been required pursuant to Section 2.6.5(b) shall be reduced accordingly.
2.1.Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Term Benchmark Advances. Each Term Benchmark Advance shall continue as a Term Benchmark Advance until the end of the then applicable Interest Period therefor, at which time such Term Benchmark Advance shall be automatically converted into a Floating Rate Advance in the case of U.S. Dollar Loans or automatically continued for an Interest Period of one month in the case of Euro Term Loans, unless the Company shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Term Benchmark Advance continue as a Term Benchmark Advance for the same or another Interest Period. Subject to the terms hereof, the Company may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advance (subject to, in the case of conversion of any Term Benchmark Advance other than on the last day of the Interest Period applicable thereto, payment of any amounts payable under Section 3.3 in connection therewith). The Company shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Term Benchmark Advance not later than 11:00 a.m. (New York City time) at least one Business Day, in the

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case of a conversion into a Floating Rate Advance, or three U.S. Government Securities Business Days, in the case of a conversion into or continuation of a Term Benchmark Advance, prior to the date of the requested conversion or continuation, specifying:
(a)the requested date, which shall be a Business Day, of such conversion or continuation,
(b)the aggregate amount and Type of the Advance which is to be converted or continued, and
(c)the amounts and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Term Benchmark Advance, the duration of the Interest Period applicable thereto.
2.1.Interest Rates, Interest Payment Dates; Interest and Fee Basis.
(a)Each Floating Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made or is converted from a Term Benchmark Loan into a Floating Rate Loan pursuant to Section 2.7 to but excluding the date it becomes due or is converted into a Term Benchmark Loan pursuant to Section 2.7 hereof, at a rate per annum equal to the Floating Rate for such day. Each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Term Benchmark Rate determined for such Interest Period.
(b)Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the Closing Date and at maturity. Interest accrued on each Term Benchmark Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Term Benchmark Advance is repaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Term Benchmark Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.
(c)Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (local time) at the place of payment. If any payment of principal of or interest or fee on an Advance shall become due on a day which is not a Business Day, except as otherwise provided in the definition of Interest Period, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
(d)All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period such interest or fee is payable over a year comprised of 360 days or, in the case of Floating Rate Loans based on the Prime Rate, 365/366 days.
(e)Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Term Benchmark Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Term Benchmark Advance.
(f)For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.
(g)If any provision of this Agreement or other Loan Document would oblige any Canadian Loan Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), by reducing the amount or rate of interest, and, thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Lender shall have received an amount in excess of the maximum permitted by section 347 of the Criminal Code (Canada), the applicable Canadian Loan Party shall be entitled to obtain reimbursement from such Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to such Canadian Loan Party.

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2.1.Rates Applicable After Default. Notwithstanding anything to the contrary contained in this Agreement, during the continuance of a Default the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued (after the expiration of the then current Interest Period) as a Term Benchmark Advance, provided that, notwithstanding the foregoing, any outstanding Euro Term Loan may be continued for an Interest Period of one month after such notice to the Company by the Required Lenders. Upon and during the continuance of any Default under Section 7.2 with respect to principal, interest or fees, the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders as to changes and interest rates) declare that (i) each Term Benchmark Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, and (ii) each Floating Rate Advance and any other amount due under this Agreement shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to Floating Rate Loans plus 2% per annum, provided that, upon and during the continuance of any acceleration for any reason of any of the Obligations, the interest rate set forth in clauses (i) and (ii) shall be applicable to all Advances without any election or action on the part of the Administrative Agent or any Lender.
2.2.Pro Rata Payment, Method of Payment; Proceeds of Collateral.
(a)Each borrowing of a Class of Loans from the Lenders thereunder shall be made pro rata according to the Pro Rata Shares of the applicable Lenders of such Class in effect on the date of such borrowing. Except as otherwise provided in this Agreement, each payment on account of any premium shall be allocated by the Administrative Agent among the Lenders in accordance with their respective Pro Rata Shares. Except as otherwise provided in this Agreement, each payment (including each prepayment) by the Company hereunder on account of principal, interest, commitment or ticking fees on its Loans shall be allocated by the Administrative Agent pro rata to the Lenders according to their respective outstanding Pro Rata Shares. All payments (including prepayments) to be made by the Company hereunder, whether on account of principal, interest, fees or otherwise, shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent for the account of the Lenders at the applicable payment office of the Administrative Agent for such payment specified from time to time in writing by the Administrative Agent to the Company by 1:00 P.M. (local time) on the date when due. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds received by the Administrative Agent. All payments hereunder shall be in Dollars.
(b)Application of Proceeds of Collateral and Guaranty. Subject to the terms of any Intercreditor Agreement, all amounts received under any Guaranty and all proceeds received by the Administrative Agent and/or Collateral Agent from the sale or other liquidation of the Collateral when a Default exists shall first be applied as payment of the accrued and unpaid fees of the Administrative Agent and/or Collateral Agent hereunder and then to all other unpaid or unreimbursed Obligations (including reasonable attorneys’ fees and expenses in accordance with Section 10.6) owing to (a) the Administrative Agent in its capacity as Administrative Agent and (b) the Collateral Agent in its capacity as Collateral Agent, and then any remaining amount of such proceeds shall be distributed as follows:
(iv)first, to the Secured Parties, pro rata in accordance with the respective unpaid amounts of Obligations then owing, until all the Obligations then owing have been paid and satisfied in full or cash collateralized;
(v)second, to the Person entitled thereto as directed by the Company or as otherwise determined by applicable law or applicable court order.
(c)Noncash Proceeds. Notwithstanding anything contained herein to the contrary, if the Collateral Agent shall ever acquire any Collateral through foreclosure or by a conveyance in lieu of foreclosure or by retaining any of the Collateral in satisfaction of all or part of the Obligations or if any proceeds of Collateral received by the Collateral Agent to be distributed and shared pursuant to this Section 2.10 are in a form other than immediately available funds, the Collateral Agent shall not be required to remit any share thereof under the terms hereof and the Secured Parties shall only be entitled to their undivided interests in the Collateral or noncash proceeds as determined by paragraph (b) of this Section 2.10. The Secured Parties shall receive the applicable portions (in accordance with the foregoing paragraph (b)) of any immediately available funds consisting of proceeds from such Collateral or proceeds of such noncash proceeds so acquired only if and when received by the Collateral Agent in connection with the subsequent disposition thereof. While any Collateral or other property to be shared pursuant to this Section is held by the Collateral Agent pursuant to this paragraph (c), the Collateral Agent shall hold such Collateral or other property for the benefit of the Secured Parties and all matters relating to the management, operation, further disposition or any other aspect of such Collateral or other property shall be resolved by the agreement of the Required Lenders.
(d)Return of Proceeds. If at any time payment, in whole or in part, of any amount distributed by the Administrative Agent or the Collateral Agent hereunder is rescinded or must otherwise be restored or returned by the

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Administrative Agent or the Collateral Agent as a preference, fraudulent conveyance, or otherwise under any bankruptcy, insolvency, or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Administrative Agent or the Collateral Agent (as applicable).
(e)Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
2.1.Telephonic Notices. The Company hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender reasonably and in good faith believes to be an Authorized Officer. The Company agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.
2.2.Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Term Benchmark Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
2.3.Lending Installations. Each Lender may, subject to Section 3.5, make and book its Loans at any Lending Installation(s) selected by such Lender and may change its Lending Installation(s) from time to time. All terms of this Agreement shall apply to any such Lending Installation(s) and the Notes, if any, shall be deemed held by each Lender for the benefit of such Lending Installation(s). Each Lender may, by written or telex notice to the Administrative Agent and the Company, designate one or more Lending Installations which are to make and book Loans and for whose account Loan payments are to be made.
2.4.Non-Receipt of Funds by the Administrative Agent. Unless the Company or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Company, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Company, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest and premium, if any, thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for the first five days and the interest rate applicable to the relevant Loan for each day thereafter or (ii) in the case of payment by the Company, the interest rate applicable to the relevant Loan.
2.5.Italian Usury Law.
(a)The rate of interest applicable to each Loan guaranteed by an Italian obligor under this Agreement (including the relevant component of any applicable fee and expense) determined as of the date of execution of this Agreement is considered in good faith by each of the parties to be in compliance with Law No. 108 of 7 March 1996 as amended (the “Italian Usury Law”); and
(b)In any event, if, pursuant to a change in law or in the official interpretation of Italian Usury Law, the rate of interest applicable to a Loan guaranteed by an Italian obligor or the default rate of interest (if due at such time from an Italian obligor) at any time is deemed to exceed the maximum rate permitted by Italian Usury Law, then the obligations of the Italian obligor, as guarantor and payor of the relevant interest rate or default rate, shall immediately be reduced to the maximum admissible interest rate pursuant to such legislation, for the period during which it is not.
2.1.[Reserved].
2.2.Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)the Commitments and Aggregate Outstandings of such Defaulting Lender shall not be included in determining whether all Lenders, all affected Lenders or Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.2), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders (other than as a result of such Defaulting Lender having a greater or

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lesser Aggregate Outstandings or Commitments) or which increases the amount of any Commitment of such Defaulting Lender, forgives any principal amount of any Loans owing to such Defaulting Lender or any interest (other than default interest) or fees owing to such Defaulting Lender previously accrued at the time of such forgiveness or extends the termination date of such Commitment or extends the final maturity beyond the then maturity date of any Loan Note with respect to such Defaulting Lender shall require the consent of such Defaulting Lender; and
(b)any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to
Section 2.17 but excluding Section 3.5) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable Requirements Of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and the Company, held in such account as cash collateral for future obligations of the Defaulting Lender under this Agreement, (iv) fourth, pro rata, to the payment of any amounts owing to the Company or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Company or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a prepayment of the principal amount of any Loans, such payment shall be applied solely to prepay the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans any Defaulting Lender.
In the event that the Administrative Agent and the Company each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, such Lender shall cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.1.Guaranties.
(a)[Reserved].
(b)On and after the Closing Date, within 45 days (or such longer period of time contemplated by the Collateral and Guarantee Requirements or as the Administrative Agent shall agree) after delivery (or date of required delivery) of each set of applicable financial statements pursuant to 6.1(i) and (ii) and with respect to any Person that becomes a Subsidiary (other than an Excluded Subsidiary) after the Closing Date, within 45 days of such Person becoming a Subsidiary (other than an Excluded Subsidiary), the Company shall take all actions (if any) required to be taken to satisfy the Collateral and Guarantee Requirements with respect to (i) each Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary) and (ii) each Subsidiary (other than an Excluded Subsidiary) organized in a Specified Foreign Jurisdiction that guarantees funded Indebtedness of (A) any Loan Party or (B) any External Subsidiary (in the case of this clause (B), in excess of $10,000,000), the assets of each such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party such that (i) all Wholly Owned Domestic Subsidiaries (other than Excluded Subsidiaries) and (ii) each Subsidiary (other than an Excluded Subsidiary) organized in a Specified Foreign Jurisdiction that guarantees funded Indebtedness of (A) any Loan Party or (B) any External Subsidiary (in the case of this clause (B), in excess of $10,000,000) are Guarantors as of such date.
(c)In connection with the delivery of any such Guaranties and Security Documents and the satisfaction of the Collateral and Guarantee Requirements, the Company shall provide such other documentation to the Administrative Agent and Collateral Agent, including, without limitation, one or more opinions of counsel reasonably satisfactory to the Administrative Agent and Collateral Agent (acting at the direction of the Required Lenders), corporate documents and resolutions, which in the reasonable opinion of the Administrative Agent and Collateral Agent (acting at the direction of the Required Lenders) is necessary or advisable in connection therewith. For the avoidance of doubt, notwithstanding the above, for so long as a Subsidiary of the Company guarantees the 2025 Notes, New 2L Notes, Superpriority Term Loans, Existing Term Loan Facility and/or the ABL Facility or any other Indebtedness for borrowed money subject to the covenant set forth in Section 6.28 (or in each case any refinancing, renewal or replacement thereof), such Subsidiary will be required to guaranty the Obligations.
2.1.[Reserved].

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2.2.Alternate Rate of Interest.
(a)Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.20, if:
(vi)the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Advance, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period; or
(vii)the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Advance, the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Term Loans (or its Term Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period;
then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and
(y) the Company delivers a new Conversion/Continuation Notice in accordance with the terms of Section 2.7, (A) for Loans denominated in Dollars, any Conversion/Continuation Notice that requests the conversion of any Advance to, or continuation of any Advance as, a Term Benchmark Advance in Dollars shall instead be deemed to be a Conversion/Continuation Notice for a Floating Rate Advance and (B) for Loans denominated in an Alternative Currency, any Conversion/Continuation Notice that requests the conversion of any Advance to, or continuation of any Advance as, a Term Benchmark Borrowing in such Alternative Currency shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Advance, then all other Types of Advance shall be permitted. Furthermore, if any Term Benchmark Loan in any Agreed Currency is outstanding on the date of the
Company’s receipt of the notice from the Administrative Agent referred to in this Section 2.20(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new Conversion/Continuation Notice in accordance with the terms of Section 2.7, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, a Floating Rate Loan on such day and (B) for Loans denominated in an Alternative Currency, any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the
Company’s election prior to such day: (x) be prepaid by the Company on such day or (y) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark
Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

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(d)The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.20, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.20.
(e)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate or EURIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a conversion to or continuation of Term Benchmark Loans during any Benchmark Unavailability Period and, failing that, either (x) the Company will be deemed to have converted any request for a continuation of a Term Benchmark Advance denominated in Dollars into a request for a conversion to a Floating Rate Borrowing or (y) any Term Benchmark Advance denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. Furthermore, if any Term Benchmark Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.20, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, a Floating Rate Loan on such day and (B) for Loans denominated in an Alternative Currency, any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Term Loan bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Company’s election prior to such day: (a) be prepaid by the Company on such day or (b) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time.
2.1.[Reserved].
2.2.Loan Modification Offers.
2.22.1The Company may on one or more occasions after the Closing Date, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all (and not fewer than all) the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Company. Such notice shall set forth (i) the terms and conditions of the requested Loan Modification Offer and (ii) the date on which such Loan Modification Offer is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made. With respect to all Permitted Amendments consummated by the Company pursuant to this Section 2.22, any Loan Modification Offer, unless contemplating a maturity date already in effect hereunder pursuant to a previously consummated Permitted

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Amendment, must be in a minimum amount of $25,000,000 (or such lesser amount as may be approved by the Administrative Agent); provided that the Company may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Permitted Amendment that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Company’s sole discretion and which may be waived by the Company) of Commitments or Loans of any or all Affected Classes be extended. If the aggregate principal amount of Commitments or Loans of any Affected Class in respect of which Lenders shall have accepted the relevant Loan Modification Offer shall exceed the maximum aggregate principal amount of Commitments or Loans of such Affected Class offered to be extended by the Company pursuant to such Loan Modification Offer, then the Commitments and Loans of such Lenders shall be extended ratably up to such maximum amount based on the relative principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Loan Modification Offer.
2.1.8Permitted Amendments shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Company, each Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless (i) the Company shall have certified that (a) no Unmatured Default or Default shall have occurred and be continuing on the date of effectiveness thereof and (b) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (x) in the case of the representations and warranties qualified as to materiality, in all respects and (y) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (ii) the Company shall have delivered, or agreed to deliver by a date following the effectiveness of such Permitted Amendment reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders), to the Administrative Agent and the Collateral Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents (including reaffirmation agreements, supplements and/or amendments to Mortgages or other Security Documents, in each case to the extent applicable) as shall reasonably be requested by the Administrative Agent or the Collateral Agent (acting at the direction of the Required Lenders) in connection therewith and (iii) any applicable Minimum Extension Condition shall be satisfied (unless waived by the Company). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section 2.22, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new Class of loans and/or commitments hereunder (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments).

ARTICLE III

CHANGE IN CIRCUMSTANCES, TAXES
3.1.[Reserved].
3.2.Increased Costs.
(m)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted EURIBOR Rate);
(ii)impose on any Lender or the applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender; or
(iii)subject any Recipient to any Taxes on its loans, loan principal, commitments, or other obligations hereunder, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes; and (B) Excluded Taxes);
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder, whether of principal, interest or otherwise, then the Company will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(n)If any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such
Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from

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time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(o)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.2 shall be delivered to the Company and shall be conclusive absent manifest error. Subject to paragraph (d) of this Section 3.2, the Company shall pay such Lender the amount shown as due on any such certificate, absent manifest error, within 30 days after receipt thereof.
(p)Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.2 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section 3.2 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
3.3.Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked and is revoked) or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 3.5, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.3 shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
3.4.Withholding of Taxes; Gross-Up. (a) Each payment by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by applicable law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to deduct or withhold Taxes, then such Withholding Agent may so deduct or withhold and shall timely pay the full amount of Taxes deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such deduction or withholding (including such deduction or withholding applicable to additional amounts payable under this Section 3.4), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or timely reimburse the Administrative Agent or the Collateral Agent for the payment of any Other Taxes they were required to pay by law or by a relevant Governmental Authority in respect of this Agreement.
(c)Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)Indemnification by the Loan Parties. Each applicable Loan Party shall indemnify each Recipient for the full amount of any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including Indemnified Taxes imposed or asserted on amounts paid or payable under this Section 3.4(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this
Section 3.4(d) shall be paid within 10 days after demand therefor. A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent and the Collateral Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent or the Collateral Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.4(e) shall be paid within 10 days after demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive

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absent manifest error. Each Lender hereby authorizes the Administrative Agent and the Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the Collateral Agent (as applicable) to the Lender from any other source against any amount due to the Administrative Agent or the Collateral Agent (as applicable) under this paragraph (e).
(f)Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(f)(ii)(A) through (E) and Section 3.4(f)(iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(viii)Without limiting the generality of the foregoing, if the Company is a U.S. Person, each Lender shall, if it is legally eligible to do so, deliver to the Company and the Administrative Agent (in such number of copies reasonably requested by the Company and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
(A)in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W- 8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(C)in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;
(D)in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit D attached hereto (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code and (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;
(E)in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) and in paragraph (f)(iii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or
(F)in the case of a Non-U.S. Lender, any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Company or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld or deducted.
(ix)If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company and the Administrative Agent as may be necessary for the

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Company and the Administrative Agent to comply with their obligations under FATCA, to determine that such
Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.4(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(x)Without limiting the generality of the foregoing, in the case of a Non-Spanish Lender, as soon as reasonably practicable after the date on which it becomes a Lender, but before any payment of interest is due or made by a Spanish Guarantor, whichever comes first, such Lender shall deliver to such Spanish Guarantor through the Company and the Administrative Agent a certificate of tax residence (or the specific form required under the relevant Spanish Treaty) duly issued by the competent tax authorities of its country of tax residence evidencing such Lender as resident for tax purposes in that country and, if the Lender is a Spanish Treaty Lender, accrediting such Spanish Treaty Lender as tax resident in the relevant jurisdiction within the meaning of the relevant Spanish Treaty. Each Non-Spanish Lender shall be required to deliver a new certificate of tax residence upon expiry of the existing certificate in accordance with the applicable Spanish legislation.
Each Lender agrees that if any form or certification it previously delivered becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including additional amounts paid pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.4(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 3.4(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.4(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
(h)Survival. Each party’s obligations under this Section 3.4 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.
(i)Mitigation Obligations of Loan Parties. If any payment to be made by a Guarantor would be subject to a Tax that is not an Indemnified Tax and such payment, if made by one or more other Guarantor, would not be subject to such Tax, the Borrower shall use commercially reasonable best efforts to cause the payment to be made by one of such other Guarantors in order to reduce or eliminate the non-Indemnified Taxes applicable to such payment.
3.5.Mitigation Obligations; Replacement of Lenders.
(q)If any Recipient requests compensation under Section 3.2, or if a Loan Party is required to pay any additional amount to any Recipient or any Governmental Authority for the account of any Recipient pursuant to Section 3.4 or if any amount payable under a Loan Document by a Loan Party becomes not deductible from that Loan Party’s taxable income for French tax purposes by reason of that amount being (i) paid or accrued to a Credit Party incorporated, domiciled, established or acting through a lending office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Credit Party in a financial institution situated in a Non-Cooperative Jurisdiction, then such Recipient shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Recipient, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.4, as the case may be, in the future and (ii) would not subject such Recipient to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Recipient. The Loan Party hereby agrees to pay all reasonable costs and expenses incurred by any Recipient in connection with any such designation or assignment including the $3,500 fee contemplated by Section 13.1(b).
(r)If any Lender (i) shall become affected by any of the changes or events described in Section 3.2 or 3.4 and the Loan Party is required to pay additional amounts or make indemnity payments with respect to the Lender thereunder, (ii) is a Defaulting Lender, (iii) [reserved], or (iv) has failed to consent to a proposed amendment, waiver,

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discharge or termination which pursuant to the terms of Section 8.2 or any other provision of any Loan Document requires the consent of all Lenders or all affected Lenders (or as applicable, with respect to a Class, all Lender or all affected Lenders of such Class) and with respect to which the Required Lenders (or, as applicable with respect to a Class, the Lenders that would constitute the Required Lenders if such Class were the only Class outstanding hereunder) shall have granted their consent (any such Lender being hereinafter referred to as a “Departing Lender”), then in such case, the Loan Party may, upon at least five Business Days’ notice to the Administrative Agent and such Departing Lender (or such shorter notice period specified by the Administrative Agent), designate a replacement lender reasonably acceptable to the Administrative Agent (a “Replacement Lender”) to which such Departing Lender shall, subject to its receipt (unless a later date for the remittance thereof shall be agreed upon by the Loan Party and the Departing Lender) of all amounts then owed to such Departing Lender under Sections 3.2 or 3.4, if any, assign all (but not less than all) of its interests, rights, obligations, Loans and Commitments hereunder; provided, that the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Loan Party (in the case of all other amounts). Upon any assignment by any Lender pursuant to this Section 3.5 becoming effective, the Replacement Lender shall thereupon be deemed to be a “Lender” for all purposes of this Agreement (unless such Replacement Lender was, itself, a Lender prior thereto) and such Departing Lender shall thereupon cease to be a “Lender” for all purposes of this Agreement and shall have no further rights or obligations hereunder (other than pursuant to Section 3.2 or 3.4 and Section 10.6).
(s)Notwithstanding any Departing Lender’s failure or refusal to assign its rights, obligations, Loans and Commitments under this Section 3.5, the Departing Lender shall cease to be a “Lender” for all purposes of this Agreement and the Replacement Lender shall be substituted therefor upon payment to the Departing Lender by the Replacement Lender of all amounts set forth in paragraph (b) of Section 3.5 without any further action of the Departing Lender.
ARTICLE IV CONDITIONS PRECEDENT
4.2.Closing Date. This Agreement shall become effective and the obligations of the Lenders to make the Term Loans hereunder shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.2):
(t)The Administrative Agent shall have received (i) a counterpart of this Agreement signed by the Company and the Lenders, or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission of a signature page of this Agreement and the Guaranty) that such party has signed a counterpart of such the Agreement.
(u)The Administrative Agent shall have received copies of the articles of incorporation, partnership agreement or similar organizational documents of the Company and each Guarantor as of the Closing Date, together with all amendments thereto, and a certificate of good standing or similar governmental evidence of corporate existence (to the extent applicable), certified by the Secretary or an Assistant Secretary or other duly authorized director or representative of the Company or such Guarantor, as the case may be.
(v)The Administrative Agent shall have received copies of the by-laws or other similar operating agreement (to the extent applicable) and resolutions of the shareholders and/or Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent), of the Company and each Guarantor (in respect of any Guarantor incorporated under the laws of Spain raised to the status of a Spanish Public Document) authorizing the execution and performance of the Loan Documents, certified by the Secretary or an Assistant Secretary or other duly authorized representative of the Company or such Guarantor, as the case may be.
(w)The Administrative Agent shall have received an incumbency certificate of the Company and each Guarantor, which shall identify by name and title and bear the signature of the officers of the Company or such Guarantor authorized to sign the applicable Loan Documents and to make borrowings hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Guarantor.
(x)The Administrative Agent shall have received a customary written opinion or opinions of Sullivan & Cromwell LLP, as New York counsel for the Loan Parties, Jones Day, as Ohio counsel for the Loan Parties, McMillan LLP, as Canadian counsel for the Loan Parties, Sullivan & Cromwell LLP, as German counsel for the Loan Parties, Ashurst LLP, as German counsel for the Secured Parties, Ashurst LLP, as Belgian counsel for the Secured Parties, Jones Day as Belgian counsel for the Loan Parties, Sullivan & Cromwell LLP, as French counsel for the Loan Parties (capacity opinion), Ashurst LLP, as French counsel for the Secured Parties, Stibbe London B.V., as Dutch counsel for the Secured Parties, Ashurst LLP, as Italian counsel for the Secured Parties, Jones Day as Italian counsel for the Loan

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Parties, Jones Day as Spanish counsel for the Loan Parties, Schoenherr Halwa sp.k.,, as Polish counsel for the Secured Parties, Advokatfirmaet Schjødt AS, filial as Swedish counsel for the Secured Parties and Ashurst LLP, as English counsel for the Secured Parties, addressed to the Administrative Agent, the Collateral Agent and Lenders and dated as of the Closing Date, in form and substance customary for transactions of this type.
(y)The Collateral and Guarantee Requirements shall have been satisfied; provided that to the extent that the Collateral and Guarantee Requirements (other than the execution of the Security Documents and the Guaranty, delivery of Uniform Commercial Code or PPSA financing statements with respect to perfection of security interests in all assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code or the PPSA of any applicable jurisdiction, delivery of intellectual property security agreements in form for filing with the USPTO, USCO and the Canadian Intellectual Property Office and the delivery of possessory collateral) cannot be satisfied at closing, are not satisfied as of the Closing Date after the Company has used commercially reasonable efforts to do so, the satisfaction of such requirements shall not be a condition to the availability of the Term Loans on the Closing Date (but shall be required to be satisfied as promptly as practicable after the Closing Date and in any event within the period specified therefor in Schedule 6.32 or, in each case, such later date as the Required Lenders may reasonably agree). The Collateral Agent shall have received (i) a completed Perfection Certificate dated the Closing Date and signed by an Authorized Officer of each of the Company and each Loan Party, together with all attachments contemplated thereby and (ii) results of (x) searches of the Uniform Commercial Code filings (or equivalent filings, including PPSA filings) and (y) bankruptcy, judgment, tax and intellectual property lien searches requested by the Administrative Agent, together with (in the case of clause (x)) copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or other documents) are permitted by hereunder or have been or will be released in connection with the funding of the Term Loans on the Closing Date.
(z)Subject to paragraph (f) above, each document (including any UCC, PPSA (or similar) financing statement and intellectual property security agreements and, with respect to Security Document governed by French law, certified electronic copies of the share transfer registers (registres de mouvements de titres) and individual shareholders’ accounts (comptes individuels d’actionnaires) of the French Loan Party whose shares are pledged) required by any Security Document or under applicable Requirements of Law to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Security Document (unless such Security Document provides for any such requirement to be provided at a later point in time), shall be in proper form for filing, registration or recordation and the Administrative Agent have made arrangements for such filing, registration or recordation.
(aa)The Administrative Agent shall have received fully executed copies of each Intercreditor Agreement, the 2025 Notes Indenture, the New 2L Notes Indenture, the Superpriority Term Loan Facility, the Existing Term Loan Facility and the Amendments and the ABL Facility.
(ab)The Administrative Agent shall have received at least 3 Business Days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, requested by any Lender at least 10 Business Days prior to the Closing Date.
(ac)Payment of all fees, interest and other amounts due and payable as of the Closing Date from the Company and its Subsidiaries to the Administrative Agent, the Collateral Agent, the Arranger and the Lenders under the Loan Documents and pursuant to any fee or similar letters executed by the Company in connection herewith shall be paid, including reimbursement or payment of all out-of-pocket expenses required thereunder to be reimbursed or paid by the Company and its Subsidiaries, in each case solely to the extent invoiced in writing to the Company in reasonable detail at least two Business Days prior to the Closing Date; provided that this condition will be satisfied on the Closing Date prior to such payment if arrangements reasonably satisfactory to the Arranger, the Administrative Agent and the Lenders are in place at such time for the payment of such fees and expenses on the Closing Date.
(ad)(x) All the representations and warranties contained in Article V shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to
“materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects and (y) no Default or Unmatured Default shall exist and be continuing or would result from the extensions of credit hereunder on the Closing Date.
(ae)No default or event of default shall have existing and be continuing under, and as defined in, the Transaction Support Agreement.

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(af)No event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect (for purposes of this clause (m), under, and as defined in, the Transaction Support Agreement), shall have occurred since October 20, 2022.
(ag)[Reserved].
(ah)The Administrative Agent shall have received a certificate from the chief financial officer or treasurer of the Company in substantially the form of Exhibit E hereto certifying the solvency of the Company and its Subsidiaries on a consolidated basis immediately after giving effect to the transactions contemplated hereby to be consummated on the Closing Date.
(ai)The Administrative Agent shall have received a fully executed copy of the Subordination Agreement executed by all of the Loan Parties and any External Subsidiary which is a creditor to any Loan Party.
(aj)The consummation of the Revolver Exchange, the 2025 Consent Solicitation and the 2024 Consent Solicitation and Exchange Offer and the Term Loan Exchange substantially concurrently with the funding of the Loans on the Closing Date; provided that, in the case of the (x) Term Loan Exchange, the aggregate principal amount of Existing Term Loans exchanged shall not be lower than 95.0% (or a different amount mutually agreed by the Company and the Majority Consenting Parties (as defined in the Transaction Support Agreement)) of the aggregate principal amount of outstanding Existing Term Loans and (y) in the case of the 2024 Consent Solicitation and Exchange Offer, the aggregate principal amount of 2024 Notes that provide consents and exchange pursuant to the 2024 Consent Solicitation and Exchange Offer shall not be lower than 81.3%.
(ak)The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, with appropriate insertions or as otherwise customary in the relevant jurisdiction of incorporation of a Foreign Loan Party, executed by any Authorized Officer of such Loan Party, and including or attaching the documents referred to in clauses (b) through (d) of this Section and, in the case of the certificate delivered by the Company, confirming compliance with the conditions set forth in paragraph (k), (l) and (m) of this Section 4.1.
(al)Receipt of customary evidence of: (1) the acceptance and cancellation of the 2024 Notes tendered in exchange for the New 2L Notes, (2) the issuance of the New 2L Notes, (3) the effectiveness of the Amendments and
(4) the funding of the Superpriority Term Loans.
(am)The Initial New Term Loan Paydown shall have been consummated.
(an)The Administrative Agent shall have received in relation to the Polish Loan Party: a certificate from the social security office, relevant tax authorities and municipality office confirming that there are no outstanding payments from a Polish Loan Party issued no more than 60 days before the Closing Date, or confirmation that that Polish Loan Party is not registered as a social security payer; and a certificate issued by the registry of registered pledges and registry of treasury pledges, respectively, of no prior registration of, or pending application for registered pledge or treasury pledge over any assets of that Polish Loan Party or shares in that Polish Loan Party.
(ao)With respect to a Dutch Loan Party, the Administrative Agent shall have received either (i) a positive or neutral advice (advies) from the works council of the Dutch Loan Party, which, if conditional, contains conditions which are acceptable to the Administrative Agent, including the request for advice or (ii) a confirmation of the board of directors (or equivalent) of such Dutch Loan Party that no works council (ondernemingsraad) having jurisdiction over such Dutch Loan Party has been installed and that there is no works council having jurisdiction over the transactions contemplated by the Loan Documents.
(ap)With respect to a Polish Loan Party, the Administrative Agent shall have received (i) a copy of the articles of association (umowa/statut spółki) of that Polish Loan Party and (ii) an electronic extract from the national commercial register (Krajowy Rejestr Sądowy) in respect of that Polish Loan Party.
(aq)In respect of any Guarantor incorporated under the laws of Spain, the Administrative Agent shall have received a copy of an updated certificate (certificación literal) issued by the relevant Mercantile Registry, certifying the updated version of their by-laws, the composition of its governing body, that it is validly incorporated in Spain and is not under an insolvency proceeding and they have not adopted any agreement to be dissolved and/or liquidated; and to the extent the issued certificate of any Guarantor incorporated under the laws of Spain does not contain all such up-to date corporate information, supplementing it with copies of any public documents that have been granted and are pending registration with the Mercantile Registry (if any) or have been registered with the Mercantile Registry but are not reflected in the delivered certification (if any).
(ar)In respect each Guarantor incorporated under the laws of Germany, the Administrative Agent shall have received (i) up to date copies of the commercial register extracts (Handelsregisterauszüge), (ii) up to date copies of lists of shareholders (Gesellschafterlisten) as published in the commercial register, and (iii) up to date copies of the articles of associations (Satzung) and any by-laws (Geschäftsordnungen) (if any).

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(as)In relation to an Italian Guarantor, the Administrative Agent shall have received copies of the articles of incorporation (atto costitutivo and statuto) and a certificato di iscrizione dated not earlier than 5 Business Days from the date of execution of this Agreement.
(aa)    In respect of a Belgian Guarantor, the Administrative Agent shall have received (i) a copy of its deed of incorporation (oprichtingsakte/acte constitutive), (ii) a copy of the coordinated articles of association (gecoördineerde statuten/statuts coordonnés), (iii) a copy of an extract of the Crossroads Bank for Enterprises (Kruispuntbank van Ondernemingen/Banque-Carrefour des Entreprises) dated no earlier than the day falling 5 Business Days before the date of this Agreement, and (iv) a copy of a non-insolvency certificate from the clerk’s office of the relevant Enterprise Court dated no earlier than the day falling 5 Business Days before the date of this Agreement.
(bb)    With respect to a French Loan Party, the Collateral Agent shall have received (i) a copy of the certificate of incorporation (extrait k-bis), (ii) a copy of the solvency certificate (certificate de non-faillite), (iii) a copy of the lien searches (état des inscriptions et des privilèges), each dated no earlier than fifteen (15) Business Days. Original copies of such documents will be provided after the Closing Date to the Collateral Agent and the Collateral Agent shall have received fully executed copies of the French Collateral Documents. With respect to Security Documents governed by French law, the Collateral Agent shall have received certified electronic copies of the share transfer registers (registres de mouvements de titres) and individual shareholders’ accounts (comptes individuels d’actionnaires) of the French Loan Party whose shares are pledged.
(cc)    The Administrative Agent shall have received evidence satisfactory to it that Dalriada Trustees Limited, in its capacity as trustee of the Wincor Nixdorf Defined Benefit Pension Scheme, has confirmed in writing to Diebold Nixdorf (UK) Limited its non-objection to the Transactions and to Diebold Nixdorf (UK) Limited’s participation in the Transactions.
(dd)    The “Transactions” (as defined in the Transaction Support Agreement) shall have been consummated in accordance with the terms of the Transaction Support Agreement.
(ee)    All fees and expenses required to be paid to the “Ad Hoc Group Advisors” and the “Term Loan Group Advisors” (each as defined in the Transaction Support Agreement) under the terms of their respective fee and/or engagement letters or the Transaction Support Agreement shall have been paid.
For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement (and each prospective Lender participating in the primary syndication of the Loans) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender or prospective Lender prior to the proposed Closing Date specifying its objection thereto. In addition, each Lender that has executed a Lender Consent (Dollar Term B Loan) and/or Lender Consent (Euro Term B Loan), in each case that is attached to Twelfth Amendment to Existing Term Loan Facility as Annex I-A and Annex 1-B, respectively, thereto, shall be deemed to be a Dollar Term Lender and/or Euro Term Lender (as applicable) hereunder as if such Lender had duly executed a counterpart signature page hereto, and Section 4.1(a)(i) shall be deemed satisfied upon the execution and delivery by such Lender of the applicable Lender Consent to the Administrative Agent.
ARTICLE V REPRESENTATIONS AND WARRANTIES
The Company represents and warrants to the Lenders and the Agents on the Closing Date and each other date such representations and warranties are made pursuant to the Loan Documents, that:
5.29.Corporate Existence and Standing. The Company, each Loan Party and, other than as would not reasonably be expected to have a Material Adverse Effect, each of their Subsidiaries is a corporation, partnership, limited liability company, unlimited liability company or other organization, duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite corporate, partnership, company or similar authority to conduct its business as presently conducted (in each case, in the case of Foreign Subsidiaries, to the extent such legal concepts are applicable thereto).
5.30.Authorization and Validity. Each Loan Party has the corporate or other power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or other applicable company proceedings. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

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5.31.No Conflict; Government Consent. Neither the execution and delivery by the Loan Parties of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its
Subsidiaries or the Company’s or any Subsidiary’s constitutive documents or the provisions of any material indenture, instrument or agreement to which the Company or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than any Lien permitted by Section 6.16) in, of or on the Property of the Company or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. Other than those that have been obtained, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.
5.32.Financial Statements. The Company has heretofore furnished to the Lenders the Company’s consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2021, reported on by KPMG, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2022.
All financial statements of the Company and its Subsidiaries delivered to the Administrative Agent pursuant to clause (i) or
(ii) of Section 6.1 or Article IV on and after the Closing Date were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Company and its Subsidiaries (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments).
5.33.Material Adverse Change. Since the Closing Date, there has been no change in the business, Property, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.
5.34.Taxes. Each of the Company and each of the Company’s Subsidiaries has filed all United States federal tax returns and all other tax returns that are required to be filed with any Governmental Authority and has paid all Taxes required to be paid by it, except (i) such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien (other than as permitted by Section 6.16) exists or (ii) where the failure to do so could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. No tax Liens have been filed and no claims are being asserted with respect to any such Taxes, other than as permitted by Section 6.16.
5.35.Litigation and Guarantee Obligations. Except as set forth on Schedule 5.7 hereto, there is no litigation, arbitration or proceeding pending or, to the knowledge of any of the Company’s executive officers, any governmental investigation or inquiry pending or any litigation, arbitration, governmental investigation, proceeding or inquiry threatened in writing against or affecting the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Loans or Advances. Other than any liability incident to such litigation, arbitration or proceedings listed on Schedule 5.7, the Company and its Subsidiaries have no material Guarantee Obligations not provided for or disclosed in financial statements referred to in Section 5.4 that could reasonably be expected to have a Material Adverse Effect.
5.36.Subsidiaries. Schedule 5.8 hereto contains an accurate list of all Subsidiaries of the Company as of the Closing Date, setting forth their respective jurisdictions of incorporation or organization and the percentage of their respective Capital Stock owned by the Company or other Subsidiaries. All of the issued and outstanding shares of Capital Stock of such Subsidiaries held by the Company have been duly authorized and issued and are fully paid and non-assessable (to the extent such concepts are applicable).
5.37.ERISA; Canadian Pension Plans; UK and Other Pension Schemes. Except where noncompliance could not reasonably be expected to have a Material Adverse Effect, each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan. Each Plan is in compliance with the applicable provisions of ERISA and the Code except where such non-compliance could not reasonable be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, no Reportable Event which has or may result in any liability has occurred with respect to any Plan, and no member of the Controlled Group has withdrawn (completely or partially) from any Multiemployer Plan. No member of the Controlled Group has (i) filed an application for the waiver of the minimum funding standards under Section 412 of the Code or Section 302 of ERISA with respect to any Plan, (ii) made an amendment to a Plan that could result in the posting of a bond or other security under
Section 436(f)(1) of the Code having a value individually or collectively in excess of $50,000,000 or (iii) incurred any liability under Title IV of ERISA that could reasonably be expected to have a Material Adverse Effect, other than a liability to the PBGC for premiums due but not delinquent under Section 4007 of ERISA or a liability that has been satisfied. No Foreign Plan Event has occurred that could reasonably be expected to have a Material Adverse Effect. No Lien has been imposed upon any Loan Party pursuant to Section 430(k) of the Code or Section 303(k) of ERISA. No Loan Party maintains, sponsors, administers, contributes to, participates in or has any liability in respect of any Canadian Defined Benefit Plan, nor has any such Person ever maintained, sponsored, administered, contributed or participated in any Canadian Defined Benefit Plan. Any and all Canadian

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Pension Plans are duly registered under the Income Tax Act (Canada) and any other applicable laws which require registration, have been administered in accordance with the Income Tax Act (Canada) and such other applicable law and no event has occurred which could cause the loss of such registered status. All obligations of the Loan Parties (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements relating thereto have been performed on a timely basis. All contributions or premiums required to be made or paid by the Loan Parties and their Subsidiaries to the Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all applicable laws. No Lien has arisen, choate or inchoate, in connection with any Canadian Pension Plan (save for contribution amounts not yet due). No Canadian Pension Event has occurred that could reasonably be expected to have a Material Adverse Effect. Except for the Wincor Nixdorf Defined Benefit Pension Scheme, neither the Company nor any of its Subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993 (UK)) and neither the Company nor any of its Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004 (UK)) such an employer. All pension schemes operated by or maintained for the benefit of any Loan Party and/or any of their respective employees have been contributed to to the extent required by applicable local law and regulation where the failure to do so has or is reasonably likely to have a Material Adverse Effect.
5.38.Accuracy of Information. No information, exhibit or report furnished by the Company or any of its Subsidiaries in writing to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents contain, when taken as a whole, any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, as of the date thereof; provided, however, that with respect to projected financial information and information of a general economic or industry specific nature, the Company represents only that such information has been prepared in good faith based on assumptions believed by the Company to be reasonable.
5.39.Regulations T, U and X. Neither the Company nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Advance will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such Margin Stock or maintaining or extending credit to others for such purpose in any way that would violate Regulation T, U or X. After applying the proceeds of each Advance, Margin Stock will not constitute more than 25% of the value of the assets (either of the Company alone or of the Company and its Subsidiaries on a consolidated basis) that are subject to any provisions of any Loan Document that may cause the Advances to be deemed secured, directly or indirectly, by Margin Stock. The Company and its Subsidiaries are in compliance with Section 6.2.
5.40.[Reserved].
5.41.Compliance With Laws; Properties. The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, failure to comply with which could reasonably be expected to have a Material Adverse Effect.
5.42.Plan Assets; Prohibited Transactions. No Loan Party has engaged in any non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code which could reasonably be expected to have a Material Adverse Effect.
5.43.Environmental Matters. The Company and its Subsidiaries are not and have not been in violation of any Environmental Laws in such a fashion that could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice regarding liabilities under or compliance with Environmental Laws or are the subject of any litigation, arbitration, governmental investigation, proceeding or inquiry related to Environmental Laws, Hazardous Substances or Remedial Action, except in each case as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has incurred any Environmental Liability.
5.44.Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.45.Intellectual Property Matters. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 5.17, (a) the Company and each of its Subsidiaries own, or possess the valid license or legal right to use, all intellectual property used in, held for use in or necessary for the conduct of the respective businesses of the Company and its Subsidiaries, free and clear of all Liens other than Liens permitted by Section 6.16, (b) none of the Company or its Subsidiaries are infringing upon, misappropriating or otherwise violating any intellectual property of any person, and there are no claims or litigation pending or, to the knowledge of the Loan Parties, threatened against the Company or any of its Subsidiaries alleging the foregoing and (c) there are no claims or litigation pending or, to the knowledge of the Loan Parties, threatened by or against the Company or any of its Subsidiaries relating to any of the intellectual property owned by the Company or any of its Subsidiaries.

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5.46.Insurance. The Company and its Subsidiaries maintain insurance with financially sound and reputable insurance companies (or self-insurance programs) on their Property in such amounts (with such customary deductibles, exclusions and self- insurance) and covering such risks as management of the Company reasonably considers consistent with sound business practice.
5.47.Ownership of Properties. On the Closing Date, the Company and its Subsidiaries will have good and marketable fee simple to, or a valid leasehold interest in, all of its real property, including the Mortgaged Properties, and all Property and assets reflected in their financial statements for such date as owned, leased or otherwise held by them, free and clear of all Liens, other than Liens permitted by Section 6.16.
5.48.Labor Controversies. There are no labor controversies pending or, to the best of the Company’s knowledge, threatened against the Company or any Subsidiary, that could reasonably be expected to have a Material Adverse Effect.
5.49.Burdensome Obligations. The Company does not presently anticipate that future expenditures needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome as to cause a Material Adverse Effect.
5.50.Patriot Act. None of the Company or its Subsidiaries is in violation, in any material respect, of any applicable law primarily relating to counter-terrorism including, without limitation, the United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2011, and the Patriot Act.
5.51.Anti-Corruption Laws and Sanctions. The Loan Parties have implemented, maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents (in their respective capacities as such) with applicable Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees (in their respective capacities as such), and to the knowledge of the Company, its directors and agents (in their respective capacities as such), are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or any of their respective officers or employees, or (b) to the knowledge of the Company, any director or agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Advance, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or Sanctions. The foregoing representations given in this section shall not apply to any party hereto (A) to which the Blocking Regulation applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union), (ii) any similar blocking or anti- boycott law in the United Kingdom or (iii) Section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung).
5.52.Perfection, Etc.
5.24.1On and after the Closing Date, the Security Documents are effective to create in favor of the Collateral Agent for its benefit and the ratable benefit of the Secured Parties a legal, valid, and enforceable (subject to applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity) Lien (subject to Liens permitted by Section 6.16) on the Collateral as security for the relevant Obligations, and when (i) financing statements and other filings in appropriate form are filed, (ii) intellectual property security agreements are filed with and recorded by the United States Patent and Trademark Office, the United States Copyright Office, or any foreign counterparts of the foregoing, as applicable, and (iii) upon the taking of possession or control by the Collateral Agent (acting at the direction of the Required Lenders) of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the applicable Security Document), the Liens created by the Security Documents shall constitute fully perfected first priority Liens (subject to Liens permitted by Section 6.16) on, and security interests in, all right, title and interest of the grantors in the Collateral to the extent perfection is required in accordance with the terms of the Security Documents (other than such Collateral in which a security interest cannot be perfected (x) under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement, (y) possession or control by the secured party, or (z) through filings with the United States Patent and Trademark Office, the United States Copyright Office, or any foreign counterparts of the foregoing, as applicable), in each case subject to (i) no Liens other than Liens permitted under the Credit Documents and (ii) the terms of the Intercreditor Agreement.
5.24.2Each Security Document (other than Mortgages or any other registrable Spanish Collateral Documents) delivered pursuant to Section 6.9 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the applicable Collateral described therein, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Applicable Collateral Agent to the extent required by any Collateral Document) and (iii) solely to the extent required by applicable local law, any notices to shareholders, account banks or other third parties have been made or, in the case of any Polish Collateral Documents, any motions, notices, filings or acknowledgements made under or in connection with any Polish Collateral Documents have been filed, dispatched or made on terms specified in respective Polish Collateral Document or respective provisions of Polish law, such

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Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral (to the extent intended to be created thereby and required to be perfected under the Loan Documents), in each case subject to no Liens other than the Liens permitted under the Loan Documents.
5.1.1Each Mortgage and any other registrable Spanish Collateral Documents delivered pursuant to Section 6.9 will be in a form that, when duly executed and delivered (and, when required under the relevant law, registered in the relevant registry), will be effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, subject only to Liens permitted by Section 6.16, and when such Mortgage is duly executed and delivered and properly filed (together with all other necessary filings, if any, in appropriate form) in the applicable office specified in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Section 6.9, such Mortgage shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Property contemplated thereby and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by Section 6.16.
5.1.2Each Collateral Document not described in this Section 5.24 creates valid security interests in, and Liens on, the Collateral covered thereby, which security interests and Liens will be, upon the taking of all required perfection actions in each applicable jurisdiction and, except to the extent otherwise expressly provided for herein or in the Security Documents, perfected security interests and Liens, prior to all other Liens (other than Liens permitted by Section 6.16 having priority over the Liens of the Collateral Agent (subject to any applicable Intercreditor Agreement)).
5.53.Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date, as applicable (i) each of the Fair Value and the Present Fair Salable Value of the assets of the Company and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Company and its Subsidiaries taken as a whole Do Not Have Unreasonably Small Capital; and (iii) the Company and its Subsidiaries taken as a whole Can Pay Their Stated Liabilities and Identified Contingent Liabilities as they mature.
For the purposes hereof, (a) the term “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Company and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act; (b) the term “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Company and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated; (c) the term “Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its Subsidiaries taken as a whole, as of the applicable date, after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement and the making of the Term Loans), determined in accordance with GAAP consistently applied; (d) the term “Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement and the making of the Term Loans) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Company, (e) the term “Can Pay Their Stated
Liabilities and Identified Contingent Liabilities as they mature” means that the Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement and the making of the Term Loans) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable; and (f) the term “Do Not Have Unreasonably Small Capital” means the Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement and the making of the Loans) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.
5.54.Segregation of Assets Under the Italian Civil Code.
(a)No Italian Guarantor may segregate assets or revenues for the purpose of article 2447-bis, letter (a) or letter (b), of the Italian Civil Code, by creating any patrimono destinato ad uno specifico affare or incurring any finanziamento destinato ad uno specifico affare.
(b)No Italian Guarantor has created any patrimonio destinato ad uno specifico affare nor has incurred any finanziamento destinato ad uno specifico affare pursuant to article 2447-bis and following of the Italian Civil Code.
5.55.Direction and Coordination Activity under Italian Civil Code. The Italian Guarantor is subject to the “attività di direzione e coordinamento” pursuant to art. 2497 and ff. of the Italian Civil Code of the Company.
5.56.DAC6. No transaction contemplated by the Loan Documents nor any transaction to be carried out in connection with any transaction contemplated by the Loan Documents meets any hallmark set out in Annex IV of DAC6.

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ARTICLE VI

COVENANTS
On and after the Closing Date until the termination in full of the Commitments and payment in full of all Obligations (other than contingent indemnity or reimbursement obligations for which no claim has been asserted):
6.34.Financial Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent, for the benefit of the Lenders (or in the case of clause (ix) below, the Lenders specified therein):
(i)Within 90 days (or such earlier date as the Company may be required to file its applicable annual report on Form 10-K by the rules and regulations of the SEC) after the close of each of its fiscal years, an audit report (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any such exception or qualification related to impending maturity of any Loans or Commitments under this Agreement, the Existing Term Loans or the 2024 Notes or a prospective breach of Section 6.33) certified by independent certified public accountants reasonably acceptable to the Administrative Agent, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss statements, and a statement of cash flows, and if available to the Company after the Company’s use of commercially reasonable efforts to so obtain, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.
(ii)Within 45 days (or such earlier date as the Company may be required to file its applicable quarterly report on Form 10-Q by the rules and regulations of the SEC) after the close of each of the first three quarterly periods of each fiscal year, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated unaudited profit and loss statements and a consolidated unaudited statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by a Designated Financial Officer.
(iii)[Reserved].
(iv)Together with the financial statements required under Sections 6.1(i) or (ii), a compliance certificate in substantially the form of Exhibit F (a “Compliance Certificate”) signed by a Designated Financial Officer and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.
(v)Promptly and in any event within 30 Business Days after the Company knows that any Reportable Event has occurred with respect to any Plan or a Canadian Pension Event with respect to a Canadian Pension Plan (or such longer period as is acceptable to the Administrative Agent), a statement, signed by a Designated Financial Officer of the Company, describing said Reportable Event or Canadian Pension Event and the action which the Company proposes to take with respect thereto.
(vi)Promptly and in any event within 15 Business Days after receipt by the Company (or such longer period as is acceptable to the Administrative Agent), a copy of (a) any written notice or claim to the effect that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Company, any of its Subsidiaries, or any other Person of any Hazardous Substances into the environment, and (b) any written notice alleging any violation of any Environmental Law by the Company or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.
(vii)Promptly after the sending or filing thereof, copies of all reports, proxy statements and financial statements that the Company or any of its Subsidiaries sends to or files with any of their respective securities holders (other than the Company or another Subsidiary) or any securities exchange or the SEC pertaining to the Company or any of its Subsidiaries as the issuer of securities.
(viii)Such other information (including non-financial information) as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.
(ix)Within 45 days after the end of each of the first two months of each of its fiscal quarters, to the Administrative Agent for distribution to the Lenders with access to the private-side agency intralinks or similar site, a year-over-year year to date profit and loss bridge and free cash flow schedule (which need not be prepared in accordance with GAAP).
Notwithstanding the foregoing clauses (i) and (ii) above, as to any information contained in materials furnished pursuant to clause (vii) above, the Company shall not be separately required to furnish such information under the clauses (i) or (ii) above, provided the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials

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described in the above clauses (i) and (ii) above at the times specified therein. Materials required to be delivered pursuant to any of clauses (i) through (vii), inclusive, above (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet, and gives written notice thereof to the Administrative Agent; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), and the Administrative Agent shall have received written notice of such posting.
6.35.Sanctions. The Company will take actions designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents (in their respective capacities as such) with Anti-Corruption Laws and Sanctions in all material respects. The foregoing clauses (B) and (C) of this Section 6.2(b) will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such covenants are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (A) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (B) any similar blocking or anti-boycott law in the United Kingdom or (C) section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung).
6.36.Notice of Default. The Company will, and will cause its Subsidiaries to, after any senior officer of the Company has knowledge thereof, give prompt notice in writing to the Administrative Agent of the occurrence of (i) any Default or Unmatured Default or (ii) of any other development, financial or otherwise (including, without limitation, relating to any Plan, Multiemployer Plan, Canadian Pension Plan or Foreign Plan), which could reasonably be expected to have a Material Adverse Effect.
6.37.Conduct of Business. Neither the Company nor any of its Subsidiaries shall enter into any material business, either directly or through any Subsidiary, except for those businesses (a) in which the Company and its Subsidiaries are engaged on the date of this Agreement or (b) that are reasonably related, incidental, ancillary, complementary (including related, complementary, synergistic or ancillary technologies) or similar thereto, or a reasonable extension, development or expansion thereof. The Company will, and will cause each Subsidiary to do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership, limited liability company, unlimited liability company or other organizational form in its jurisdiction of incorporation or organization, as the case may be (unless, with respect to Subsidiaries, the failure to do so could not reasonably be expected to have a Material Adverse Effect), and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.38.Taxes. The Company will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all Taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except (i) those that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP or IFRS, as applicable or (ii) where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
6.39.Insurance. The Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts (with such customary deductibles, exclusions and self- insurance) and covering such risks as is consistent with sound business practice.
6.40.Compliance with Laws. The Company will, and will cause each Subsidiary to, comply with all Requirements of Law (including, without limitation, Environmental Laws), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.41.Properties; Inspection. The Company will, and will cause each Subsidiary to, do all things reasonably necessary to maintain, preserve, protect and keep its material Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements to the extent the Company reasonably deems consistent with sound business practice. The Company will, and will cause each Subsidiary to, permit representatives of the Agents (and through the Agents, the Lenders), to reasonably inspect any of the Property of the Company and each Subsidiary, the financial or accounting records of the Company and each Subsidiary and other documents of the Company and each Subsidiary, in each case only to the extent any of the foregoing is reasonably related to the credit evaluation by the relevant Agent and the Lenders under this Agreement, to examine and make copies of such records and documents of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable prior notice at such reasonable times and intervals as the relevant Agent may designate; provided that (x) other than after the occurrence and during the continuance of a Default, no more than one such inspection shall be conducted in any fiscal year and (y) only after the occurrence and during the continuance of a Default shall such inspections be at Company’s expense; provided further that all such inspection rights will be limited to the extent necessary for the Company and its Subsidiaries to comply with contractual confidentiality obligations not entered into by the Company or any of its Subsidiaries for the purpose of avoiding obligations under this Section 6.8. The Agents and the Lenders agree to use reasonable efforts to

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coordinate and manage the exercise of their rights under this Section 6.8 so as to minimize the disruption to the business of the Company and its Subsidiaries resulting therefrom.
6.42.Collateral Matters; Further Assurances, Etc.
(a)On and after the Closing Date the Company will, and will, subject in the case of the Domestic Loan Parties to the Domestic Collateral and Guarantee Requirement and the Foreign Loan Parties to the Canadian Collateral and Guarantee Requirement and the Agreed Security Principles, as applicable, cause each Subsidiary that is a Guarantor (including any Wholly Owned Subsidiaries required to enter into the Guaranty pursuant to Section 2.18), to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements), which may be required under any applicable law, or which the Collateral Agent (acting at the direction of the Required Lenders) may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Company.
(b)On and after the Closing Date, with respect to any property (other than Excluded Assets and Foreign Excluded Assets) of the Company or any Guarantors as to which the Collateral Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Documents or such other documents as the Collateral Agent (acting at the direction of the Required Lenders) deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest (subject to Liens permitted under Section 6.16) in such property, including the filing of Uniform Commercial Code and PPSA financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Collateral Agent (acting at the direction of the Required Lenders).
(c)On and after the Closing Date, with respect to any fee interest in any real property (together with improvements thereof) having a fair market value in the reasonable judgment of the Company of at least $10,000,000, except to the extent constituting Excluded Assets or Foreign Excluded Assets, within 90 days after the Closing Date or, if later, the acquisition thereof or joinder of the applicable Guarantor owning such property (or in each case such later date as agreed by the Collateral Agent), (i) execute and deliver a first priority Mortgage in favor of the Collateral Agent, for the benefit of the Lenders, covering such real property, (ii) if reasonably requested by the Collateral Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount equal to the fair market value referred to above (but in no event less that the purchase price of such real property), or such other amount as shall be reasonably specified by the Collateral Agent acting at the direction of the Required Lenders), which title insurance shall contain such endorsements and affirmative coverage as may be reasonably requested by the Collateral Agent and (y) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent, (iii) if requested by the Collateral Agent (acting at the direction of the Required Lenders), a current ALTA survey of such real property, together with a surveyor’s certificate, (iv) if requested by the Collateral Agent (acting at the direction of the Required Lenders), deliver to the Collateral Agent legal opinions of local counsel and counsel in the jurisdiction where the relevant Guarantor is organized relating to such matters as may be reasonably requested by the Collateral Agent (acting at the direction of the Required Lenders), which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent (acting at the direction of the Required Lenders), and
(v) if requested by the Collateral Agent (acting at the direction of the Required Lenders), provide a Phase I environmental assessment report for such property that is reasonably acceptable to the Collateral Agent (acting at the direction of the Required Lenders) in form and substance.
(d)On and after the Closing Date, with respect to any Subsidiary created or acquired by the Company or any Guarantor, within 45 days of such Person becoming a Subsidiary (or such later date as agreed by the Collateral Agent) (i) the Company shall take all actions (if any) to cause such Subsidiary (other than an Excluded Subsidiary) to comply with the Collateral and Guarantee Requirements, (ii) the Company shall, or shall cause the applicable Guarantor to, execute and deliver to the Collateral Agent such amendments to the Security Documents as the Collateral Agent (acting at the direction of the Required Lenders) deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest (subject to Liens permitted under Section 6.16) in the Capital Stock of such new Subsidiary that is owned by the Company or any Guarantor except to the extent such Capital Stock constitutes an Excluded Asset or Foreign Excluded Assets, and (iii) except to the extent constituting Excluded Assets or Foreign Excluded Assets, if such Capital Stock is certificated, deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Guarantor, as applicable.
(e)Notwithstanding anything to the contrary herein or in any other Loan Documents, if the Paderborn Property constitutes (or is required to constitute) collateral securing the Superpriority Term Loans, the Paderborn Property shall cease to be a Foreign Excluded Asset and shall be Collateral upon written notice from the Collateral

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Agent (acting at the direction of the Required Lenders), and such real property shall be subject to Section 6.9(c) above as if such real property had been acquired on the date of such notification.
(f)MIRE Events. Each of the parties hereto acknowledges and agrees that, if there are any Mortgages, any increase, extension or renewal of any of the Commitments or Loans (including the provision of any incremental credit facilities hereunder, but excluding any continuation or conversion of Advances) may at the discretion of the Designated Lender be subject to (and conditioned upon): (1) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgages as required by Flood Insurance Regulations and as otherwise reasonably required by the Administrative Agent, the Collateral Agent (acting at the direction of the Required Lenders) or Designated Lender and (2) the Administrative Agent having received written confirmation from the Designated Lender (if any), flood insurance due diligence and flood insurance compliance has been completed thereby (such written confirmation not to be unreasonably withheld, conditioned or delayed).
(g)Flood Insurance. With respect to each Mortgage that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Regulations, the applicable Loan Party (A) has obtained and will maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgage of the Loan Party ceases to be financially sound and reputable after the Closing Date, in which case, the Company shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Administrative Agent, the Collateral Agent (acting at the direction of the Required Lenders) and the Designated Lender may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (B) promptly upon request of the Administrative Agent or the Designated Lender, will deliver to the Administrative Agent, the Collateral Agent or such Designated Lender, as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, the Collateral Agent or such Designated Lender, including, without limitation, evidence of annual renewals of such insurance.
(h)Pledges of Mortgaged Property. Notwithstanding the foregoing or anything herein to the contrary, the Collateral Agent shall not enter into any Mortgage in respect of any real property located in the United States acquired by the Company or any other Loan Party after the Closing Date until (1) the date that occurs 30 days after the Administrative Agent has delivered to the Designated Lender (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (x) if such real property is located in a “special flood hazard area”, (I) a notification to the Company (or applicable Loan Party) of that fact and (if applicable) notification to the Company (or applicable Loan Party) that flood insurance coverage is not available and (II) evidence of the receipt by the Company (or applicable Loan Party) of such notice; and
(y) if such notice is required to be provided to the Company (or applicable Loan Party) and flood insurance is available in the community in which such real property is located, evidence of required flood insurance and (2) the Administrative Agent shall have received written confirmation from the Designated Lender that flood insurance due diligence and flood insurance compliance has been completed by the Designated Lender (such written confirmation not to be unreasonably conditioned, withheld or delayed).
(i)Pensions.
(xi)Except for the Wincor Nixdorf Defined Benefit Pension Scheme, the Company shall ensure that no member of the Group is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 (UK)) or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the Pensions Act 2004 (UK)) such an employer.
(xii)The Company shall ensure that all schedules of contributions in relation to pension schemes operated by or maintained for the benefit of the Company or any other Loan Party and/or any of their respective employees are complied with in accordance with each of the Company’s and the other Loan Parties’ legal and contractual obligations and that no action or omission is taken by the Company or any other Loan Party in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect.
(xiii)The Company shall deliver to the Administrative Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the Parent), actuarial reports in relation to the Wincor Nixdorf Defined Benefit Pension Scheme.
(xiv)The Company shall promptly notify the Administrative Agent of any material change in the rate of contributions to any pension schemes mentioned in paragraph (ii) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

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(xv)The Company shall promptly notify the Administrative Agent of any investigation or proposed investigation to be carried out by or under the authority of any regulatory authority relating to any pension scheme which is mentioned in paragraph (ii) above. In addition, and without limiting the generality of the foregoing, the Company shall promptly notify the Administrative Agent if it or any of the other Loan Parties receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.
(j)Notwithstanding the foregoing or anything to the contrary herein or in any other Loan Document, no Loan Party shall be required to take any other actions other than those set forth in the definitions of Domestic Collateral and Guarantee Requirement, Canadian Collateral and Guarantee Requirement and the Agreed Security Principles.
(k)In addition, for the avoidance of doubt, no French Guarantor shall be under any obligation to grant security interest on any asset if it is determined by such French Guarantor that the grant of such security interest requires a prior opinion of its works council (comité social et économique) to be delivered (or deemed delivered), where such opinion has not been delivered (or is not deemed delivered).
6.43.Maintenance of Ratings. The Company will use commercially reasonable efforts to (a) obtain credit ratings for the Credit Facilities from Moody’s and S&P within 45 days of the Closing Date and (b) cause to be maintained at all times (x) a corporate family rating, in the case of Moody’s and (y) an issuer credit rating, in the case of S&P, for the Company, but in the case of clauses (a) and (b), for the avoidance of doubt, not any specific rating.
6.44.Board Reporting. Together with its regularly delivered quarterly board materials, the Company, for itself and its Subsidiaries, will provide the Board of Directors with a report summarizing (i) intercompany Investments, (ii) prepayments of intercompany Indebtedness and (iii) incurrence and existence of intercompany Indebtedness.
6.45.Guaranties. The Company will cause (i) each applicable Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary) of the Company and (ii) each Subsidiary (other than an Excluded Subsidiary) organized in a Specified Foreign Jurisdiction that guarantees funded debt of any (A) any Loan Party or (B) any External Subsidiary (in the case of this clause (B), in excess of $10,000,000) to guarantee the Obligations pursuant to a Guaranty and to satisfy the Collateral and Guarantee Requirements to the extent required by Section 2.18.
6.46.Merger; Consolidations; Fundamental Changes. The Company will not, nor will it permit any Subsidiary to, merge, amalgamate or consolidate with or into any other Person; provided that, so long as no Default or Unmatured Default shall have occurred and be continuing or would result therefrom, the Company may merge or consolidate with any other corporation and each Subsidiary may merge, amalgamate or consolidate with any other Person, provided, further, that (i) in the case of any such merger or consolidation involving the Company, the Company is the surviving corporation and continues to be organized in the United States, (ii) [reserved], (iii) in the case of any such merger, amalgamation or consolidation involving a Guarantor that does not survive or continue following such merger, amalgamation or consolidation, the surviving or continuing Person assumes all of such Guarantor’s obligations under the Loan Documents and, if not already the Company or a Guarantor, becomes a Guarantor pursuant to documentation reasonably satisfactory to the Administrative Agent and such surviving or continuing Person shall be organized in the United States or a Specified Foreign Jurisdiction and (iv) any Disposition of a Subsidiary that is otherwise permitted under Section 6.14.
The Company will not, nor will it permit any Subsidiary to, liquidate or dissolve, provided that a Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the interest of the Company and is not materially disadvantageous to the Lenders (it being agreed that Guarantor that liquidates or dissolves shall transfer all of its assets to the Company or another Guarantor, unless otherwise permitted pursuant to Section 6.15).
6.47.Sale of Assets. The Company will not, nor will it permit any Subsidiary to, Dispose of its Property, to any other Person, except:
(x)Sales and leases of inventory in the ordinary course of business;
(xi)Dispositions of assets that are obsolete, damaged, worn out or surplus, in each case in the ordinary course of business;
(xii)Dispositions of machinery, equipment or other fixed assets to the extent that (A) such assets are exchanged for credit against the purchase price of similar replacement assets that are purchased within 180 days or
(B) the proceeds of such Disposition are applied to the purchase price of replacement assets within 180 days;
(xiii)Dispositions of cash, Cash Equivalents and the like in the ordinary course of business or in connection with cash management activities;
(xiv)Discounts, adjustments or forgiveness of accounts receivable and other contract claims in the ordinary course of business or in connection with collection or compromise thereof and sales of accounts receivable in the ordinary course of business and at the request of the account debtor thereon to facilitate the processing and payment thereof;

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(xv)Dispositions resulting from any taking or condemnation of any property of the Company or any Subsidiary by any Governmental Authority or any assets subject to a casualty;
(xvi)The lease or sublease of real property in the ordinary course of business and not constituting a sale and leaseback;
(xvii)Licenses and sublicenses of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business; provided, that such licensing or sublicensing of intellectual property is either (i) on a non-exclusive basis or (ii) exclusive only within the granted territory;
(xviii)Dispositions or the lapse or abandonment (including failure to maintain) in the ordinary course of business of any intellectual property of the Company or any Subsidiary determined in the reasonable good faith judgment of the respective owner to be no longer useful, necessary, or otherwise material in the operation of the business of the Company or any Subsidiary;
(xix)Issuance of Capital Stock by a Subsidiary to the Company or to a Wholly Owned Subsidiary;
(xx)Dispositions constituting Investments permitted by Section 6.15, Dispositions constituting Restricted Payments permitted by Section 6.25 and Dispositions constituting mergers, consolidations, or fundamental changes permitted by Section 6.13;
(xxi)Dispositions of any property, interests or assets (i) to any Loan Party and (ii) between Subsidiaries that are not Guarantors; provided that, prior to the date on which the Existing Term Loans are no longer outstanding, this clause (xii) shall not permit Dispositions from a Foreign Loan Party or any Subsidiary of a Foreign Loan Party to the Company or any Subsidiary of the Company that is not a Foreign Loan Party or Subsidiary of a Foreign Loan Party, other than in the ordinary course of business or for a bona fide business purpose;
(xxii)the Company or any Subsidiary may consummate the concurrent purchase and sale or exchange of property useful in a similar business between the Company or any of its Subsidiaries and another person to the extent that the assets received by the Company or its Subsidiaries are of equivalent or greater fair market value than the assets transferred; provided that to the extent the assets Disposed of pursuant to this clause (xiii) constituted Collateral, the assets received by the Company or its applicable Subsidiary shall also constitute Collateral;
(xxiii)Dispositions of treasury stock of the Company to Subsidiaries for use as consideration for acquisitions permitted under Section 6.15;
(xxiv)Creation of Liens permitted by Section 6.16 and Dispositions in connection with such Liens;
(xxv)Other Dispositions of Property that, together with all other Property of the Company and its Subsidiaries previously Disposed of in reliance upon this clause (xvi) during the twelve-month period ending with the most recent month prior to the month in which any such Disposition occurs for which financial statements of the Company have been delivered pursuant to Section 6.1(i) or (ii), did not constitute a Substantial Portion of the Property of the Company and its Subsidiaries as of the end of such most recent prior month; provided that, with respect to any Disposition made in reliance on this Section 6.14(xvi), (a) the consideration paid to the Company and its Subsidiaries in such Disposition is 100% cash or Cash Equivalents, (b) in the case of any such Disposition resulting in Net Cash Proceeds in excess of $50,000,000, on a Pro Forma Basis, the Company’s Total Net Leverage Ratio (without giving effect to any netting of cash received in connection with such Disposition) is less than or equal to such Total Net Leverage Ratio immediately prior to giving pro forma effect thereto (as determined in good faith by the Company), (c) except for a Disposition that is not an Asset Sale Prepayment Event, at least 85% of the Net Cash Proceeds thereof are not subject to reinvestment rights but instead used to prepay Term Loans pursuant to Section 2.6.5(b) (except to the extent not required pursuant to the terms of Section 2.6.5 or Section 2.6.11) and (d) the Net Cash Proceeds from any such Disposition (or series of related Dispositions) resulting in Net Cash Proceeds in excess of $75,000,000 are used to prepay Term Loans pursuant to
Section 2.6.5(b) (except to the extent not required pursuant to the terms of Section 2.6.5 or Section 2.6.11), within 5 Business Days after receipt of the Company or a Subsidiary of such Net Cash Proceeds; and
(xxvi)any surrender or waiver of contract rights or the settlement, release or surrender of any contract, tort or other litigation claims.
Notwithstanding anything in this Section 6.14 to the contrary, (x) no such Dispositions of property may be made (other than pursuant to clause (i) above) if any Default or, in the case of clause (xvi), Unmatured Default has occurred and is continuing and
(y) no such Dispositions of Equity Interests in any Guarantor may be made to any Person if such Disposition would result in such Guarantor being prohibited by applicable law or regulations or by the terms of any binding contractual arrangement from providing its Guaranty hereunder and under the other Loan Documents unless such Guarantor ceases to be a Subsidiary of the Company as a result of such Disposition.

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6.48.Investments and Acquisitions. The Company will not, nor will it permit any Subsidiary to, make any Investments or to make any Acquisition of any Person, except:
(xxvii)Investments in cash and Cash Equivalents;
(xxviii)Investments in the Company and the Subsidiaries (other than, prior to the date on which the Existing Term Loans are no longer outstanding, Investments from a Foreign Loan Party or any Subsidiary of a Foreign Loan Party in the Company or any Subsidiary of the Company that is not a Foreign Loan Party or Subsidiary of a Foreign Loan Party, other than in the ordinary course of business or for a bona fide business purpose); provided that at no one time shall the aggregate outstanding principal amount of all Investments made by a Loan Party in an External Subsidiary on or after October 20, 2022 in reliance on this clause (ii) exceed the sum of (x) $10,000,000 and (y) cash and Cash Equivalents received by a Loan Party on or after October 20, 2022 from one or more External Subsidiaries; provided that the outstanding principal amount of Investments made in reliance on clause (x) shall be (without duplication) reduced by the amount of capital returned (exclusive of items reflected in Consolidated Net Income) to a Loan Party from any such Investments made in reliance on such clause, which reductions may not exceed in aggregate amount the amount originally invested;
(xxix)Investments in existence on October 20, 2022 and set forth on Schedule 6.15;
(xxx)other intercompany Investments made by a Loan Party in an External Subsidiary in connection with ordinary course cash management activities; provided that any Investment in respect of cash management operations that exceeds $10,000,000 will only be permitted to the extent that the Company reports such Investment to the Board of Directors in the regular fiscal quarter reporting immediately following such Investment in compliance with Section 6.11;
(xxxi)[reserved];
(xxxii)Investments received as part of the settlement of litigation or in satisfaction of extensions of credit to any Person pursuant to the reorganization, bankruptcy or liquidation of such Person or a good faith settlement of debts with such Person;
(xxxiii)Investments received in settlement of amounts due to the Company or any Subsidiary effected in the ordinary course of business;
(xxxiv)so long as no Default or Unmatured Default has occurred and is continuing or would be caused thereby, other Investments made with cash, Cash Equivalents or with assets that do not (and are not required hereunder or under any other Loan Document to) constitute Collateral provided that the aggregate amount of such Investments made (net of any return in cash (including via book entry) of the principal amount thereof) does not exceed $35,000,000;
(xxxv)Investments by the Company or any of its Subsidiaries in exchange for consideration consisting only of Capital Stock (other than Disqualified Stock) of the Company or Net Cash Proceeds of a substantially concurrent sale of Capital Stock (other than Disqualified Stock) of the Company;
(xxxvi)Investments by the Company or any of its Subsidiaries in payroll, commission, travel and similar advances to cover matters that are reasonably expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(xxxvii)Investments by the Company or any of its Subsidiaries in the form of loans or advances to employees, officers or directors of the Company or any Subsidiary (i) in the ordinary course of business or (ii) in an aggregate amount not to exceed $5,000,000 (including, for the avoidance of doubt, any such Investments existing as of the Closing Date) at any one time outstanding to fund the purchase of Capital Stock of the Company by such Persons;
(xxxviii)Investments made by the Company or any of its Subsidiaries in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Subsidiaries in connection with such plans;
(xxxix)Receivables owing to the Company and extensions of trade credit in the ordinary course of business;
(xl)[reserved];
(xli)Investments consisting of licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business; provided, that such licensing, sublicensing or contribution of intellectual property is either (i) on a non-exclusive basis or (ii) exclusive only within the granted territory;

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(xlii)any Investment consisting of cash deposits (including escrowed deposits) pursuant to binding commitments of the Company or its Subsidiaries in effect with respect to (i) issuances or refinancings of Indebtedness otherwise permitted hereunder and (ii) Acquisitions permitted hereunder and not yet consummated; and
(xliii)prepaid expenses, negotiable instruments held for collection, lease, utility, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business.
Any Investment in any Person other than a Loan Party that is otherwise permitted by this Section 6.15 may be made through substantially concurrent intermediate Investments in Subsidiaries that are not Loan Parties that are part of the same transaction or series of related transactions, and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or Cash Equivalents shall be the fair market value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.
For purposes of determining compliance with this Section 6.15, if an Investment meets, in whole or in part, the criteria of one or more of the categories of Investments (or any portion thereof) permitted in this Section 6.15, the Company may, in its sole discretion, classify or divide (and reclassify and redivide) such Investment (or any portion thereof) in any manner that complies with this Section 6.15 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one of the above clauses and such Investment will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).
6.49.Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Subsidiaries, except:
(xliv)(a) Permitted Encumbrances, (b) Liens, if any, created under the Loan Documents (including Liens created under the Security Documents securing Obligations) and (c) subject to the Intercreditor Agreements, Liens on the Collateral securing obligations in respect of Indebtedness outstanding pursuant to clauses (b), (c), (d), (e),
(f) and (g) of Section 6.18(i);
(xlv)Liens existing on the Closing Date and described on Schedule 6.16, but not including any subsequent increase in the principal amount secured thereby;
(xlvi)[reserved];
(xlvii)[reserved];
(xlviii)[reserved];
(xlix)Liens in favor of financial institutions against cash pooling arrangements or bank account deposits in foreign bank accounts at such financial institution granted in the ordinary course of business and consistent with standard business practices in such foreign jurisdiction, provided that any such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or its Subsidiaries;
(l)Liens customary in the banking industry constituting a right of set-off, revocation, refund or chargeback under a customary deposit agreement or under the Uniform Commercial Code of a bank or other financial institution (or similar Liens of non-U.S. financial institutions) incurred in the ordinary course of business where deposits are maintained by the Company or any Subsidiary;
(li)[reserved];
(lii)any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;
(liii)Liens on assets and property of Foreign Subsidiaries securing Indebtedness and other obligations of such Foreign Subsidiaries in an aggregate outstanding amount not to exceed $10,000,000 at any one time;
(liv)Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by 6.18(xix), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

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(lv)Liens arising from filing UCC (or PPSA or similar law of any jurisdiction) financing statements or similar public filings, registrations or agreements in foreign jurisdiction regarding leases and consignment or bailee arrangements in the ordinary course of business permitted or not prohibited by any of the Loan Documents and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee, and other precautionary statements, filings or agreements;
(lvi)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;
(lvii)Liens on cash or Cash Equivalents permitted by Section 6.15 securing Swap Agreements in the ordinary course of business submitted for clearing in accordance with applicable law;
(lviii)Liens in favor of a Loan Party; provided that, prior to the date on which the Existing Term Loans are no longer outstanding, this paragraph (xv) shall not permit Liens granted by a Foreign Loan Party or any Subsidiary of a Foreign Loan Party to the Company or a Subsidiary of the Company that is not a Foreign Loan Party or Subsidiary of a Foreign Loan Party, other than in the ordinary course of business or for a bona fide business purpose;
(lix)Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of the Company or a Subsidiary provided such Lien encumbers only the related account and the property held therein and relates to the security for the activities associated with such account;
(lx)Liens on deposits or other amounts held in escrow to secure contractual payments (contingent or otherwise) payable by the Company or its Subsidiaries to a seller after the consummation of an Acquisition;
(lxi)Liens not otherwise permitted by the foregoing provisions of this Section 6.16, provided that (1) the aggregate outstanding amount secured by all such Liens shall not at any time exceed $25,000,000 (2) [reserved],
(3) at the time of such incurrence and immediately after giving effect thereto, no Default or Unmatured Default shall have occurred or be continuing and (4) to the extent any Liens on the Collateral outstanding under this clause (xviii) secure any Indebtedness for borrowed money, (x) the aggregate outstanding amount secured by all such Liens shall not at any time exceed $10,000,000 and (y) the Company, the applicable Loan Parties and the Agents shall enter into an intercreditor agreement in form and substance reasonably satisfactory to the Agents providing for such Indebtedness to be secured on a junior basis to (I) the Liens securing the Obligations, (II) the Liens securing the Superpriority Term Loan Facility and (III) the Liens securing the 2025 Notes (and the Lenders hereby authorize the Agents to negotiate and enter into any such documentation);
(lxii)Liens on Collateral securing obligations in respect of any Bi-lateral LC/WC Agreement outstanding pursuant to Section 6.18(xxii); provided that, either (x) the obligations under such Bi-lateral LC/WC Agreement shall constitute “Obligations” (as defined under the ABL Facility) or (y) a representative for the holders thereof shall have entered into an intercreditor agreement in form and substance reasonably satisfactory to the Agents (acting at the direction of the Required Lenders); and
(lxiii)Liens on Collateral securing obligations in respect of Permitted Refinancing Indebtedness permitted to be outstanding under this Agreement and to the extent such Liens are permitted pursuant to the proviso to clause (e) of the definition of “Permitted Refinancing Indebtedness”.
For purposes of determining compliance with this Section 6.16, if a Lien meets, in whole or in part, the criteria of one or more of the categories of Liens (or any portion thereof) permitted in this Section 6.16, the Company may, in its sole discretion, classify or divide (and reclassify and redivide) such Lien (or any portion thereof) in any manner that complies with this Section 6.16 and will be entitled to only include the amount and type of such Lien or liability secured by such Lien (or any portion thereof) in one of the above clauses and such Lien will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).
6.50.Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate unless such transaction, payment or transfer is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Company and/or such Subsidiary, (c) solely between or among the Company and the other Guarantors, or solely among non- Guarantor Subsidiaries, (d) upon fair and reasonable terms (taken as a whole) not materially less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction; provided, that (x) in the event such transaction involves an aggregate consideration in excess of $30,000,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (d)) and (y) in the event such transaction involves an aggregate consideration in excess of $50,000,000, the Company has received a written opinion from an Independent Financial

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Advisor stating that such transaction is fair to the Company or such Subsidiary from a financial point of view or stating that the terms are not materially less favorable than those that could have been obtained by the Company or such Subsidiary in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate, (e) a Restricted Payment permitted by Section 6.25 or (f) an Investment permitted by Section 6.15; provided that any Investment in an External Subsidiary will be made on commercially reasonable terms.
6.51.Indebtedness. The Company will not, and will not permit any Subsidiary, to create, incur or suffer to exist any Indebtedness, except:
(lxiv)(a) The Loans and the other Obligations under the Loan Documents, (b) Indebtedness of the Company and the other Loan Parties under the ABL Facility, the guarantees thereof and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount or liquidation preference, if applicable, not to exceed at any one time outstanding $250,000,000; (c) Indebtedness of the Company and the other Loan Parties under the Superpriority Term Loan Facility in the aggregate principal amount outstanding on the Closing Date (after giving effect to the Transactions), (d) Indebtedness of the Company and the other Loan Parties under the Existing Term Loan Facility in the aggregate principal amount outstanding on the Closing Date (after giving effect to the Transactions), (e) Indebtedness of the Company and the other Loan Parties under the 2024 Notes in the aggregate principal amount outstanding on the Closing Date (after giving effect to the Transactions), (f) Indebtedness of the Company and the other Loan Parties under the 2025 Notes in the aggregate principal amount outstanding on the Closing Date (after giving effect to the Transactions) and (g) Indebtedness of the Company and the other Loan Parties under the New 2L Notes in an aggregate principal amount equal to the aggregate principal amount outstanding on the Closing Date (after giving effect to the Transactions) plus any additional principal amount incurred pursuant to the payment-in-kind or capitalization of periodic interest due on the New 2L Notes plus any additional principal amount incurred pursuant to a Registered Exchange Offer in accordance with Section 6.33;
(lxv)Indebtedness of the Company and its Subsidiaries existing as of the Closing Date (other than Indebtedness outstanding pursuant to clauses (i)(b), (i)(c), (i)(d), (i)(e), (i)(f) and (i)(g) above) and set forth on Schedule 6.18;
(lxvi)Indebtedness consisting of avals by any of the Company or its Subsidiaries for the benefit of, and with respect to obligations which are not classified as Indebtedness of, any of the Company or its Subsidiaries which are entered into in the ordinary course of business and consistent with standard business practices;
(lxvii)[reserved];
(lxviii)Any Permitted Refinancing Indebtedness in respect of any Indebtedness referred to in clauses (i)(b), (i)(c), (i)(f), (i)(g) or (ii) above;
(lxix)Indebtedness arising from (a) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (b) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;
(lxx)Indebtedness (other than Indebtedness for borrowed money) arising from agreements of the Company or a Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection any acquisition or Disposition otherwise permitted under this Agreement;
(lxxi)Indebtedness Incurred by the Company or its Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business;
(lxxii)[reserved];
(lxxiii)Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements and cash management incurred in the ordinary course of business in respect of netting services and similar arrangements in each case in connection with cash management and deposit accounts, but only to the extent, with respect to any such arrangements, that the total amount of deposits subject to such arrangements equals or exceeds the total amount of overdrafts or similar obligations subject thereto;
(lxxiv)Indebtedness in respect of performance, surety, customs and appeal bonds, or any indemnity agreement related thereto, arising in the ordinary course of business;

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(lxxv)Other Indebtedness of the Company and its Subsidiaries; provided that, at the time of the creation, incurrence or assumption of such other Indebtedness and after giving effect thereto, the aggregate amount of all such other Indebtedness does not exceed an amount equal to $50,000,000;
(lxxvi)Guarantee Obligations in respect of Indebtedness permitted under this Section 6.18; provided that
(i) if any Indebtedness that is Guaranteed is subordinated to the Obligations then any Guarantee Obligations in respect of such Indebtedness shall be subordinated to the Obligations of the applicable Loan Party to the same extent and on terms not materially less favorable to the Lenders as the Indebtedness so Guaranteed is subordinated to the Obligations, (ii) no such permitted Indebtedness in respect of the 2025 Notes, New 2L Notes, Superpriority Term Loans, Existing Term Loans and/or the ABL Facility (or in each case any Permitted Refinancing Indebtedness thereof) shall be Guaranteed by any Subsidiary unless such Subsidiary has Guaranteed the applicable Obligations pursuant to a Guaranty, (iii) such Guarantee Obligations shall be incurred in compliance with
Section 6.15, (iv) no Indebtedness of a Loan Party, other than any Indebtedness permitted pursuant to
Section 6.18(i), (ii) or (v), shall be Guaranteed by another Loan Party and (v) no such permitted Indebtedness of an External Subsidiary shall be Guaranteed by a Loan Party unless otherwise permitted pursuant to Section 6.15;
(lxxvii)Indebtedness consisting of the financing of insurance premiums;
(lxxviii)Indebtedness in respect of Swap Agreements permitted by Section 6.21;
(lxxix)Indebtedness among the Company and its Subsidiaries (including between or among Subsidiaries) incurred in accordance with Section 6.15;
(lxxx)other Indebtedness (a) that is unsecured or, if secured, secured on a junior basis to the Obligations and the obligations under the ABL Facility, the Superpriority Term Loans, the 2025 Notes and the New 2L Notes on substantially similar terms on which the New 2L Notes are subordinated to the Obligations and the obligations under the ABL Facility, the Superpriority Term Loans and the 2025 Notes, (b) that is expressly subordinated to the prior payment in full in cash of all Obligations and the obligations under the ABL Facility, the Superpriority Term Loans, the 2025 Notes and the New 2L Notes, (c) that does not require any mandatory payments in cash prior to the Maturity Date or the maturity date applicable to the ABL Facility, the Superpriority Term Loans, the 2025 Notes and the New 2L Notes, (d) the final maturity date and weighted average life of which is no earlier than the Maturity Date and then remaining weighted average life of the Term Loans, (e) the terms of which are no more restrictive to the Company and its Subsidiaries than those under this Agreement and (f) the proceeds of which are used to prepay or repay amounts outstanding under the Existing Term Loan Facility or the 2024 Notes;
(lxxxi)[reserved];
(lxxxii)Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Finance Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (and not in contemplation thereof), and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause shall not exceed $20,000,000 at any time outstanding;
(lxxxiii)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;
(lxxxiv)any Indebtedness, liability or other obligations arising under or in connection with a declaration of joint and several liability (hoofdelijke aansprakelijkheid) issued by a Dutch Loan Party in respect of another Loan Party as referred to in Section 2:403 of the Dutch Civil Code (including any residual liability (overblijvende aansprakelijkheid) under such declaration arising pursuant to Section 2:404(2) Dutch Civil Code); and
(lxxxv)Indebtedness consisting of Bi-lateral LC/WC Agreements in an aggregate maximum principal exposure amount at any one time up to $55,000,000.
Notwithstanding anything in this Section 6.18 to the contrary, (x) any Indebtedness owing by any Loan Party to any External Subsidiary shall be (a) unsecured and (b) expressly subordinated to the prior payment in full in cash of all Obligations; provided that such Indebtedness shall be incurred in compliance with Section 6.15, (y) any such Indebtedness owing by any Foreign Subsidiary to any Domestic Subsidiary shall be expressly subordinated to the prior payment in full in cash of all Obligations and (z) any intercompany Indebtedness that exceeds $10,000,000 will only be permitted to the extent that the Company reports such Indebtedness to the Board of Directors in the regular fiscal quarter reporting immediately following the incurrence of Indebtedness that caused aggregate intercompany Indebtedness to exceed $10,000,000 in compliance with Section 6.11.

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The accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests, accretion or amortization of original issue discount or liquidation preferences and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the Exchange Rate or currencies will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.18. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of the Company dated such date prepared in accordance with GAAP.
This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.
Further, for purposes of determining compliance with this Section 6.18, if an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Indebtedness (or any portion thereof) permitted by this Section 6.18, the Company may, in its sole discretion, classify or divide (and reclassify and redivide) such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.18 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Indebtedness outstanding under this Agreement and all Indebtedness (other than in respect of Swap Agreements, Bi-lateral LC/WC Agreements and ordinary course cash management obligations) permitted to be incurred or outstanding pursuant to Section 6.18(i)(a), (i)(b), (i)(c), (i)(d), (i)(e), (i)(f) or (i)(g) shall at all times be deemed to have been incurred pursuant to Section 6.18(i)(a), (i)(b), (i)(c), (i)(d), (i)(e), (i)(f) or (i)(g), as applicable.
6.52.Negative Pledge Clauses. The Company will not, and will not permit any Subsidiary to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Company or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) restrictions and conditions in this Agreement, the other Loan Documents, any Indebtedness permitted by Section 6.18(i), any credit agreements, indentures or similar agreements governing Indebtedness permitted to be incurred or outstanding pursuant to Section 6.18 to the extent such agreements contain applicable Lien restrictions, in the good faith determination of the Company, not materially less favorable to the Lenders than those contained in customary documentation governing similar Indebtedness in the market at the time of such incurrence, and any Permitted Refinancing Indebtedness in respect thereof, (b) customary restrictions and conditions contained in agreements relating to Dispositions permitted by Section 6.14 pending the consummation of such Dispositions, (c) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or the Persons obligated thereon, (d) customary provisions in leases and other contracts restricting the assignment, subletting or other transfer thereof (including the granting of any Lien), (e) restrictions or conditions imposed by restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into in the ordinary course of business, (f) restrictions and conditions binding on a Subsidiary or its assets at the time such Subsidiary first becomes a Subsidiary or such assets were first acquired by such Subsidiary (other than a Subsidiary that was a Subsidiary on the Closing Date or assets owned by any Subsidiary on the Closing Date), so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Subsidiary or assets being acquired, (g) customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements and other similar agreements that restrict the transfer of assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or similar Person, (h) [reserved], (i) with respect to bank deposit accounts, cash sweep arrangements, cash management services or cash pooling arrangements, conditions that require consent of the bank before any lien or pledge arrangement securing obligations and liabilities of the Company or any Subsidiary are enacted (with each of the foregoing being within the general parameters customary in the banking industry or arising pursuant to the applicable banking institution’s general terms and conditions) or (j) restrictions in respect of assets that, taken as a whole, are immaterial, provided that in good faith judgment of the Company, such conditions would not have a material adverse effect on the ability of the Company to satisfy its Obligations hereunder.
6.53.Limitation on Restrictions on Subsidiary Distributions. The Company will not, and will not permit any Subsidiary to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to (i) pay dividends or make any other distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Loan Party, (ii) make loans or advances to or Investments in any Loan Party or (ii) transfer any of its assets to any Loan Party, except for such encumbrances or restrictions existing under or by reason of (a) restrictions and conditions existing under the Loan Documents, any other Indebtedness permitted by Section 6.18(i), any credit agreements, indentures or similar agreements governing Indebtedness permitted to be incurred pursuant to Section 6.18 to the extent such agreements’ applicable restrictions will not materially impair the Company’s ability to make principal or interest payment on the Loans, and any Permitted Refinancing Indebtedness in respect thereof, (b) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (c) any restrictions with respect to assets encumbered by a Lien permitted by Section 6.16 so long as such restriction applies only to the assets encumbered by such permitted Lien, (d) to the extent required by the minority shareholders thereof, any restriction with respect to a Foreign Subsidiary of which less than 90% of the Voting Stock is owned by the Company or any of its Subsidiaries, (e) [reserved], (f) applicable Requirements of Law, (g) customary restrictions and

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conditions contained in any agreement relating to the Disposition of any property not prohibited by Section 6.14 pending the consummation of such Disposition, (h) any agreement in effect at the time a Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of the Company, (i) any instrument governing Indebtedness assumed in connection with any permitted Acquisition and permitted pursuant to Section 6.18, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; or (j) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (b), (h) or (i) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing; provided, further, that this Section 6.20 shall not apply to encumbrances or restrictions (x) arising by reason of customary non-assignment or no-subletting clauses in leases or other contracts entered into in the ordinary course of business and consistent with past practices or (y) in agreements governing any Indebtedness permitted pursuant to Section 6.18(xix) otherwise permitted hereby and covering only those assets financed by such Indebtedness.
6.54.Swap Agreements. The Company will not, and will not permit any Subsidiary to, enter into or remain a party to any Swap Agreement for purposes of financial speculation.
6.55.[Reserved].
6.56.[Reserved].
6.57.[Reserved].
6.58.Restricted Payments. The Company will not, and will not permit any Subsidiary to, declare or pay any dividend (other than dividends payable solely in Capital Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary (collectively, “Restricted Payments”), except:
(a)any Subsidiary may make Restricted Payments to the Company or another Subsidiary; provided that, in the case of Restricted Payments to (i) any Subsidiary, the Capital Stock of which is not 100% pledged as Collateral or
(ii) an External Subsidiary, such Subsidiary shall receive no more than such Subsidiary’s ratable share of the Restricted Payment;
(b)[reserved];
(c)the Company may make payments in cash in lieu of the issuance of fractional shares or may repurchase partial interests in its Capital Stock for nominal amounts which are required to be repurchased in connection with the exercise of stock options or warrants to permit the issuance of only whole shares of Capital Stock;
(d)repurchases of Capital Stock deemed to occur as a result of Capital Stock being utilized to satisfy tax withholding obligations upon (A) the exercise of stock options or (B) the vesting of other equity awards that constitute Capital Stock;
(e)the Company may repurchase its Capital Stock upon the cashless exercise of stock options, warrants or other convertible securities as a result of the Company accepting such options, warrants or other convertible securities as satisfaction of the exercise price of such Capital Stock;
(f)the Company may pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of the Company (including related stock appreciation rights or similar securities) held by any future, present or former director, officer, member of management, employee or consultant of the Company or any of its Subsidiaries (or the estate, heirs, family members or former family members of any of the foregoing) (collectively, “Covered Persons”); provided that (A) at the time of any such repurchase, retirement or other acquisition or retirement for value no Unmatured Default or Default exists or would result, (B) the aggregate amount of Restricted Payments made under this clause (f) in any fiscal year does not exceed (x) $2,500,000 (the “Yearly Limit”) plus (y) the portion of the Yearly Limit from the immediately preceding fiscal year (but not fiscal years ended prior to the Closing Date) which was not expended by the Company for Restricted Payments in such fiscal year (the “Carryover Amount” and in calculating the Carryover Amount for any fiscal year, the Yearly Limit applicable to the previous fiscal years shall be deemed to have been utilized first by any Restricted Payments made under this clause (f) in such fiscal year) plus (z)
the net cash proceeds of any “key-man” life insurance policies of the Company or any of its Subsidiaries that have not been used to make any repurchases, retirements or acquisitions under this clause (f); provided, further, that cancellation of Indebtedness owing to the Company or any Subsidiary from Covered Persons in connection with a repurchase of such securities of the Company will not be deemed to constitute a Restricted Payment for purposes of this Section 6.25;

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(g)provided no Unmatured Default or Default has occurred and is continuing, Restricted Payments made in cash, Cash Equivalents or with assets that do not (and are not required hereunder or under any other Loan Document to) constitute Collateral may be made in an aggregate amount not to exceed $15,000,000;
(h)[reserved];
(i)[reserved];
(j)[reserved]; and
(k)Restricted Payments pursuant to the Diebold, Incorporated 2014 Non-Qualified Stock Purchase Plan (or any successor thereto) in an aggregate amount (net of employee contributions) not to exceed $2,000,000 in any fiscal year.
Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.25 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 6.25 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).
6.59.Certain Payments of Indebtedness. The Company will not, and will not permit any Subsidiary to, make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to Junior Debt and in each case any Permitted Refinancing Indebtedness in respect thereof
(collectively, the “Restricted Indebtedness”) except for (a) payments, prepayments, repurchases or redemptions, or other optional or voluntary defeasements, with the proceeds of any Permitted Refinancing Indebtedness in respect of such Restricted Indebtedness that is permitted by Section 6.18, (b) payments, prepayments, repurchases or redemptions, or other optional or voluntary defeasements with prepayment amounts declined by Term Lenders pursuant to Section 2.6.11; (c) payments, repurchases or redemptions of amounts outstanding under the Existing Term Loan Facility or the 2024 Notes with amounts actually received (x) by the Company from and after the Closing Date to such date from any capital contributions to, or the sale or issuance of Equity Interests of, the Company (other than (i) Disqualified Equity Interests, (ii) Equity Interests issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Subsidiary unless such loans have been repaid with cash on or prior to the date of determination and (iii) Equity Interest the Net Cash Proceeds of which are used to repay long-term Indebtedness for borrowed money (other than such amounts outstanding under the Existing Term Loan Facility or the 2024 Notes, as applicable)) or (y) by the Company or a Subsidiary from the Incurrence of Indebtedness pursuant to Section 6.18(xvii);
(d) payments, repurchases or redemptions of the New 2L Notes with the Net Cash Proceeds actually received by the Company from and after the Closing Date to such date from any capital contributions to, or the sale or issuance of Equity Interests of, the Company (other than (i) Disqualified Equity Interests, (ii) Equity Interests issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Subsidiary unless such loans have been repaid with cash on or prior to the date of determination and (iii) Equity Interests the Net Cash Proceeds of which are used to repay long-term Indebtedness for borrowed money (other than such New 2L Notes)) not in excess of $100,000,000, (e) payments, repurchases or redemptions of the 2024 Notes in connection with the Registered Exchange Offer and (f) repayments of intercompany Indebtedness (i) owing to the Company or another Loan Party (except, solely until the date on which the Existing Term Loans are no longer outstanding, other than in the ordinary course of business or for a bona fide business purpose, owing to Company or another Loan Party from a Foreign Loan Party), (ii) owing to an External Subsidiary from another External Subsidiary and (iii) owing to an External Subsidiary from a Loan Party in connection with ordinary course cash management activities; provided that any repayments of intercompany Indebtedness that exceeds $10,000,000 will only be permitted to the extent that the Company reports such repayments to the Board of Directors in the regular fiscal quarter reporting immediately following such repayment that caused aggregate intercompany repayments to exceed $10,000,000 in compliance with Section 6.11.
6.60.Amendments to Organizational Documents. The Company will not, and will not permit any Loan Party to amend, supplement, terminate, replace or waive or otherwise modify any Organizational Document of the Company or any Loan Party in a manner, taken as a whole, that is materially adverse to the interests of the Lenders.
6.61.Additional Covenants. If at any time after the date hereof the Company or any Guarantor shall become party to any instrument or agreement (including all such instruments or agreements in existence as of the date hereof) in respect of the ABL Facility, the Superpriority Term Loans, the 2025 Notes, the New 2L Notes and/or other material indebtedness for borrowed money with an outstanding individual principal or outstanding committed amount in excess of $50,000,000, and in each case any Permitted Refinancing Indebtedness in respect thereof, that includes any guarantee, security or financial covenants (other than any financial covenants set forth in the ABL Facility Documentation) or defaults (in each case solely to the extent then in effect) not substantially provided for in this Agreement or more favorable in any material manner to the lenders or holders thereunder than those provided for in this Agreement, then the Company shall promptly so advise the Administrative Agent at least five Business Days prior (or such later date as is acceptable to the Administrative Agent (acting at the direction of the Required Lenders)) to entering into any such instrument or agreement and provide the Administrative Agent with true and complete copies

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of such instrument or agreement after the execution thereof. Thereupon, if the Administrative Agent or the Required Lenders shall request, the Company shall enter into an amendment to this Agreement or an additional agreement (as the Administrative Agent may request), providing for substantially the same such guarantee, security or financial covenants or defaults as provided for in such instrument or agreement to the extent required and as may be selected by the Administrative Agent.
6.62.DAC6. The Company shall supply to the Administrative Agent (in sufficient copies for all the Lenders if the Administrative Agent so requests): (i) promptly upon the making of such analysis or the obtaining of such advice, any analysis made or advice obtained on whether any transaction contemplated by the Loan Documents or any transaction carried out (or to be carried out) in connection with any transaction contemplated by the Loan Documents contains a hallmark as set out in Annex IV of DAC6 and (ii) promptly upon the making of such reporting and to the extent permitted by applicable law and regulation, any reporting made by any governmental or taxation authority by or on behalf of the Company or any of its Subsidiaries or by any adviser to such Person in relation to DAC6 or any law or regulation which implements DAC6 and any unique identification number issued by any governmental or taxation authority to which any such report has been made (if available).
6.63.[Reserved].
6.64.[Reserved].
6.65.Certain Post-Closing Obligations.
(a)    As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 6.32 or such later date as the Administrative Agent reasonably agrees to in writing, the Company and each other Loan Party, as applicable, shall deliver the documents or take the actions specified on Schedule 6.32 that would have been required to be delivered or taken on the Closing Date but for the proviso to Section 4.1(f), in each case except to the extent otherwise agreed by the Administrative Agent and the Collateral Agent (acting at the direction of the Required Lenders) pursuant to their authority as set forth in the definitions of “Domestic Collateral and Guarantee Requirement” and “Canadian Collateral and Guarantee Requirement” and the Agreed Security Principles.
6.66.Registered Exchange Offer for 2024 Notes and Contingent Equity Raise.
(a)The Company shall (i) use reasonable best efforts, consistent with applicable securities laws, to file a Form S-4 by February 14, 2023 for a registered exchange of 2024 Notes held by holders that did not, or were not eligible to, participate in the 2024 Consent Solicitation and Exchange Offer for Units comprised of New 2L Notes and Warrants (the “Registered Exchange Offer”), on the terms contemplated for such Registered Exchange Offer in the Transaction Support Agreement, (ii) use reasonable best efforts, consistent with applicable securities laws, to launch the Registered Exchange Offer as soon as practicable but no later than March 15, 2023 and (iii) consummate the Registered Exchange Offer as soon as practicable but no later than May 30, 2023, subject to extension for SEC review period but in any event no later than June 30, 2023.
(b)The Company shall use reasonable best efforts to maximize participation in the Registered Exchange Offer by retail holder of 2024 Notes, which shall include, as part of the Registered Exchange Offer, providing for a soliciting broker fee payable to retail brokers that are appropriately designated by their tendering holder clients to receive such fee.
(c)If, after the 2024 Consent Solicitation and Exchange Offer and Registered Exchange Offer have been consummated, more than $20,000,000 of principal amount of 2024 Notes have not been exchanged for New 2L Notes and Warrants pursuant to the 2024 Consent Solicitation and Exchange Offer or Registered Exchange Offer (such 2024 Notes in excess of $20,000,000, the “Excess Stub Notes”), the Company shall, no later than April 15, 2024 actually receive capital contributions to, or the proceeds of the sale or issuance of Equity Interests of, the Company (other than
(i) Disqualified Equity Interests, (ii) Equity Interests issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Subsidiary unless such loans have been repaid with cash on or prior to the date of determination and (iii) Equity Interests the Net Cash Proceeds of which are used to repay long-term Indebtedness for borrowed money (other than Excess Stub Notes)) in an amount sufficient to repurchase, redeem, prepay or pay in full the principal amount (and any other accrued and unpaid fees or expenses that remain unpaid at the time of repurchase, redemption, prepayment or payment in full) of the Excess Stub Notes, and proceeds of such equity capital raise shall be used to repurchase, redeem, prepay or pay in full the Excess Stub Notes prior to April 15, 2024.
ARTICLE VII DEFAULTS
The occurrence of any one or more of the following events shall constitute a Default:
7.1.Any representation or warranty made or deemed made by or on behalf of the Company or its Subsidiaries to the Lenders or the Administrative Agent or the Collateral Agent in any Loan Document, in connection with any Loan, or in any

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certificate or information delivered in writing in connection with any Loan Document, shall be false in any material respect on the date as of which made.
7.2.Nonpayment of principal of any Loan when due, or nonpayment of interest on any Loan within five Business Days after written notice from the Administrative Agent that the same has become due, or nonpayment of any other obligations under any of the Loan Documents within five Business Days after written notice from the Administrative Agent that the same has become due.
7.3.The breach by any Loan Party of any of the terms or provisions in Sections 6.2, 6.3, 6.12, 6.13, 6.14, 6.15, 6.16,
6.17, 6.18, 6.19, 6.20, 6.21, 6.25, 6.26, 6.27, 6.28, 6.32 and/or 6.33.
7.4.The breach by any Loan Party of, or other default by any Loan Party under, any of the terms or provisions of this Agreement or any other Loan Document (other than a breach or default which constitutes a Default under Sections 7.1, 7.2 or7.3) which is not remedied within 30 days after written notice from the Administrative Agent.
7.5.Failure of the Company or any of its Subsidiaries to pay when due any principal of, or premium or interest on (beyond any applicable grace period therefor) any Indebtedness or net obligations under any Swap Agreement to the extent such Indebtedness and/or net obligations aggregate in excess of $50,000,000 (“Material Indebtedness”); or the default by the Company or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; provided that, notwithstanding anything set forth herein, a breach of the financial covenant under Section 6.1 of the ABL Facility shall not constitute a Default under this Section 7.5 unless and until the ABL Facility Administrative Agent or the requisite lenders under the ABL Facility shall have terminated the commitments thereunder or accelerated any ABL Facility Loans and declared such ABL Facility Loans due and payable in accordance with the terms of the ABL Facility Documentation (which such Default shall terminate automatically and immediately upon the requisite lenders under the ABL Facility rescinding such acceleration and/or waiving such event of default under the ABL Facility in accordance with the terms thereof).
7.6.The Company or any of its Subsidiaries (other than an Immaterial Subsidiary), shall (i) voluntarily have an order for relief entered with respect to it under any existing or future Debtor Relief Law, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, interim receiver, monitor, administrator, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under any existing or future Debtor Relief Law, seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, administration, reorganization, moratorium, arrangement, adjustment or composition of it or its debts or seeking similar relief under any Debtor Relief Law or similar proceeding or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, company or other action to authorize or effect any of the foregoing actions set forth in this Section 7.6, and in each case provided that any of the foregoing actions shall not constitute a Default if this would constitute a breach section 44 of the German Act on the Stabilisation and Restructuring Framework for Businesses (StaRUG) (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7 or (vii) not pay, or admit in writing its inability to pay, its debts generally as they become due.
7.7.Without its application, approval or consent, a receiver, interim receiver, monitor, administrator, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Subsidiaries (other than an Immaterial Subsidiary) or any Substantial Portion of their respective Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Company or any of its Subsidiaries (other than an Immaterial Subsidiary) and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.
7.8.Any court, government or governmental agency shall without appropriate compensation condemn, seize or otherwise appropriate, or take custody or control of (each a “Condemnation”), all or any portion of the Property of the Company or any of its Subsidiaries which, when taken together with all other Property of the Company and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion or is reasonably likely to have a Material Adverse Effect.
7.9.One or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (other than judgments covered by insurance issued by an insurer that has accepted coverage and has the ability to pay such judgments) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 90 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment which is not effectively stayed for a period of 30 consecutive days.
7.10.Any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of
$50,000,000 which it shall have become liable to pay under Title IV of ERISA or Sections 412, 430, 431 or 432 of the Code; or notice of intent to terminate a Plan with Unfunded Liabilities in excess of $50,000,000 (a “Material Plan”) shall be filed under

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Section 4041(c) of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in excess of $50,000,000 in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, that Material Plan; or the determination by the PBGC of liability in excess of $50,000,000 on any member of the Controlled Group pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of
Section 4212(c) of ERISA; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to one or more Multiemployer Plans which causes one or more members of the Controlled Group to incur a payment obligation in excess of $50,000,000; there shall occur a Foreign Plan Event or Canadian Pension Event which causes one or more members of the Controlled Group to incur liability in excess of $50,000,000.
7.11.The Company or any of its Subsidiaries shall be the subject of any proceeding or investigation related to any Environmental Law or Hazardous Substance, including pertaining to the Release by the Company or any of its Subsidiaries or any other Person of any Hazardous Substance, or any violation of any applicable Environmental Law, which, in either case, could reasonably be expected to have a Material Adverse Effect.
7.12.The occurrence of any Change of Control.
7.13.On and after the Closing Date, any Lien purported to be created on any material portion of the Collateral under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on such Collateral (subject to Liens Permitted under Section 6.16), except in connection with a release of such Collateral in accordance with the terms of this Agreement.
7.14.This Agreement, any Guaranty or any Security Document (after effectiveness thereof) shall for any reason cease to be in full force and effect and valid, binding and enforceable in accordance with its terms after its date of execution, or any Loan Party shall so state in writing, in each case other than in connection with a release of any Guaranty or security interest in accordance with the terms of this Agreement.
7.15.In relation to the Wincor Nixdorf Defined Benefit Pension Scheme, the Pensions Regulator issues a Financial Support Direction, a Contribution Notice or any other direction, notice, penalty, fine, order or requirement to the Company or any other Loan Party unless the aggregate liability of the Company and the other Loan Parties under all Financial Support Directions, Contribution Notices, directions, notices, penalties, fines, orders or requirements is less than $6,000,000.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.4.Acceleration.
(a)If any Default described in Section 7.6 or 7.7 occurs, the obligations of the Lenders to make Loans hereunder and the Commitments shall automatically terminate and the Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives and without any election or action on the part of the Administrative Agent or any Lender.
(b)If any Default occurs and is continuing (other than a Default described in Section 7.6 or 7.7), the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans and the Commitments hereunder, or declare the Obligations to be due and payable, or both, whereupon (if so declared) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives.
(c)[Reserved].
(d)[Reserved].
(e)[Reserved].
(f)[Reserved].
(g)Further, if the Term Loans are accelerated or otherwise become due prior to their maturity date, in each case, as a result of a Default, as a result of the commencement of a proceeding under any Debtor Relief Law, by operation of law or as a result of an acceleration thereunder, the amount of principal of and premium on the Term Loans that becomes due and payable shall equal 100% of the principal amount of the Term Loans then due on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of the Term Loans accelerated or otherwise becoming due.

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8.5.Amendments.
8.2.1Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Company may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Company hereunder or waiving any Unmatured Default or Default hereunder; provided, however, no such supplemental agreement shall, (a) without the consent of the Administrative Agent, modify any rights or obligations of any kind of the Administrative Agent or (b) without the consent of the Collateral Agent, modify any rights or obligations of any kind of the Collateral Agent, and provided further, that no such supplemental agreement shall,
(a)without the consent of each Lender directly and adversely affected thereby:
(i)increase any Commitment of any Lender without the written consent of such Lender;
(ii)extend the final maturity of any Loan, Commitment or Note or forgive all or any portion of the principal amount thereof (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute a reduction in principal), or reduce the stated rate of interest (it being understood a waiver of default interest is not a reduction in the stated rate of interest) or fees or extend the time of payment of interest or fees thereon;
(iii)reduce or extend the scheduled amortization of any Loans or Commitments;
(iv)[reserved];
(v)change the currency in which any Term Loan or Commitment is denominated;
(vi)amend Section 2.10 or 12.2 or amend or modify, directly or indirectly, any provision of any Loan Document that requires payments to the Lenders to be made on a ratable basis or shared on a ratable basis;
(vii)directly or indirectly (A) subordinate any of the Credit Facilities or Obligations in right of payment to the prior payment of any other Indebtedness or obligations of the Loan Parties or (B) subordinate the Liens on any of the Collateral to any other Lien on such Collateral securing any other Indebtedness or obligations of the
Loan Parties (including, without limitation, any amendment to the definition of “Permitted Refinancing Indebtedness” that would have substantially the same effect); provided that the Liens on any of the Collateral may be subordinated to any other Lien on such Collateral securing any other Indebtedness of the Loan Parties, and such additional debt may be incurred, with the consent of the Supermajority Lenders as long as each Lender is offered the opportunity to provide its Pro Rata Share of such other Indebtedness and the terms of such other Indebtedness, on the date it is actually incurred, is in all material respects substantially equivalent to the terms on which the Lenders were offered the opportunity to provide such Indebtedness; or
(viii)designate any Subsidiary as “unrestricted” or otherwise exclude any Subsidiary from the requirements applicable to Subsidiaries pursuant to this Agreement.
(b)[Reserved].
(c)without the consent of all Lenders:
(i)amend this Section 8.2.1, reduce the percentage specified in the definitions of Required Lenders or Supermajority Lenders or include any new or increased Aggregate Outstandings or Aggregate Commitments established pursuant to any amendment hereto in the definitions of Required Lenders or Supermajority Lenders or threshold calculation in clause (e) below for purposes of any consent to be obtained therewith in connection with any transaction contemplated at the time of such amendment;
(ii)release all or substantially all of the Liens on the Collateral securing the Obligations or the Guarantors from the Guaranty, provided that for the avoidance of doubt releases pursuant to Section 11.9 will not require any amendment or waiver of this Agreement (it being understood that the determination that any assets acquired after the Closing Date shall not constitute or be required to constitute Collateral shall not be deemed a release of Collateral), provided, further, that, notwithstanding anything to the contrary herein or in any other Loan Document, solely in immediate contemplation of or following commencement of bankruptcy, insolvency or reorganization proceedings with respect to the Company and its material Domestic Subsidiaries, the Guarantees provided by German-domiciled Guarantors and the Liens on assets of such entities may be released with the consent of the Supermajority Lenders, solely in the event that (x) (i) the Supermajority Lenders, (ii) lenders holding in excess of 66 2/3% of the outstanding loans under the Superpriority Term Loans, and (iii) holders holding in excess of 66 2/3% of the issued and outstanding 2025 Notes determine in good faith that the release of such Guarantees and Liens is necessary to avoid material value deterioration of the German-domiciled Guarantors and (y) such Guarantors are concurrently released from their guarantee obligations under the Superpriority Term Loans and the 2025 Notes and the Liens on the assets of such entities securing the Superpriority Term Loans and the 2025 Notes are concurrently released, and simultaneously with such release, the Lien granted by the Company

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on the Capital Stock of the Diebold Nixdorf Holding Germany GmbH in favor of the Collateral Agent shall pursuant to the First Lien Pari Passu Intercreditor Agreement automatically rank junior in priority to the Lien on such assets securing the Superpriority Term Loan Facility, but, for the avoidance of doubt, shall continue to rank on a pari passu basis with the Lien on such assets securing the 2025 Notes and on a senior basis to the Lien on such assets securing the New 2L Notes; provided that, no such release will be effective until the applicable proceeding is actually commenced; or
(iii)permit the Company to assign its rights under this Agreement.
(d)subject to Section 8.2.1(c)(ii), without the consent of the Supermajority Lenders, release Liens on Collateral, with a fair market value in excess of $50,000,000 in the aggregate, securing the Obligations.
(e)without the consent of Lenders whose Aggregate Outstandings and Aggregate Commitments (without duplication) exceed 75% of the Aggregate Outstandings and Aggregate Commitments (without duplication) of all Lenders:
(i)amend, waive or otherwise modify Section 13.1(b)(iii)(c) to permit purchases of Term Loans hereunder by the Company or any of its Subsidiaries with non-cash consideration; or
(ii)amend, waive or otherwise modify the second provision to Section 11.9(d).
(f)without the consent of Lenders whose Aggregate Outstandings and Aggregate Commitments (without duplication) exceed 60.1% of the Aggregate Outstandings and Aggregate Commitments (without duplication) of all Lenders, amend, waive or otherwise modify Section 6.33, provided that, so long as the Company is not in beach of any requirement to use reasonable best efforts pursuant to Section 6.33(a), any date in Section 6.33(a) may be extended one time by an aggregate total of up to 15 days as a result of one or more such amendment, waiver or modification with the consent of the Required Lenders.
8.1.1[Reserved]:
8.1.2Notwithstanding anything herein to the contrary, Defaulting Lenders shall not be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver and, for purposes of determining the Required Lenders, the Commitments and the Aggregate Outstandings of such Defaulting Lender shall be disregarded, in each case except as provided in Section 2.17(a).
8.1.3Notwithstanding anything to the contrary herein or in any other Loan Document, (a) [reserved]; (b) Permitted Amendments may be executed and shall be effective in accordance with the terms of Section 2.22 when signed by the parties required under such Section; (c) [reserved], (d) [reserved], (e) any amendment to this Section 8.2.4 shall require the consent of each Term Lender adversely affected thereby and (f) any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Company and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.
8.1.4Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents as may be reasonably necessary or advisable to cure any error, ambiguity, omission, defect or inconsistency in order to more accurately reflect the intent of the parties, provided that (x) prior written notice of such proposed cure shall be given to the Lenders and (y) the Required Lenders do not object to such cure in writing to the Administrative Agent within five Business Days of such notice. In connection with any amendments required by or appropriate to effectuate Section 6.28, the Administrative Agent and the Company may, without the consent of any other party hereto, make such changes to this Agreement as they deem necessary to reflect the changes required by such Sections.
8.1.5Notwithstanding anything to the contrary herein or in any other Loan Document, (a) no modification or waiver of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent; (b) no modification or waiver of any provision of this Agreement relating to the Collateral Agent shall be effective without the written consent of the Collateral Agent (acting at the direction of the Required Lenders);
(c) [reserved]; and (d) the Administrative Agent may waive payment of the fee required under Section 13.1 without obtaining the consent of any other party to this Agreement.
8.1.6Notwithstanding anything to the contrary herein or in any other Loan Document, guarantees, collateral documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent or the Collateral Agent (as applicable) and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other person, by the applicable Loan Party or Loan Parties and the Administrative Agent or the Collateral Agent (as applicable), each acting at the direction of the Required Lenders, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in

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any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.
8.1.7The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or any Loan Document unless such consideration is offered to all Lender and is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment; provided that, this Section 8.2.8 may not be amended, modified or waived without the consent of each Lender directly and adversely affected thereby.
8.6.Preservation of Rights. No delay or omission of the Lenders, the Administrative Agent or the Collateral Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Company to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the Collateral Agent and the Lenders until the Obligations (other than contingent indemnity or reimbursement obligations for which no claim has been asserted) have been paid in full.

ARTICLE IX [RESERVED] ARTICLE X
GENERAL PROVISIONS
10.14.Survival of Representations. All representations and warranties of the Company contained in this Agreement shall survive delivery of the Loan Documents and the making of the Loans herein contemplated.
10.15.Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Company in violation of any limitation or prohibition provided by any applicable statute or regulation.
10.16.Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
10.17.Entire Agreement; Integration. The Loan Documents embody the entire agreement and understanding among the Company, the other Loan Parties, the Administrative Agent, the Collateral Agent and the Lenders and supersede all prior agreements and understandings among the Company, the other Loan Parties, the Administrative Agent, the Collateral Agent and the Lenders relating to the subject matter thereof other than any separate letter agreements among the Company and the Administrative Agent, the Arranger and/or the Collateral Agent which survive the execution of the Loan Documents
10.18.Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent and/or the Collateral Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.
10.19.Expenses; Indemnification.
(at)The Company shall reimburse the Agents, the Arranger and their respective Affiliates for any reasonable out-of-pocket costs and expenses documented in reasonable detail (limited in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of one firm of counsel and a single firm of local counsel in each relevant jurisdiction for each of (i) the Administrative Agent and the Arranger, collectively and (ii) the Collateral Agent), upon presentation of a reasonably detailed statement of all such costs and expenses, paid or incurred by the Agents, the Arranger and their respective Affiliates in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration (including, without limitation, preparation of the reports described below) of the Loan Documents (which, in the case of preparation, negotiation, execution, delivery and administration of the Loan Documents shall be limited to a single counsel and a single local counsel in each relevant jurisdiction for each of (i) the Administrative Agent and the Arranger, collectively and (ii) the Collateral

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Agent). The Company also agrees to reimburse the Agents and the Lenders for any reasonable out-of-pocket costs and expenses (limited in the case of legal fees and expenses, to the fees, charges and disbursements of one firm of counsel and a single firm of local counsel in each relevant jurisdiction for each of the Administrative Agent, the Collateral Agent and, collectively, the Lenders, plus in the case of an actual or perceived conflict of interest where the person affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected person and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected person) paid or incurred by the Agents or any Lender in connection with the collection and enforcement of the Loan Documents.
(au)The Company hereby further agrees to indemnify the Agents, the Arranger, each Lender and the respective Related Parties of each of the foregoing (each such party, an “Indemnitee”) and hold them harmless from and against all losses, claims, damages, liabilities and related expenses, including without limitation, any reasonable and documented (in reasonable detail) legal fees and expenses (but limited in the case of legal fees and expenses, to a single firm of counsel for all such Indemnitees, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected Indemnitee)) of any such Indemnitee to the extent arising out of, in connection with or as a result of the Transactions, including, without limitation, (i) the financings contemplated thereby, or any transactions connected therewith (including the Transactions) or any claim, litigation, investigation or proceeding (regardless of whether any such Indemnitee is a party thereto and regardless of whether such claim, litigation, investigation or proceeding is brought by a third party or by the Company or any of its Subsidiaries) to the extent related to any of the foregoing and (ii) the Release of Hazardous Substances at any real property or facility currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, or any Environmental Liability related to the Company or any of its Subsidiaries; provided that the foregoing indemnity will not, as to any Indemnitee, apply to losses, claims, damages, liabilities and related expenses to the extent they (a) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnitee or any of its Related Parties, (b) [reserved] or (c) any dispute solely among Indemnitees or their respective Related Parties other than claims against any agent or arranger in its capacity or in fulfilling its role as agent or arranger or any similar role under the Credit Facilities and other than claims to the extent arising out of any act or omission on the part of the Company or its Affiliates. This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. The obligations of the Company under this Section 10.6 shall survive the termination of this Agreement.
10.20.Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
10.21.Nonliability of Agents and Lenders. The relationship between the Company and the Lenders shall be solely that of borrower and lender. Neither the Administrative Agent, the Collateral Agent nor any Lender shall have any fiduciary responsibilities to the Company. Neither the Administrative Agent, the Collateral Agent nor any Lender undertakes any responsibility to the Company to review or inform the Company of any matter in connection with any phase of the Company’s business or operations. The Company agrees that neither the Administrative Agent, the Collateral Agent nor any Lender shall have liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, except to the extent it is determined by a court of competent jurisdiction in a final and non-appealable order that such losses resulted from the gross negligence or willful misconduct of, or material breach of any of the Loan Documents by, the party from which recovery is sought. Neither the Administrative Agent, the Collateral Agent nor any Lender shall have any liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, punitive, indirect or consequential damages suffered by the Company in connection with, arising out of, or in any way related to the Loan Documents, the Transactions or the other transactions contemplated thereby.
10.22.Confidentiality.
(av)Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and be instructed and agree to keep such Information confidential), (ii) to the extent requested by any regulatory authority or by applicable laws or regulations, (iii) to the extent required by any subpoena or similar legal

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process, provided, however, to the extent permitted by applicable law and if practical to do so under the circumstances, that the Person relying on this clause (iii) shall provide the Company with prompt notice of any such required disclosure so that the Company may seek a protective order or other appropriate remedy, and in the event that such protective order or other remedy is not obtained, such Person will furnish only that portion of the Information which is legally required, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (vii) as permitted by Section 13.2 hereof, (viii) with the consent of the Company or (ix) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or any agreement contemplated by this Section or (2) becomes available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis from a source other than the Company (and not in breach of this Section or any agreement contemplated by this Section). For the purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or their business, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis prior to disclosure by the Company or any Subsidiary and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(aw)Notwithstanding the above, nothing in any Loan Document shall prevent disclosure of any confidential information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents or any transaction carried out in connection with any transaction contemplated by the Loan Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.
(ax)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.9(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(ay)NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS ACKNOWLEDGES THAT SOME OR ALL OF THE INFORMATION AS DEFINED IN SECTION 10.9(a) IS OR MAY BE PRICE SENSITIVE INFORMATION AND THAT THE USE OF SUCH INFORMATION MAY BE REGULATED OR PROHIBITED BY APPLICABLE LEGISLATION INCLUDING SECURITIES LAWS RELATING TO INSIDER TRADING (UNDER THE EU MARKET ABUSE REGULATION, GERMAN SECURITIES TRADING ACT
(Wertpapierhandelsgesetz - WpHG) OR OTHERWISE) AND EACH OF THE ADMINISTRATIVE AGENT AND THE LENDERS UNDERTAKES NOT TO USE ANY INFORMATION FOR ANY UNLAWFUL PURPOSE.
(az)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY, THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE- LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY, THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
10.23.Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Loans provided for herein.
10.24.USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act.
10.25.Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate

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of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
10.26.Transparency Provisions. For the purposes of the transparency provisions set forth in the CICR Resolution of 4 March 2003 and in the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari” issued by the Bank of Italy (as amended from time to time), each of the parties hereby acknowledges and confirms that:
(ba)they have appointed and have been assisted by their respective legal counsels in connection with the negotiation, preparation and execution of this Agreement; and
(bb)this Agreement, and all of its terms and conditions, including the Recitals and the schedules hereto, have been specifically negotiated in all their aspects (“oggetto di trattativa individuale”) between the parties to this Agreement.
ARTICLE XI THE AGENTS
11.20.Appointment. Each of the Lenders hereby irrevocably appoints (a) the Administrative Agent as its administrative agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto, and (b) the Collateral Agent as its collateral agent and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
(bc)Each of the Lenders authorises each of the Agents to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to such Agent under or in connection with this Agreement and the other Loan Documents together with any other incidental rights, powers, authorities and discretions expressly including appearing before Spanish public notaries to grant or execute any Spanish Public Document or private deed related to this mandate and, specifically, those deemed necessary or appropriate according to the mandate received (including, but not limited to, documents of formalisation, acknowledgement, confirmation, modification or release, acceptance of any security interest and acceptance of acknowledgement of debts by Guarantors).
(bd)At the request of each of the Agents, a Lender that cannot authorise or empower, or has not authorised or empowered, either Agent to act on its behalf, irrevocably undertakes to each of the Agents and the other Lenders, to appear before a Spanish public notary and execute the relevant Spanish Public Document or other private deed together with such Agent to enable them to exercise any right, power, authority or discretion vested in it as Administrative Agent or Collateral Agent, as applicable, pursuant to this Agreement and to execute any document or instrument including any Spanish Public Document.
(be)Each of the Lenders hereby releases each of the Agents from the restrictions (to the extent such restrictions would otherwise apply) on self-dealing and multi-representation pursuant to Section 181 of the German Civil Code (BGB) and similar restrictions (if any) applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Lender. Each of the Lenders, which, for whatever reason, cannot grant a release from the restrictions pursuant to Section 181 BGB shall inform each of the Agents accordingly and, upon reasonable request of the Administrative Agent or the Collateral Agent (acting at the direction of the Required Lenders), either act in accordance with the terms of the Loan Documents as required pursuant to the Loan Documents or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to Section 181 BGB, including (for the avoidance of doubt), for the purpose of creating, administration of or the release of security.
(bf)In relation to the Loan Documents governed by Italian law, each of the Lenders (except, with respect to clause (ii) below, for any Lender which has confirmed to the Collateral Agent that it cannot appoint the Collateral Agent as its agent (mandatario con potere di rappresentanza) in all cases of conflict of interest and self-dealing, in accordance with article 1394 and 1395 of the Italian Civil Code, provided that such Lender undertakes to take any action that the Collateral Agent will request to protect the Collateral Agent from any consequence of the above, including the ratification of any document or action executed or taken by the Collateral Agent) on behalf of itself and any of its Affiliates that are Secured Parties hereby irrevocably (i) appoints the Collateral Agent (mandatario con rappresentanza) to be its agent for the purpose of executing on behalf of itself and any of its Affiliates that are Secured Parties any Loan Document which is expressed to be governed by Italian law; (ii) consents that the Collateral Agent may act as its agent (mandatario con potere di rappresentanza) in all cases of conflict of interest and self-dealing, in

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accordance with article 1394 and execute each Loan Document governed by Italian law expressed to be executed by the Collateral Agent on behalf of itself and any of its Affiliates that are Secured Parties including to execute any document with itself (contratto con sé stesso) in accordance with article 1395 of the Italian Civil Code; (iii) grants the Collateral Agent the power to negotiate and approve the terms and conditions of such Loan Documents, execute any other agreement or instrument, give or receive any notice or declaration, identify and specify to third parties the names of the Secured Parties at any given date, and take any other action in relation to the creation, perfection, maintenance, enforcement and release of the security created thereunder in the name and on behalf of the Secured Parties; (iv) confirms that in the event that any security created under the Italian Collateral Documents remains registered in the name of a Lender and/or a Secured Party after it has ceased to be a Lender and/or a Secured Party then the Collateral Agent shall remain empowered to execute a release of such security in its name and on its behalf; (v) undertakes to ratify and approve any such action taken in the name and on behalf of the Secured Parties by the Collateral Agent acting in its appointed capacity; and (vi) consents to the possibility for the Collateral Agent to delegate and sub- delegate any of its powers under this clause including by appointing third parties agents and/or representatives.
(bg)Each of the Secured Parties (for itself and on behalf of its Affiliates) designates and appoints the Collateral Agent as its representative (vertegenwoordiger/représentant) within the meaning of (a) Article 5 of the Belgian Act of 15 December 2004 on financial collateral arrangements and several tax dispositions in relation to security collateral arrangements and loans of financial instruments, as amended from time to time, to create, register, manage and/or enforce on its behalf any Security created by a Security Document governed by Belgian law constituting financial collateral; and (b) Article 3 of Book III, Title XVII of the Belgian Civil Code.
11.21.[Reserved].
11.22.Limitation of Duties and Immunities. The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent and the Collateral Agent shall not be subject to any fiduciary or other implied duties or be held to be a trustee or fiduciary for any Secured Party, regardless of whether a Default or Unmatured Default has occurred and is continuing,
(b)the Administrative Agent and the Collateral Agent (as applicable) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent and the Collateral Agent are required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as required hereunder); provided that the Administrative Agent and Collateral Agent shall not be required to take any action that, in their opinion or the opinion of its counsel, may expose the Administrative Agent or Collateral Agent (as applicable) to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law;,
(c)except as expressly set forth herein, the Administrative Agent and the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent, the Collateral Agent or any of their Affiliates in any capacity, (d) the Collateral Agent reserves the right to conduct a Phase I environmental assessment prior to foreclosing on any real estate Collateral or mortgage Collateral, (e) the Collateral Agent reserves the right to forebear from foreclosing in its own name if to do so may expose it to undue risk, (f) in the event that, following a foreclosure in respect of any Collateral, the Collateral Agent acquires title to any portion of such Collateral or takes any managerial action of any kind in regard thereto in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the
Collateral Agent to be considered an “owner or operator” under the provisions of CERCLA or otherwise cause the Collateral Agent to incur liability under CERCLA or any other Federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, to either resign as Collateral Agent or arrange for the transfer of the title or control of the asset to a court appointed receiver, (g) neither the Administrative Agent nor the Collateral Agent (as applicable) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, Collateral Agent or any of its Affiliates in any capacity; and (h) the duties or obligations of the Administrative Agent and Collateral Agent shall be solely mechanical and administrative in nature. The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2.1) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent and the Collateral Agent shall each be deemed not to have knowledge of any Default or Unmatured Default unless and until written notice stating such notice is a notice of an Unmatured Default or Default thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

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11.23.Reliance on Third Parties. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made in writing and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
11.24.Sub-Agents. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub- agent, and shall apply to their respective activities as Administrative Agent or Collateral Agent, as applicable.
11.25.Successor Agent. Any Agent may resign upon 30 days’ notice by notifying the Lenders and the Company. Upon any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor from among the Lenders that is a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, which shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent. Whether or not a successor has been appointed such resignation shall become effective in accordance with the notice given by the Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 10.6 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as applicable. Notwithstanding the above, no successor Agent shall be incorporated, domiciled, established or acting though an office in a Non-Cooperative Jurisdiction without the prior consent of the Borrowers.
11.26.Independent Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.
11.27.Arrangers. No Arranger shall any obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
11.28.Permitted Release of Collateral and Guarantors.
(bh)Automatic Release. If any Collateral is the subject of a Disposition (other than to another Loan Party) which is permitted under Section 6.14, the Liens in such Collateral granted under the Loan Documents shall automatically terminate with respect to such Collateral, and such Collateral will be disposed of free and clear of all such Liens.
(bi)Written Release. The Collateral Agent is authorized to release of record, and shall release of record, any Liens encumbering any Collateral that is the subject of a Disposition described in clause (a) above upon an authorized officer of the Company certifying in writing to the Collateral Agent that the proposed Disposition of Collateral is not to a Loan Party and is permitted under Section 6.14. To the extent the Collateral Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Collateral Agent shall do so promptly upon request of the Company without the consent or further agreement of any Secured Party. If the Disposition of Collateral is not permitted under or pursuant to the Loan Documents, the Liens encumbering the Collateral may only be released in accordance with the other provisions of this Section 11.9 or the provisions of Section 8.2.
(bj)Other Authorized Release and Subordination. The Collateral Agent is irrevocably authorized by the Secured Parties, without any consent or further agreement of any Secured Party to: (i) subordinate or release the Liens granted to the Collateral Agent to secure the Obligations with respect to any Property which is permitted to be subject to a Lien of the type described in clauses (c), (d) and (f) of the definition of Permitted Encumbrances and clause (vii) of Section 6.16, (ii) release the Collateral Agent’s Liens upon the termination in full of the Commitments and the

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repayment in full of all Obligations (other than contingent indemnity or reimbursement obligations for which no claim has been asserted) and (iii) release the Collateral Agent’s Liens upon any Collateral that becomes an Excluded Asset; provided, that if as of the date of the requested release under clause (i): (A) the Company is subject to a proceeding of the type described in Section 7.6 or 7.7, or (B) the Collateral Agent is applying the proceeds of Collateral in accordance with Section 2.10(b), then the Collateral Agent shall not release its Liens until the termination in full of the Commitments and the repayment in full of all Obligations.
(bk)Authorized Release of Guarantors. If the Administrative Agent shall have received a certificate of an Authorized Officer of the Company requesting the release of a Guarantor, certifying that the Administrative Agent is authorized to release such Guarantor because (x) the Capital Stock issued by such Guarantor have been disposed of to a Person other than a Loan Party in a transaction permitted by Section 6.14 (or with the consent of the Required Lenders pursuant to Section 8.2)) or (y) such Guarantor is no longer required to provide a guaranty pursuant to Section 2.18 (including, but not limited to, the release upon or after the Closing Date of any Guarantor that is an Excluded Subsidiary), then the Collateral Agent is irrevocably authorized by the Secured Parties, without any consent or further agreement of any Secured Party to release the Liens granted to the Collateral Agent to secure the Obligations in the assets of such Guarantor and release such Guarantor from all obligations under the Loan Documents; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any 2025 Notes, New 2L Notes, Superpriority Term Loans, Existing Term Loans and/or the ABL Facility or any Permitted Refinancing Indebtedness of any of the foregoing; provided, further, that notwithstanding anything to the contrary herein, no Guarantor shall be released from its obligations under the Loan Documents solely by reason of such Guarantor ceasing to be a Wholly Owned Subsidiary unless either (x) it is no longer a direct or indirect Subsidiary of the Company or (y) such Guarantor ceases to be a Wholly Owned Subsidiary as a result of a sale, issuance or transfer of Equity Interests to a Person that is not an Affiliate of the Company and such sale or transfer is made for a bona fide business purpose of the Company and its Subsidiaries and not for the primary purpose of evading the requirements of Sections 2.18, 6.9 and 6.12. To the extent the Collateral Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Collateral Agent shall do so promptly upon request of the Company without the consent or further agreement of any Secured Party.
(bl)Intercreditor Arrangements.
(i)Each Agent is authorized to enter into or amend any intercreditor or subordination agreement with respect to Indebtedness (including the Intercreditor Agreements) that is (i) required or permitted to be subordinated hereunder and/or (b) secured by Liens (other than Liens on Collateral (other than ABL Priority Collateral) contemplated to rank senior or on an equal priority basis with the Liens securing the Obligations) and which Indebtedness contemplates or would necessitate an intercreditor, subordination or collateral trust agreement (any such agreement, an “Additional Agreement”), and the Secured Parties acknowledge that the Additional Agreements are binding upon them. Each Secured Party (a) agrees that it will be bound by, and will not take any action contrary to, the provisions of any Additional Agreement and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the Additional Agreements and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.
(ii)The Administrative Agent is expressly instructed by each Lender to enter into the ABL Intercreditor Agreement in its capacity as Extended Term Administrative Agent (as defined in the ABL Intercreditor Agreement) and on behalf of each Lender, and thereby to irrevocably appoint the European Collateral Agent (as defined in the ABL Intercreditor Agreement), on behalf of itself and each Lender, to serve as collateral agent in respect of the Foreign Collateral (as defined in the ABL Intercreditor Agreement) (other than Collateral located in or otherwise governed by the laws of France or any province or territory of Canada) pursuant to the terms of the ABL Intercreditor Agreement.
11.29.Perfection by Possession and Control. The Collateral Agent hereby appoints each of the other Lenders to serve as bailee to perfect the Collateral Agent’s Liens in any Collateral (other than deposit, securities or commodity accounts) in the possession of any such other Lender and each Lender possessing any such Collateral agrees to so act as bailee for the Collateral Agent in accordance with the terms and provisions hereof.
11.30.Lender Affiliates Rights. By accepting the benefits of the Loan Documents, any Person (other than a party hereto) (a “non-Party Secured Party”) that is owed any Obligation is bound by the terms of the Loan Documents. But notwithstanding the foregoing: (a) neither any Agent, any Lender nor any Loan Party shall be obligated to deliver any notice or communication required to be delivered to any Lender under any Loan Documents to any non-Party Secured Party and (b) no non-Party Secured Party that is owed any Obligation shall be included in any voting determinations under the Loan Documents or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of any Loan Document. No Agent shall have any liabilities, obligations or responsibilities of any kind whatsoever to any non-Party Secured Party who is owed any Obligation. The Agents shall deal solely and directly with the parties to the Loan Documents in connection with all matters relating to the Loan Documents. The Obligation owed to any non-Party Secured Party that is an Affiliate of a Lender (or a Person that was a Lender at the time of designation of any such obligation as an Obligation) shall be considered the Obligation of its

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related Lender for all purposes under the Loan Documents and such Lender shall be solely responsible to the other parties hereto for all the obligations of such Affiliate under any Loan Document.
11.31.Quebec Hypothecary Representative. Without limiting the powers of the Collateral Agent, for the purposes of holding any hypothec granted pursuant to the laws of the Province of Quebec to secure the prompt payment and performance of any and all Obligations by any Loan Party, each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent and, to the extent necessary, ratifies the appointment and authorization of the Collateral Agent, to act as the hypothecary representative of the present and future Secured Parties as contemplated under Article 2692 of the Civil Code of Québec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec and applicable law. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and
(b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent and Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and the Loan Parties. Any person who becomes a Secured Party shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of the Collateral Agent pursuant to the provisions of this Article XI also constitute the substitution of the Attorney.
11.32.Actions in Concert. Notwithstanding anything contained in any of the Loan Documents, the Company, each Agent and each Lender hereby agree that (A) no Secured Party shall have any right individually to realize upon any of the Collateral under any Security Documents or to enforce the guarantee set forth in any Guaranty, it being understood and agreed that all powers, rights and remedies under any Guaranty and the Security Documents may be exercised solely by the Administrative Agent or the Collateral Agent (as applicable) (acting at the direction of the Required Lenders) for the benefit of the Secured Parties in accordance with the terms thereof and (B) in the event of a foreclosure by the Collateral Agent (acting at the direction of the Required Lenders) on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Secured Party in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.
11.33.Additional Exculpatory Provisions.
(bm)Neither the Administrative Agent nor the Collateral Agent:
(iii)shall be liable for any action taken or not taken by it, in each case, in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent and Collateral Agent shall be deemed not to have knowledge of any Unmatured Default or Default unless and until notice describing such Unmatured Default or Default is given to the Administrative Agent and Collateral Agent in writing by the Company or a Lender;
(iv)shall be responsible for or have any duty to ascertain or inquire into: (1) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Unmatured Default or Default; (4) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document (5) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to ensure that any Liens granted to the Collateral Agent pursuant to this Agreement or any other Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, or (6) the satisfaction of any condition set forth in Article IV or elsewhere herein or any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent. Neither the Administrative Agent nor the Collateral Agent shall have any responsibility, for or liability with respect to, monitoring compliance of any other party to the Loan Documents or any other document related hereto or thereto. Neither the Administrative Agent nor the Collateral Agent shall have any duty to monitor the value or rating of any Collateral on an ongoing basis. Other than in respect of legal or arbitration proceedings relating to the perfection, preservation or protection of rights under the Collateral Documents or enforcement of the Collateral or Collateral Documents, the Administrative Agent and Collateral Agent are not authorized to act on behalf of a Lender (without first obtaining that Lender’s prior written consent) in any legal or arbitration proceedings relating to this Agreement or any Loan Document;

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(v)shall be accountable for the use or application by any Person of disbursements properly made by the Administrative Agent or the Collateral Agent in conformity with the provisions of the Loan Documents or of moneys received from the Loan Parties; or
(vi)shall be required to take any action, perform any duties or responsibilities or exercise any rights, powers, authorities or discretions that, in its opinion or the opinion of its counsel, may lead it to expend its own funds or expose it to liability (financial or otherwise) or that is contrary to any Loan Document or applicable law (for the avoidance of doubt, the Administrative Agent and Collateral Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Loan Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions).
(bn)The Collateral Agent and the Administrative Agent shall be entitled to request written instructions, or clarification of any instruction, from the Required Lenders (or, if the relevant Loan Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Collateral Agent and the Administrative Agent may refrain from acting unless and until it receives those written instructions or that clarification. In the absence of written instructions, the Collateral Agent and the Administrative Agent, as applicable, may act (or refrain from acting) as it considers to be in the best interests of the Lenders. If in the administration of the Loan Documents the Administrative Agent and the Collateral Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, such Agent (unless other evidence shall be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon instructions from the Required Lenders.
(bo)In no event shall the Administrative Agent or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.
(bp)None of the Administrative Agent or the Collateral Agent shall be responsible for any unsuitability, inadequacy, expiration or unfitness of any security interest created hereunder or pursuant to any other security documents pertaining to this matter nor shall it be obligated to make any investigation into, and shall be entitled to assume, the adequacy and fitness of any security interest created hereunder or pursuant to any other security document pertaining to this matter.
(bq)Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords similar collateral and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee.
11.34.Appointment of the Collateral Agent for French Law Security Documents.
(br)Each Secured Party (other than the Collateral Agent) hereby irrevocably and unconditionally appoints GLAS AMERICAS LLC, a New York limited liability company , having its registered office at 3 Second Street, Suite 206, Jersey City, NJ 07311 and whose registered number is 4851551, as Collateral Agent (agent des sûretés), pursuant to articles 2488-6 to 2488-12 of the French Civil Code, in respect of the Security Documents and the Collateral governed by French law in order to take, register, manage and enforce the Collateral created or purported to be created under the Security Documents governed by French law. As a result:
(vii)the Collateral Agent shall be the title owner (titulaire) of the guarantees and Collateral created or purported to be created under the Loan Documents and the rights and assets acquired by the Collateral Agent in carrying out its functions shall form a dedicated estate, distinct from the Collateral Agent’s own estate;
(viii)in respect of the Security Documents and the Collateral governed by French law, the Collateral Agent shall act in its own name for the benefit of the Secured Parties; and
(ix)the Collateral Agent shall identify itself as such when acting in such capacity.
(bs)The Collateral Agent shall act in accordance with the powers given to it by law and by the Loan Documents. If at any time, the Collateral Agent is required to take any action in respect of the Security Documents and

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the Collateral governed by French law (i) which is outside the scope of the powers granted to it by law or (ii) at a time when its appointment under Section 11.15(a) is terminated as a result of a pledge enforcement, then the Collateral Agent shall act as agent (mandataire) of each relevant Secured Party (as mandant).
(bt)The Collateral Agent hereby accepts the appointments under Sections 11.15(a) and 11.15(b).
(bu)The Collateral Agent shall solely act in its capacity as Collateral Agent or for itself (as Secured Party).
(bv)Any change of Collateral Agent appointed pursuant to this Section 11.15 (Appointment of the Collateral Agent for French Law Security Documents) shall be made in accordance with Section 11.6 (Successor Agent) (remplacement conventionnel) or in accordance with article 2488-11 of the French Civil Code (remplacement judiciaire).
(bw)Each Secured Party:
(x)confirms its approval of the Security Documents and Collateral and irrevocably authorizes, empowers and directs the Collateral Agent to execute the Security Documents and to take any steps, and gather any information, in connection with the preparation of the Security Documents and the perfection, preservation and/or enforcement of the Collateral;
(xi)irrevocably authorises, empowers and directs the Collateral Agent to perform the duties and exercise the rights, powers and discretions that are specifically entrusted to it under the Loan Documents, together with any other rights, powers and discretions which are incidental thereto, and to give a good discharge for any moneys payable under the Security Documents; and
(xii)acknowledges and confirms that the Collateral Agent is entitled to take any step to protect the interests of the Secured Parties; however, notwithstanding the provisions of article 2488-9 of the French Civil Code, the Collateral Agent shall not be bound to make the filing of any proof of claim for the benefit of any Secured Party, unless otherwise agreed between the Collateral Agent and that Secured Party.
(bx)Notwithstanding any contrary provision in this agreement, or any other Loan Document:
(xiii)the Collateral Agent shall not hold the benefit of the Security Documents governed by French law on trust but as agent des sûretés;
(xiv)no Obligor incorporated in France shall undertake to pay any Parallel Debt pursuant to Section 17.1 (Parallel Debt; Parallel Debt owed to the Collateral Agent) and the Security Documents governed by French law shall not secure any Parallel Debt; and
(xv)no appointment of additional collateral agent or delegation of powers by the Collateral Agent shall be made in respect of the Security Documents governed by French law for those rights and duties which benefit to or are imposed on the Collateral Agent by operation of articles 2488-6 to 2488-12 of the French Civil Code.
11.35.Certain Acknowledgement of Lenders.
(by)Each Lender hereby agrees that (x) if any Agent notifies such Lender that such Agent has determined in its sole discretion that any funds received by such Lender from such Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to such Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to such Agent at the greater of the NYFRB Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to such Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by such Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of any Agent to any Lender under this Section 11.16 shall be conclusive, absent manifest error.
(bz)Each Lender hereby further agrees that if it receives a Payment from any Agent or any of its Affiliates
(x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by such Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify such Agent of such occurrence and, upon demand from such Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to such Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds,

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together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to such Agent at the greater of the NYFRB Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(ca)The Company and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the applicable Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any other Loan Party except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Company.
(cb)Each party’s obligations under this Section 11.16 shall survive the resignation or replacement of any Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
11.36.Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and each of its Affiliates, and each of the foregoing’s officers, partners, directors, trustees, employees, advisors, agents and sub- agents, to the extent that such Agent shall not have been reimbursed by any Loan Party (but without limiting such Loan Party’s reimbursement obligations hereunder), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including fees and disbursements of financial and legal advisors) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or any of its Affiliates, or any of the foregoing’s officers, partners, directors, trustees, employees, advisors, agents or sub-agents, in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined in a final and non-appealable decision of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. Without limiting the foregoing, each Lender agrees to reimburse the Agents promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Agents in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Agents are not reimbursed for such expenses by the Company or another Loan Party. Amounts payable pursuant to this Section 11.17 shall be payable on demand.
11.37.Collateral and Intercreditor Matters.
(cc)Notwithstanding anything to the contrary herein, it is understood and agreed that prior to the termination in full of the Commitments (as defined in the Superpriority Term Loan Facility) and payment in full of all Obligations (as defined in the Superpriority Term Loan Facility) (in each case, other than in connection with a Permitted Refinancing of the Superpriority Term Loan Facility), to the extent that the Superpriority Term Loan Facility Collateral Agent is satisfied with or agrees to any deliveries or documents required to be provided in respect of any matters relating to the Collateral or makes any determination in respect of any matters relating to the Collateral (including, without limitation, extensions of time or waivers for the creation and perfection of security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets (including in connection with assets acquired, or Subsidiaries formed or acquired, after the Issue Date), the Collateral Agent shall be deemed to be satisfied with such deliveries and/or documents and the judgment of the Superpriority Term Loan Facility Collateral Agent in respect of any such matters under the Superpriority Term Loan Facility shall be deemed to be the judgment of the Collateral Agent (acting at the direction of the Required Lenders) in respect of such matters under this Agreement and the Security Documents.
(cd)Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Collateral Agent on the Shared Collateral (as defined in the Multi Lien Intercreditor Agreement) are expressly subject and subordinate to the liens and security interests granted in favor of the First Priority Secured Parties (as defined in the Multi Lien Intercreditor Agreement), and (ii) the exercise of any right or remedy by the Collateral Agent or any other party hereunder in respect of such Shared Collateral is subject to the limitations and provisions of the Multi Lien Intercreditor Agreement. In the event of any conflict between the terms of the Multi Lien Intercreditor Agreement and the terms of this Agreement, the terms of the Multi Lien Intercreditor Agreement shall govern.

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11.38.UK Security Trustee.
(ce)Notwithstanding any other provision of this Agreement, each Secured Party (including each Lender, on behalf of itself and any of its Affiliates that are Secured Parties) irrevocably appoints the Collateral Agent to act as its trustee under and in connection with each Security Document governed by the laws of England and Wales on the terms and conditions set out in any such Security Document to hold the assets subject to the security thereby created as trustee for the Secured Parties on the trusts and other terms contained in any such Security Document and the ABL Intercreditor Agreement. Each of the Secured Parties authorizes the Collateral Agent to exercise the rights, remedies, power and discretions, specifically given to Collateral Agent under or in respect of the Security Documents governed by the laws of England and Wales, together with any rights, remedies, power and discretions, incidental thereto. In addition, when acting in the capacity of trustee for the Secured Parties, the Collateral Agent shall have all the rights, remedies, protections and benefits of and in favor of the Collateral Agent contained in this Article XI. Any reference in this Agreement to Liens stated to be granted by an English Loan Party in favor of the Collateral Agent shall be construed so as to include a reference to Liens granted in favor of the Collateral Agent in its capacity as security trustee of the Secured Parties on the trusts and other terms contained in any Security Document governed by the laws of England and Wales and the ABL Intercreditor Agreement.
(cf)Nothing in this Article XI shall require the Collateral Agent to act as a trustee at common law or to hold any property on trust in any jurisdiction outside the United States or England and Wales that may not operate under principles of trust or where such trust would not be recognized or its effects would not be enforceable.
The agreements in this Article XI shall survive the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

ARTICLE XII

SETOFF; ADJUSTMENTS AMONG LENDERS
12.3.Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Company may be offset and applied toward the payment of the Obligations owing by the Company; provided, that if any Defaulting Lender shall exercise such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
12.4.Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Obligations owing from the Company (other than payments received pursuant to Section 3.2, 3.3, 3.4, 10.6 or as otherwise expressly set forth in this Agreement) in a greater proportion than that received by any other Lender on its Obligations owing from the Company, such Lender agrees, promptly upon demand, to purchase a portion of the Advances to the Company held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Advances to the Company. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives any protection for its Obligations or such amounts which may be subject to setoff from or with respect to the Company, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such protection ratably in proportion to their Obligations owing by the Company. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XIII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
13.3.Successors and Assigns.
(cg)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to

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the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(ch)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees, other than an Ineligible Person or a Disqualified Lender, all or a portion of its rights and obligations under this Agreement (including all or a portion of any of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default under 7.2, 7.6 or 7.7 has occurred and is continuing, any other assignee, and provided, further, that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof and (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund.
(xvi)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of such Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the Dollar Equivalent Amount of $1,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if a Default under Sections 7.2, 7.6 or 7.7 has occurred and is continuing or if the assignment is to another Lender or an Affiliate of a Lender;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to any Class of Commitments or Loans;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together (unless waived by the Administrative Agent in its sole discretion) with a processing and recordation fee of $3,500;
(D)the assignee, if it has not already done so, shall deliver to the Administrative Agent any tax forms required by Section 3.4(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
(E)the assignee shall not be incorporated, domiciled or acting through a lending office in a Non- Cooperative Jurisdiction without the prior consent of the Borrowers.
For the purposes of this Section 13.1, the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered, managed, underwritten, advised or subadvised by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, manages or subadvises a Lender.
(xvii)Notwithstanding anything to the contrary herein, a Term Lender of any Class may assign all or any portion of its Term Loans hereunder to the Company or any of its Subsidiaries, but only if (a) any such proposed purchase of Term Loans shall be made pursuant to customary Dutch auction procedures open to all Term Lenders of such Class on a pro rata basis to terms to be agreed by the Administrative Agent (such agreement not to be unreasonably withheld, conditioned or delayed), (b) no Default or Unmatured Default has occurred and is continuing at the time of such assignment, (c) the consideration for any such proposed purchase is cash and (d) such Term Loans are automatically and permanently cancelled immediately upon the effectiveness of such assignment and are thereafter no longer be outstanding for any purpose hereunder.
(xviii)Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, subject to paragraph (d) of this Section, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.2, 3.3, 3.4 (subject to the requirements and limitations of

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Section 3.4) and 10.6 and the obligations of Section 10.9 with respect to Information (as defined in such Section) received by it while a Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(xix)The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and stated interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(xx)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by
Section 3.4(f) (unless the assignee shall already have provided such forms), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee is a Defaulting Lender, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(xxi)Notwithstanding anything to the contrary herein, to the extent a transfer of rights and obligations by a Lender hereunder could be construed as a novation within the meaning of articles 1329 et seq. of the French Civil Code, each party thereto agrees that upon a transfer or assignment under paragraph (b) of this Section 13.1 any Collateral governed by French law or created under the French Collateral Documents shall be preserved (réservée) and maintained in full force and effect for the benefit of the Collateral Agent, the assignee and the remaining Secured Parties pursuant to articles 1334 and seq. of the French Civil Code.
(ci)Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities, other than an Ineligible Person or, to the extent a list thereof has been posted by the Administrative Agent to all the Lenders, Disqualified Lenders (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (i) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (ii) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the second proviso to Section 8.2.1 that affects such Participant. Subject to paragraph (d) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 3.2,
3.3 and 3.4 (subject to the requirements and limitations therein, including the requirements under Section 3.4(f) (it being understood that the documentation required under Section 3.4(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section, except as provided under Section 13.1(d). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.1 as though it were a Lender, provided such Participant agrees to be subject to Section 12.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts of and stated interest on each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a
Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(cj)No Participant shall be entitled to receive any greater payment under Section 3.2 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(ck)For the purposes of and pursuant to Article 1263 of the Italian Civil Code, it is hereby expressly agreed that, in the event of any transfer of rights or obligations or sub-participation made by a Lender under this Section 13.1 (Successors and Assigns), the guarantee granted by each Italian obligor shall be preserved for the benefit of any new Lender and each other Lender in accordance with the terms of the Loan Documents.
(cl)For the purposes of Article 1407, paragraph 1, of the Italian Civil Code, each of the parties provides its consent to the transfer (cessione), in whole or in part, by any existing lender of its contractual position (i.e., its rights and obligations) under this Agreement and the other Loan Documents in favour of any new Lender and agrees that upon transfer, in accordance with a transfer certificate and this Section 13.1 (Successors and Assigns), the guarantees and security interests created under the Loan Documents shall be preserved, without novation (novazione), for the benefit of any new Lender.
(cm)Notwithstanding anything to the contrary herein, to the extent a transfer of rights and obligations by a Lender hereunder could be construed as a novation within the meaning of articles 1329 et seq. of the French Civil Code, each party thereto agrees that upon a transfer or assignment under paragraph (b) of this Section 13.1 any Collateral governed by French law or created under the French Collateral Documents shall be preserved (réservée) and maintained in full force and effect for the benefit of the Collateral Agent, the assignee and the remaining Secured Parties pursuant to articles 1334 and seq. of the French Civil Code.
(cn)At the request of the Administrative Agent and the cost of the assignee, the assignee and the existing Lender shall promptly elevate the duly completed assignment agreement to the status of Spanish Public Document.
Any Loan Party incorporated under the laws of Spain and the other parties irrevocably agree that, in the event of any transfer and/or assignment pursuant to this clause the security interest created by, together with all rights and remedies arising under, the Spanish Collateral Agreements entered into by each Guarantor incorporated under the laws of Spain party thereto shall be maintained in full force and effect. In particular, the Guarantors incorporated under the laws of Spain undertake to take all steps necessary to preserve the security interest created in favour of the Collateral Agent for the benefit of the Lenders by the Spanish Collateral Agreements, including, but not limited to, appearing before a Spanish notary public to notarise the relevant amendments to such Spanish Collateral Agreements.
(co)Each Guarantor incorporated under the laws of Spain, accepts all transfers or assignments made by the Lenders under this Agreement without requiring any formalities, including, without limitation, the notification to the Guarantor of the relevant transfer or assignment, or the execution of any transfer or assignment document as a Spanish Public Document in Spain or the notarisation of the relevant document in any other country.
13.4.Dissemination of Information. The Company authorizes each Lender to disclose, solely in compliance with applicable laws, to any Participant or potential assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Loan Documents and the creditworthiness of the Company and its Subsidiaries (including the Disqualified Lender list), provided that each Transferee and prospective Transferee agrees to be bound by Section 10.9.

ARTICLE XIV

NOTICES
14.3.Notices. Except as otherwise permitted by Section 2.11 with respect to Borrowing Notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party:

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(cp)in the case of the Company to:
Diebold Nixdorf, Incorporated 5995 Mayfair Road
North Canton, Ohio 44720-1507 Attention: Vice President & Treasurer Telecopy No.: 330-490-6823
Telephone: 330-490-6713
E-mail: james.barna@dieboldnixdorf.com with a copy to:
Sullivan & Cromwell 125 Broad Street
New York, New York 10004 Attention: Ari Blaut Telephone: (212) 558-1656
E-mail: blauta@sullcrom.com
(cq)in the case of the Administrative Agent to for matters other than Euro Term Loans: JPMorgan Chase Bank, N.A.
131 S. Dearborn St., Floor 04
Chicago, IL, 60603-5506
Attention: Loan and Agency Servicing Email: jpm.agency.cri@jpmorgan.com
Agency Withholding Tax Inquiries:
Email: agency.tax.reporting@jpmorgan.com
Agency Compliance/Financials/Intralinks:
Email: covenant.compliance@jpmchase.com
for matters relating to Euro Term Loans:
JPMorgan Chase Bank 25 Bank Street, Canary Wharf, London, E14 5JP U.K.
Attention: Alston Lobo and Mengkang Pan Loan and Agency
Telecopy: +44 (0) (207) 777-2360
Telephone: +44 (0) (207) 742-1000 (switchboard)
Email: loan_and_agency_london@jpmorgan.com
(cr)in the case of the Collateral Agent to:
GLAS Americas LLC
Address: 3 Second Street, Suite 206 Jersey City, NJ 07301
Attention: Transaction Management Telephone: +1 (201) 839 2181
Email: TMGUS@glas.agency; clientservices.americas@glas.agency
(cs)in the case of any Lender, at its address or e-mail address set forth in its Administrative Questionnaire or as otherwise established pursuant to an Assignment and Assumption (and the related Administrative Questionnaire); or
(ct)in the case of any party, at such other address or e-mail address as such party may hereafter specify for the purpose by notice to the Administrative Agent, the Collateral Agent and the Company in accordance with the provisions of this Section 14.1.
Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (ii) if given by electronic transmission, when transmitted and received (with an appropriate confirmation of receipt of delivery and during normal business hours), all pursuant to procedures approved by the Administrative Agent, provided that the approval of such procedures may be modified or revoked by the Administrative Agent from time to time with reasonable prior notice to the Company and may be limited to particular notices or other communications, or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent or the Collateral Agent under Article II shall not be effective until received.

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Any communication or document made or delivered to the Company in accordance with this Section 14.1 will be deemed to have been made or delivered to the Company and each Subsidiary or any other member of the Group party to a Loan Document. Each German Guarantor, for this purpose, appoints the Company as its receipt agent (Empfangsboten).
14.4.Change of Address. The Company, the Administrative Agent, the Collateral Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
ARTICLE XV COUNTERPARTS
This Agreement may be executed in any number of counterparts (or in the case of Lenders, by execution of a Lender Consent as set forth in Section 4.1), all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Collateral Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail message shall be effective as delivery of a manually executed counterpart of this Agreement.

ARTICLE XVI

CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL, JUDGMENT CURRENCY
16.7.Choice of Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.
16.8.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
16.9.Submission to Jurisdiction; Waivers.
(cu)Each party hereto hereby irrevocably and unconditionally:
(xxii)submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court; provided, that nothing contained herein or in any other Loan Document will prevent any Lender, the Collateral Agent or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;
(xxiii)waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (i) of this Section;
(xxiv)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address specified in Section 14.1, or (in the case of the Company) at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(xxv)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction in which the defendant is domiciled; and

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(xxvi)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.
(cv)Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party or the property thereof in the courts of any jurisdiction where such party is domiciled. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(cw)Each Subsidiary hereby irrevocably appoints the Company as its agent for service of process in any proceeding referred to in Section 16.3(a)(i) and agrees that service of process in any such proceeding may be made by mailing or delivering a copy thereof to it care of the Company at its address for notices set forth in Section 14.1.
16.10.Acknowledgments. The Company hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Administrative Agent, Collateral Agent, Arranger or Lenders is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Administrative Agent, Collateral Agent, Arranger or Lenders have advised or are advising the Loan Parties on other matters, and the relationship between the Administrative Agent, Collateral Agent, Arranger and Lenders, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Administrative Agent, Collateral Agent, Arranger and Lenders, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their Affiliates on the part of the Administrative Agent, Collateral Agent, Arranger and Lenders,
(cx)the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Administrative Agent, Collateral Agent, Arranger and Lenders are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Administrative Agent, Collateral Agent, Arranger and Lenders have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Administrative Agent, Collateral Agent, Arranger and Lender has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their Affiliates or any other Person, (g) none of the Administrative Agent, Arranger or Lenders has any obligation to the Loan Parties or their Affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Administrative Agent, Arranger or Lender and the Loan Parties or any such Affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent, Collateral Agent, Arranger or Lenders or among the Loan Parties and the Administrative Agent, Collateral Agent, Arranger or Lenders.
16.11.[Reserved].
16.12.Judgment.
(cy)If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, under applicable law that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency in the city in which it normally conducts its foreign exchange operation for the first currency on the Business Day preceding the day on which final judgment is given.
(cz)The obligation of the Loan Parties in respect of any sum due from them to any Lender hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in the Judgment Currency such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of Agreement Currency so purchased is less than the sum originally due to such Lender in the Agreement Currency, the Company agrees notwithstanding any such judgment to indemnify such Lender against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender, such Lender agrees to remit to the Company or other applicable Loan Party such excess.

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ARTICLE XVII

CERTAIN ADDITIONAL MATTERS
17.9.Parallel Debt; Parallel Debt owed to the Collateral Agent. This Section 17.1 is included in this Agreement solely for the purpose of ensuring the validity and effect of certain security rights governed by the laws of the Netherlands, Poland and Germany granted or to be granted pursuant to the applicable Collateral Documents and, for the avoidance of doubt, shall not limit the rights and remedies provided to the Administrative Agent or the Collateral Agent by the other provisions hereof and the provisions of the other Loan Documents.
(a)Each of the Loan Parties hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent as creditor in its own right and not as a representative of the other Secured Parties amounts equal to any amounts owing from time to time by that Loan Party to any Secured Party under any Loan Document as and when those amounts are due for payment under the relevant Loan Document (each such payment undertaking of a Loan Party in relation to any individual Secured Party, a “Parallel Debt Undertaking”, and all Parallel Debt Undertakings of each Loan Party taken together, its “Parallel Debt”).
(b)Each of the Loan Parties and the Collateral Agent acknowledge that the obligations of each Loan Party under any Parallel Debt Undertaking are several and are separate and independent from, and shall not in any way limit or affect, the obligations of that Loan Party to that relevant Secured Party under any Loan Document that corresponds to the relevant Parallel Debt Undertaking (its “Corresponding Debt”) nor shall the amounts for which each Loan Party is liable under any Parallel Debt Undertaking be limited or affected in any way by its Corresponding Debt provided that:
(xvi)the Collateral Agent shall not demand payment with regard to the Parallel Debt Undertaking of a
Loan Party to the extent that the relevant Lender’s Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged;
(xvii)a Secured Party shall not demand payment with regard to the Corresponding Debt of a Loan Party to the extent that such Loan Party’s Parallel Debt Undertaking has been irrevocably paid or (in the case of guarantee obligations) discharged.
(xviii)each Parallel Debt Undertaking shall cover, in an anticipatory manner as to its scope, any future changes in the relevant Corresponding Debt, in particular any such changes resulting from any future increase of any loan or note facility, any future extension of the agreed maturity thereof or any future change of the interest rate charged thereunder;
(xix)each Parallel Debt Undertaking shall be due and payable at any time from the date of this Agreement in an amount which equals the amount and currency or currencies of the relevant Corresponding Debt that is due and payable at the same time as the relevant Corresponding Debt; and
(xx)each Parallel Debt Undertaking shall remain effective notwithstanding any transfer or assumption of its Corresponding Debt in whole or in part to or by any third party, irrespective of whether any such transfer or assumption is effected by way of assignment or assignment and transfer by way of assumption of contract or otherwise.
(c)The Collateral Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Collateral under the Collateral Documents granted under the Loan Documents to the Collateral Agent to secure the Parallel Debt Undertakings is granted to the Collateral Agent in its capacity as creditor of each Parallel Debt Undertaking and shall not be held on trust.
(d)All monies received or recovered by the Collateral Agent pursuant to this Section 17.1, and all amounts received or recovered by the Collateral Agent from or by the enforcement of any collateral under the Collateral Documents granted to secure any Parallel Debt Undertaking, shall be applied in accordance with this Agreement.
(e)Without limiting or affecting the Collateral Agent’s rights against the Loan Parties (whether under this Section 17.1 or under any other provision of the Loan Documents), each Lender acknowledges that:
(xxi)nothing in this Section 17.1 shall impose any obligation on the Collateral Agent to advance any sum to any Lender or otherwise under any Loan Document, except in its capacity as lender; and
(xxii)for the purpose of any vote taken under any Loan Document, the Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a lender.
(xxiii)For purposes of any Dutch Collateral Document, any resignation by Collateral Agent is not effective with respect to its rights under the Parallel Debt until all rights and obligations under the Parallel Debt have been assigned to and assumed by the successor agent appointed in accordance with this Agreement.

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(f)The Collateral Agent will reasonably cooperate in transferring its rights and obligations under the Parallel Debt to a successor agent in accordance with this Agreement and will reasonably cooperate in transferring all rights and obligations under any Collateral Document to such successor agent. All parties to this Agreement hereby, in advance, irrevocably grant their cooperation (medewerking) to such transfers of rights and obligations by the Common Security Agent to a successor agent in accordance this Agreement.
(g)The provisions of this Section 17.1 may not apply for any Security Documents governed by French law.
17.10.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(xxiv)a reduction in full or in part or cancellation of any such liability;
(xxv)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(xxvi)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
17.11.Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
If a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a
U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
17.12.Original Issue Discount Legend. THE TERM LOANS HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE AMOUNT OF ORIGINAL ISSUE DISCOUNT AND YIELD TO MATURITY OF THE TERM LOANS MAY BE OBTAINED BY WRITING TO THE COMPANY AT ITS ADDRESS AS SPECIFIED IN THIS AGREEMENT.
17.13.Spanish Law Provisions.
17.5.1Spanish Public Document
The Company and any Spanish Loan Parties undertake to raise (i) this Agreement; (ii) the Spanish Collateral Agreements; and, (iii) at the request of the Administrative Agent, any Loan Document entered into by a Spanish Loan Party, to the status of a Spanish Public Document before a Spanish notary public within ninety (90) Business Days from the Closing Date.

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Each Spanish Public Document will:
(a)have the effects established under articles 517 et seq. of the Spanish Civil Procedure Law; and
(b)may, at the decision of the Administrative Agent, include a translation into Spanish of this Clause 17.5 (Spanish law provisions).
Each party hereby expressly authorises the Administrative Agent (and any other Finance Party, as appropriate) to request and obtain from the Spanish notary public before whom any Loan Document has been formalised, any further copy of any Loan Document notarised at the cost of the requesting party.
17.1.1Spanish Civil Procedure
For the purposes of Article 572.2 of the Spanish Civil Procedure Law, all Parties expressly agree that the exact amount due at any time by the Company to the Lenders under the Loan Documents will be the amount specified in a certificate issued by the Administrative Agent (and/or any Lender) and will be based on the accounts maintained by the Administrative Agent in connection with this Agreement. For such purposes:
(c)the Administrative Agent, acting in such capacity, will open and will keep in its books a special internal account in the name of the Company, into which the Administrative Agent will debit the amounts for principal, interest (including default interest), fees, costs, expenses and other sums owed by the Company under this Agreement, and shall credit into such account all sums received by the Administrative Agent in payment of the amounts owed by the Company under this Agreement, so that the balance of the said account shall at all times reflect the amounts owed by the Company under this Agreement:
(d)in addition to the account referred to in the preceding paragraph, each of the Lenders will open and will keep on its books a special internal account to that described in the above-mentioned paragraph, in which the Lender concerned will reflect the amounts owed thereto by the Company under this Agreement, as well as the amounts paid therein by the Company, in order that the balance of such account at all times reflects the sums owed by the Company to the relevant Lender under this Agreement.
It is expressly agreed that, for the purposes of any judicial enforcement procedure against the Company or any Spanish Loan Party, any amounts owed to the Administrative Agent or to any of the Lenders will be deemed to be an amount due, liquid and payable (importe líquido y exigible).
For the purposes of article 572.2 of the Spanish Civil Procedure Law, the parties agree that the amount claimable in the event of enforcement will be the amount calculated by the Administrative Agent (or by the Lenders concerned), as set out in the preceding paragraphs. In this regard, the parties expressly acknowledge that the issue by the Administrative Agent of a certificate relating to the accounts referred to above shall preclude the subsequent issue by any of the Lenders of any certificate relating to its accounts, and that likewise the issue by any of the Lenders of any certificate relating to its account shall preclude the issue by the Administrative Agent of a certificate relating to the account of such Lender, except in the latter case where the necessary entries have been made in the relevant account in order to deduct the amounts certified individually by a Lender.
The parties hereby agree that it in order to initiate executive enforcement proceedings in Spain against any of the Company and/or Guarantors under article 517 et seq of the Spanish Civil Procedure Law it shall be sufficient (i) to establish the amount due and payable in accordance with the preceding paragraphs by the Administrative Agent, or any of the Lenders; (ii) to attach to this document both the certificate referred to in article 517.5 of the Spanish Civil Procedure Law and the settlement referred to in article 572.2 of the same law establishing the amounts claimed, together with a certificate issued by a Notary declaring that such sum claim conforms to the balance appearing on the aforementioned accounts; and (iii) that the settlement was prepared in the manner agreed by the parties in this Agreement. The said certification shall be final and conclusive for the purposes of this Agreement, except in the case of manifest error.
17.1.2Raising to Spanish Public Document
Any amendment to a Loan Document that is a Spanish Public Document shall be raised, if requested by the Administrative Agent, to the status of Spanish Public Document.
17.1.3Spanish notarial costs and expenses
The Company shall promptly on demand pay the Administrative Agent the amount of all costs and expenses, including but not limited to, notarial costs, translation costs, registration costs and tax related costs arising from the notarisation before a Spanish public notary of any Loan Document reasonably incurred by any of them.

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17.1.4Spanish law personal guarantee provisions
Any personal guarantee granted under this Agreement or in accordance with it by a Guarantor incorporated under the laws of Spain will not extend to include any obligations or liabilities if to do so would cause a breach of the financial assistance prohibitions contained in articles 143 and 150 of the Spanish Companies Act.
Each Guarantor incorporated under the laws of Spain acknowledges that any personal guarantee granted under this Agreement or in accordance with it must be construed as a first demand guarantee (garantía a primer requerimiento) and not as a performance bond (fianza) and, therefore, the benefits of preference (exclusión), order (orden) and division (division) shall not be applicable.
17.14.Preservation of Belgian Collateral Documents. If any of the Secured Parties’ rights and/or obligations under any of the Loan Documents are transferred or deemed to be transferred by way of novation, the rights and prerogatives under the Belgian Collateral Documents shall be maintained in favour of the transferee and the remaining Secured Parties, in accordance with Article 1278 of the Belgian Civil Code.
17.15.Waiver of priority. The persons who become a Lender after the date of this Agreement expressly waive any priority of ranking they may have in connection with the Loan Documents pursuant to the Belgian Act of 3 August 2012 on various measures to facilitate the mobilisation of receivables in the financial sector (Wet van 3 augustus 2012 betreffende diverse maatregelen ter vergemakkelijking van de mobilisering van schuldvorderingen in de financiële sector/ Loi du 3 août 2012 relative à des mesures diverses pour faciliter la mobilisation de créances dans le secteur financier).
17.16.Special Appointment of Collateral Agent (German Collateral).
(a)For the purposes of any security provided under the German Security Documents (where “German Collateral” means any security interest created under the Security Documents governed by German law) in addition to the provision set out above, the specific provisions set out in paragraphs (b) to (f) of this Section 17.8 shall be applicable. In the case of any inconsistency, the provisions set out in paragraphs (b) to (f) of this Section 17.8 shall prevail. The provisions set out in paragraph (b) to (f) of this Section 17.8 shall not constitute a trust but a fiduciary relationship (Treuhand) within the meaning of German law.
(b)With respect to any German Collateral constituted by non–accessory (nicht akzessorische) security interests, the Collateral Agent shall hold, administer and, as the case may be, enforce or release that German Collateral in its own name, but as trustee (Treuhänder) for the account of, the Secured Parties, and shall hold, administer and, as the case may be, enforce or release that German Collateral in its own name on the basis of its own rights under Section 17.8.
(c)With respect to any German Collateral constituted by accessory (akzessorische) security interests, the Collateral Agent shall administer and, as the case may be, enforce or release that German Collateral in the name of and for and on behalf of, the Secured Parties and shall hold, administer and, as the case may be, enforce or release that German Collateral in its own name on the basis of its own rights under Section 17.8.
(d)Each Secured Party (other than the Collateral Agent) hereby instructs and authorizes the Collateral Agent (with the right of sub-delegation) to act as its agent (Stellvertreter) and in particular (without limitation) to enter into and amend any documents evidencing German Collateral and to make and accept all declarations and take all actions it considers necessary or useful in connection with any German Collateral on behalf of that Secured Party. The Collateral Agent shall further be entitled to enforce or release any German Collateral, to perform any rights and obligations under any documents evidencing German Collateral and to execute new and different documents evidencing or relating to the German Collateral.
(e)At the request of the Collateral Agent, each Secured Party shall provide the Collateral Agent with a separate written power of attorney (Spezialvollmacht) for the purposes of executing any agreements and documents or otherwise acting on their behalf. Each Secured Party hereby ratifies and approves all acts previously done by the
Collateral Agent on such secured party’s behalf.
(f)Each Secured Party which becomes a party to this Agreement ratifies and approves all acts and declarations previously done by the Collateral Agent on such Secured Party’s behalf (including, for the avoidance of doubt the declarations made by the Collateral Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of each Secured Party as future pledgee or otherwise).
(g)Each Secured Party hereby releases the Collateral Agent from the restrictions imposed by Section 181 German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other law, in each case to the extent legally possible to that Secured Party. A Secured Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Collateral Agent accordingly.
(h)The Collateral Agent accepts its appointment as agent and administrator of the German Collateral on the terms and subject to the conditions set out in this Agreement and the Secured Parties, the Collateral Agent and all other

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parties to this Agreement agree that, in relation to any German Collateral, no Secured Party (other than the Collateral Agent in that capacity) shall exercise any independent power to enforce any German Collateral or take any other action in relation to the enforcement of the German Collateral, or make or receive any declarations in relation thereto.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

DIEBOLD NIXDORF, INCORPORATED

By /s/ Jeffrey Rutherford     Name:    Jeffrey Rutherford
Title:    Executive Vice President and Chief Financial Officer

[Signature Page to New Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By /s/ Christine Lathrop     Name: Christine Lathrop
Title:    Executive Director

[Signature Page to New Term Loan Credit Agreement]

Accepted and Agreed:

GLAS AMERICAS LLC,
as Collateral Agent

By /s/ Jeffrey Schoenfeld     Name: Jeffrey Schoenfeld
Title:    Vice President

[Signature Page to New Term Loan Credit Agreement]

[Lenders’ signature pages on file with the Company]

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.Assignor:

2.Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.Borrower:    Diebold Nixdorf, Incorporated, an Ohio corporation (the “Company”)

4.Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit
Agreement

5.Credit Agreement:    The Credit Agreement dated as of December [29], 2022, among the
Company, the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, and GLAS Americas LLC, as Collateral Agent (as it may be amended, restated or otherwise modified from time to time, the “Credit Agreement”).
6.Assigned Interest:

1 Select as applicable.

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Facility Assigned[2]	Aggregate Amount of Term Loans for all Lenders	Amount of Term Loans Assigned	Percentage Assigned of Term Loans[3]
	$	$	%
	$	$	%

Effective Date:      , 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver (or has delivered) to the Administrative Agent (a) a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Related Parties or its respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws and (b) all tax forms required by Section 3.4 of the Credit Agreement. The Assignee agrees to hold such information confidential to the extent required by Sections 10.9 and 13.2 of the Credit Agreement.

[The Assignee has paid (or shall concurrently with the execution of this Assignment and Assumption pay) the processing and recordation fee of $3,500 to the Administrative Agent].

For the purposes of Article 1278 of the Belgian Civil Code, it is confirmed that the rights and prerogatives under the Belgian Collateral Documents shall be maintained in favour of the Assignee and the remaining Secured Parties.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:     Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:     Title:

2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Term Loans”)
3 Set forth, to at least 9 decimals, as a percentage of the Term Loans of all Lenders thereunder.

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[Consented to and]4 Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By     Title:

[Consented to:]5

DIEBOLD NIXDORF, INCORPORATED

By     Title:

4 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
5 To be added only if the consent of the Company is required by the terms of the Credit Agreement.

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ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.Representations and Warranties.

1.1Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and
(b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder,
(iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement,
(ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Collateral Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Collateral Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT B

[RESERVED]

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EXHIBIT C NOTE
    , 20

Diebold Nixdorf, Incorporated (“Company”), unconditionally promises to pay to and its registered assigns (“Lender”) on or before the Term Loan Maturity Date (as defined in the Credit Agreement hereinafter referred to) for the account of its applicable Lending Installation the principal sum of     (    ) in immediately available funds at the payment office of the Administrative Agent designated by the Administrative Agent to the Company, together with interest on the unpaid principal amount thereof at the rates and on the dates set forth in the Credit Agreement [and, without duplication, principal payments in the amounts and on the dates set forth in the Credit Agreement]

The Lender shall, and is hereby authorized to, record in accordance with its usual practice, the date and amount of each Term Loan, the date and amount of each principal payment and the date to which payment of this Note has been extended, provided, however, that failure to do so shall not affect the Company’s obligation to pay amounts due hereunder.

The Company expressly waives any presentments, demand, protest or notice in connection with this Note now, or hereafter, required by applicable law.

This Note is one of the Notes issued pursuant to the provisions of the Credit Agreement dated as of December [_], 2022 among the Company, the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, and GLAS Americas LLC, as Collateral Agent (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), to which reference is hereby made for a statement of the terms and conditions under which this Note may be prepaid or its maturity date extended or accelerated. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Credit Agreement.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

Diebold Nixdorf, Incorporated

By:

Title:

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EXHIBIT D

[FORM OF]

U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes) Reference is hereby made to the Credit Agreement dated as of December [_], 2022, Diebold Nixdorf,
Incorporated, an Ohio corporation (the “Company”), the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, and GLAS Americas LLC, as Collateral Agent (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).
Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that
(i) it is the sole record and beneficial owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-
U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:         Name:
Title:

Date:     , 20[ ]

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[FORM OF]

U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December [_], 2022, among Diebold Nixdorf, Incorporated, an Ohio corporation (the “Company”), the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, and GLAS Americas LLC, as Collateral Agent (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).
Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that
(i) it is the sole record owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a credit agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code,
(iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:         Name:
Title:

Date:     , 20[ ]

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[FORM OF]

U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December [_], 2022, among Diebold Nixdorf, Incorporated, an Ohio corporation (the “Company”), the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, and GLAS Americas LLC, as Collateral Agent (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).
Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that
(i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that
(1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:         Name:
Title:

Date:     , 20[ ]

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[FORM OF]

U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December [_], 2022, among Diebold Nixdorf, Incorporated, an Ohio corporation (the “Company”), the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, and GLAS Americas LLC, as Collateral Agent (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).
Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that
(i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a credit agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code and
(v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:         Name:
Title:

Date:     , 20[ ]

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EXHIBIT E SOLVENCY CERTIFICATE
Date:     , 20

To the Administrative Agent, the Collateral Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the [Chief Financial Officer][Treasurer] of Diebold Nixdorf, Incorporated, an Ohio corporation (the “Company”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1.This Solvency Certificate (this “Certificate”) is being executed and delivered pursuant to Section 4.1(o) of the Credit Agreement, dated as of December [_], 2022, among the Company, the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, and GLAS Americas LLC, as Collateral Agent (as it may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.For purposes of this certificate, the terms below shall have the following definitions:

(a)“Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Company and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)“Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Company and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)“Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Term Loans and the use of proceeds of such Term Loans on the date hereof), determined in accordance with GAAP consistently applied.

(d)“Identified Contingent Liabilities”

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The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Term Loans and the use of proceeds of such Term Loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Company.

(e)“Can Pay Their Stated Liabilities and Identified Contingent Liabilities as they mature”

The Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Term Loans and the use of proceeds of such Term Loans on the date hereof) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)“Do Not Have Unreasonably Small Capital”

The Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Term Loans and the use of proceeds of such Term Loans on the date hereof) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

3.For purposes of this Certificate, I, or officers of the Company under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(g)I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(h)As [Chief Financial Officer][Treasurer] of the Company, I am familiar with the financial condition of the Company and its Subsidiaries.

4.Based on and subject to the foregoing, I hereby certify on behalf of the Company that after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Term Loans and the use of proceeds of such Term Loans on the date hereof), it is my opinion that (i) each of the Fair Value and the Present Fair Salable Value of the assets of the Company and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Company and its Subsidiaries taken as a whole Do Not Have Unreasonably Small Capital; and (iii) the Company and its Subsidiaries taken as a whole Can Pay Their Stated Liabilities and Identified Contingent Liabilities as they mature.

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IN WITNESS WHEREOF, the Company has caused this certificate to be executed on its behalf by its [Chief Financial Officer][Treasurer] as of the date first written above.

DIEBOLD NIXDORF, INCORPORATED

By:         Name:
Title: [Chief Financial Officer][Treasurer]

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EXHIBIT F COMPLIANCE CERTIFICATE
To:    The Administrative Agent, the Collateral Agent and Lenders party to the Credit Agreement Described Below

This Compliance Certificate (this “Certificate”) is furnished pursuant to that certain Credit Agreement dated as of December [_], 2022 among Diebold Nixdorf, Incorporated, an Ohio corporation (the “Company”), the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, and GLAS Americas LLC, as Collateral Agent (as it may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.I am the duly elected     , 1of the Company;

2.I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements; and

3.The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements (the “Covered Period”) or as of the date of this Certificate, except as set forth below.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

____________________________________________________________________
____________________________________________________________________
____________________________________________________________________
_________________________________________________________________

The foregoing certifications and the financial statements delivered with this Certificate in support hereof, are made and delivered this     day of     ,     .

1 Must be a Designated Financial Officer.

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Annex I

AGREED SECURITY PRINCIPLES

1.Agreed Security Principles

(i)Subject to paragraph (b) below, the guarantees and security required to be provided under the Loan Documents (i) by any Loan Party incorporated in a Foreign Guarantor Jurisdiction (such term as defined below) (a “Foreign Loan Party”) or (ii) over the Equity Interests of a Foreign Loan Party owned by any Loan Party, will in each case, be given in accordance with the security principles set out in this Annex I (these “Agreed Security Principles”). This Annex I identifies the Agreed Security Principles and determines the extent and terms of the guarantees and security proposed to be provided (x) by the Foreign Loan Parties and (y) in respect of the Equity Interests of Foreign Loan Parties owned by any Loan Party in relation to the Loans (or any refinancing thereof) and the other Obligations.

(j)To the extent that an interpretation of these Agreed Security Principles or a determination is required to be made hereunder in connection with the delivery of guarantees and security or the terms of the guarantees and security, such determination will be made by the Company and the Required Lenders and, with respect to any provisions relating to protections or obligations of the Administrative Agent or the Collateral Agent, the Administrative Agent and the Collateral Agent, respectively. For the avoidance of doubt, neither the Collateral Agent nor the Administrative Agent shall have any obligation to ensure that the security and guarantees provided are consistent with these Agreed Security Principles.

2.Guarantees

Subject to the guarantee limitations set out in the Loan Documents, and with respect to the Foreign Loan Parties, customary limitations in the relevant jurisdiction reasonably agreed by the Company and the Required Lenders, each guarantee by a Foreign Loan Party will be an upstream, cross-stream and downstream guarantee for the Obligations in accordance with, and subject to, the terms of these Agreed Security Principles in each relevant jurisdiction (references to "security" to be read for this purpose as including guarantees).

3.Secured Liabilities

Security documents will secure, subject to local law restrictions, all liabilities of Loan Parties under the Loan Documents in accordance with, and subject to, the terms of the Agreed Security Principles in each relevant jurisdiction.

4.Overriding Principle

(k)The guarantees and security to be provided in respect of the Agreement by Foreign Subsidiaries in accordance with these Agreed Security Principles are only to be given by Foreign Subsidiaries which are incorporated in Germany, Belgium, France, England & Wales, Sweden, Spain, Poland, Italy and the Netherlands (each a “Foreign Guarantor Jurisdiction”) and no security or guarantees shall be required to be given by Foreign Subsidiaries not incorporated in Foreign Guarantor Jurisdictions.

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(l)The parties agree that the overriding intention, subject to paragraph (a) above, is for security only to be granted by, and shall be limited, to a Foreign Loan Party which is incorporated in a Foreign Guarantor Jurisdiction in respect only over (and in any case only to the extent commercially and legally feasible in such Foreign Guarantor Jurisdiction):

(A)its Required Accounts (without control over use prior to a Default);

(B)its tangible moveable property;

(C)intra-group receivables owed to such Foreign Loan Party;

(D)intellectual property owned by such Foreign Loan Party;

(E)insurance policies;

(F)account and trade receivables owed to such Foreign Loan Party;

(G)the shares and/or quotas owned in such Foreign Loan Party by its direct holding company provided that such direct holding company is also a Loan Party and shares owned by such Foreign Loan Party in its direct subsidiaries;

(H)fee owned real property having a fair market value in excess of
$10,000,000;

(I)in the case of an English Loan Party, its goodwill and uncalled capital;

(J)all of its assets by way of a qualifying floating charge (or equivalent) from an English Loan Party and any other Foreign Loan Party incorporated in a Foreign Guarantor Jurisdiction with a practical equivalent of an English law floating charge;

(K)tort claims, investments and contractual claims against third parties; and

(L)in the case of a security provider incorporated in Sweden, corporate mortgage (Sw. företagshypotek) over corporate mortgage registrations (Sw. företagsinteckingar),

(the “Overriding Principle”) and that no other security shall be required to be given by any other Foreign Loan Party or any other person or in relation to any other asset.

(m)Without prejudice to paragraph (b) above, no guarantees shall be required to be granted by and no security shall be required to be granted by or in (i) any Subsidiary that is an Excluded Subsidiary or (ii) any asset that is an Excluded Asset.

(n)In addition, for the avoidance of doubt, no Foreign Loan Party incorporated in France shall be under any obligation pursuant to these Agreed Security Principles to grant security interest on any asset if it is reasonably determined by such Foreign Loan Party incorporated in France that the grant of such security interest requires a prior opinion of its works council (comité social et économique) to be delivered (or deemed delivered), where such opinion has not been delivered (or is not deemed delivered). If it is reasonably determined by the Company and the Required Lenders that the applicable time and cost of obtaining such opinion would be disproportionate to the

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benefit accruing to the Lenders of obtaining such security interest, the Foreign Loan Party incorporated in France shall not launch the works council’s consultation process and shall not be under any obligation to grant the security interest on such relevant asset.

5.Governing Law and Jurisdiction of Security

(o)Except as described below, all security will be governed by the law of the jurisdiction of incorporation of the applicable grantor of the security.

(p)Share security over any subsidiary will be governed by the law of the place of incorporation of that subsidiary or of the applicable grantor, provided that such place of incorporation is a Foreign Guarantor Jurisdiction, the United States or Canada.

(q)Any security in respect of inventory and if reasonably required by the Collateral Agent (at the direction of the Required Lenders), other Required Accounts shall be governed by the law of the jurisdiction in which it is located, provided that the location is a Foreign Guarantor Jurisdiction, the United States or Canada.

(r)Security in relation to any receivables will be governed by the laws of the governing law of such receivables or the place of incorporation of the applicable grantor, provided that such law is the law at a Foreign Guarantor Jurisdiction.

(s)No action in relation to security (including any perfection step, further assurance step, filing or registration) will be required in jurisdictions where the applicable grantor of the security is not incorporated other than in the United States, Canada or another Foreign Guarantor Jurisdiction.

6.Terms of security documents

The following principles will be reflected in the terms of any security taken in connection with the Loans (or any refinancing thereof):

(t)security will be ranking in accordance with the lien priorities in any applicable Intercreditor Agreement;

(u)security will, to the extent possible under local law, not be enforceable until the occurrence of a Default (an “Applicable Event”) which is continuing (and, with respect to security governed by the laws of the Netherlands, constitutes a default in the performance of the secured obligations);

(v)with respect to security interests granted by an Italian Loan Party (or governed by Italian law) and a Spanish Loan Party, Applicable Event will be a payment default or the acceleration of the relevant secured obligations;

(w)unless as otherwise required to perfect the security or required by law (e.g. with respect to the power of attorney for the purposes of the notarization of the equity pledge security of any German Loan Party or the Spanish law irrevocable power of attorney to be granted in relation to the Spanish law Security), the beneficiaries of the security or any agent will only be able to exercise a power of attorney granted by a Loan Party and to exercise any withdrawal rights in respect of a secured asset following (1) the occurrence of an Applicable Event which is continuing or (2) if the relevant Loan Party has failed to comply with its obligations under the relevant security documents within five Business Days of request;

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(x)the security documents should only operate to create security rather than to impose new commercial obligations or repeat clauses in other Loan Documents; accordingly:

(i)they should not contain identical or additional representations, undertakings or indemnities (including in respect of insurance, information, maintenance or protection of assets or the payment of fees, costs and expenses) unless required for the creation or perfection of security, to maintain effective security or customary in the relevant jurisdiction;

(ii)notwithstanding anything to the contrary in any security document, the terms of a security document shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step permitted by the Loan Documents or where the applicable level of creditor consent required by the relevant Loan Document (“Required Creditor Consent”) has been obtained and the Collateral Agent shall (pursuant to its authority under Section 11.9 of the Agreement), upon the reasonable request of a Foreign Loan Party that grants Collateral (a “Chargor”) promptly following receipt of an officer’s certificate to the extent requested by the Collateral Agent, enter into such documentation and/or take such other action as is required by a Chargor (acting reasonably) in order to facilitate any such transaction, matter or other step, including by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, provided that any costs and expenses incurred by the Collateral Agent entering into such documentation and/or taking such other action at the request of such Chargor pursuant to this paragraph shall be for the account of such Chargor, in accordance with the costs and expenses provisions set out in the Agreement and such provision shall be included in each security document; and

(iii)the security documents should not operate so as to require additional consents or authorisations from the Lenders unless these are required for the creation or perfection of security or to maintain effective security;

(y)security will, where possible, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges or notices to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges or notices will (unless otherwise customary in the relevant jurisdiction) be provided periodically at intervals no more frequent than quarterly (unless required more frequently under local law or local market practice, including if required due to the shorter maturity of the relevant future acquired asset) (or with such higher frequency specified by the Collateral Agent after the occurrence of an Applicable Event);

(z)the security documents will provide that, upon the occurrence of the date on which all Obligations (or Secured Obligations (as defined in the ABL Intercreditor Agreement, in the case of any Common Lien, as defined in the ABL Intercreditor Agreement)) (each case other than in respect of contingent indemnification and expense reimbursement claims not then due) have been paid in full, the Collateral Agent shall, at the request of and the cost and expense of the Company, and solely with respect to the Obligations (or Secured Obligations), release, reassign or retransfer the respective asset or class of assets to the relevant Loan Party, and shall take all actions and execute any and all documents as may be necessary or convenient to evidence the cancellation, release and termination of all guarantees and security pursuant to Section 11.9 of the Agreement without having to make or being deemed to make any representation or warranty, whether express or implied, with respect to the relevant payor’s financial soundness and/or any asset or class of assets so released and subject to the rights of any

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person having prior rights over any such assets; any such release, reassignment, retransfer, cancellation or termination is made in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in bankruptcy, insolvency, liquidation, administration or otherwise, without limitation, then such security or guarantee will continue or be reinstated as if the release, reassignment, retransfer, cancellation or termination had not occurred;

(aa)unless required by local law or customary in the relevant jurisdiction, the circumstances in which the Collateral shall be released should not be dealt with in individual security documents but, if so required, shall, except to the extent required by local law, be the same as those set out in the Loan Documents;

(ab)other than in each case of any German law share pledge agreement, each security document must contain a clause which records that if there is a conflict between the security document, the Agreement or any applicable Intercreditor Agreement then (to the fullest extent permitted by law) the provisions of the Agreement and the applicable Intercreditor Agreement will take priority over the provisions of the security document unless and to the extent it would prejudice the legality, creation, priority, perfection, validity or enforceability of such security document or the security created under or pursuant to the security document, save with respect to the release of the security interests where applicable law and market practice require certain additional steps in order to address local law claw back issues (e.g. comfort documents);

(ac)each of the security documents will, to the extent possible under local law, include a provision that provides that (i) all rights, protections, limitations on liability, exculpations and indemnifications provided or otherwise afforded to the Administrative Agent and the Collateral Agent under the Agreement, including, without limitation Article XI and Section 10.6 of the Agreement shall apply in all respects to the Collateral Agent as chargee, security trustee or pledgee under the applicable security document, (ii) the applicable security document shall be subject to the provisions of Section 10.6 of the Agreement, which provisions shall apply to the applicable security document mutatis mutandis as though fully set forth therein, with each reference to the Borrower or Company, as applicable, being read to include the applicable chargor or pledgor, (iii) the Collateral Agent may act and exercise rights under the applicable security document, but shall not be obligated to act or exercise rights under the applicable security documents (and shall not incur liability for failure to act or exercise rights) unless directed in writing by the Required Lenders; provided that the Collateral Agent shall not be required to take any action or exercise any right that, in its opinion or the opinion of its counsel, may lead it to expend its own funds or expose the Collateral Agent to liability (financial or otherwise) or that is contrary to any Loan Document or applicable laws (for the avoidance of doubt, the Collateral Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Loan Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions);

(ad)subject to (or to the extent permitted by) the applicable law and in accordance with market practice, the terms of the security documents shall secure the Obligations as such Obligations (and/or the Agreement or other Loan Documents) (or, where relevant, parallel debt derived therefrom) may be amended, amended and restated, restated, supplemented, replaced, renewed, restructured, extended, refunded, refinanced or otherwise modified from time to time (including without limitation, where such transactions result in any increases or decreases of the principal amount of the Obligations, any extensions of maturity, any changes in interest rates or other economic

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terms, or any changes in the Secured Parties, Lenders or Lenders’ agents) so as to minimize the need for any additional security documents, confirmations, reaffirmations, supplements, amendments or other actions with respect to such security documents in connection with the foregoing; and

(ae)each of the security documents will provide that all proceeds will be applied in accordance with the Intercreditor Agreements and Section 2.10 of the Agreement.

7.Shares and/or quotas

(af)Until an Applicable Event has occurred and is continuing, to the extent possible under local law, the legal title of the shares and/or quotas subject to any security will remain with the relevant grantor of the security (unless transfer of title on granting such security is customary in the applicable jurisdiction and does not result in any risk of liability to the Collateral Agent (as advised by the advisors to the Collateral Agent or Lenders)).

(ag)Until an Applicable Event has occurred and is continuing, to the extent possible under local law, any grantor of share security will be permitted to retain and to exercise all voting rights and powers in relation to any shares and other related rights charged by it and receive, own and retain all assets and proceeds in relation thereto without restriction or condition, provided that (to the extent permitted by the applicable law) such grantor must not exercise any such voting rights and powers in any manner which:

(i)has the effect of changing the rights of such shares or of any related rights with respect to such shares, unless specifically permitted by the Agreement; or

(ii)adversely affects the validity or enforceability of such share security or causes a Default to occur, or is otherwise materially prejudicial to the interests of the Collateral Agent and/or the Secured Parties.

(ah)Where customary and applicable as a matter of law and following a request by the Collateral Agent or the Administrative Agent (acting at the direction of Required Lenders), as soon as reasonably practicable (taking into account any stamping, endorsement in blank, assignment in blank or other transfer requirements) following the granting of any share security over certificated shares or quotas, the applicable share certificate (or other documents evidencing title to the relevant shares, including any shareholder's register, as applicable) and a stock transfer form executed in blank (or applicable law equivalent) will be provided to the Collateral Agent.

(ai)No security shall be required to be granted over any shares or ownership interests in any person that are not directly owned by its immediate holding company.

(aj)If required under local law, security over shares and/or quotas will be notarised and registered subject to the general principles set out in these Agreed Security Principles. In particular, but not limited to, to the extent applicable, security over shares and/or quotas issued by a Spanish company will be registered in the relevant registry book of shareholders (libro registro de acciones nominativas) and/or the relevant registry book of quotaholders (libro registro de socios) or with the relevant depositary entity and on the titles to property over the shares/quotas; with respect to shares in Polish companies, the information on establishment of share security will be entered into the book of shares (księga udziałów) and into the list of shareholders (lista wspólników), which will be filled together with motions for registrations of registered pledges over shares in each Polish company within the relevant registry courts.

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(ak)Unless the restriction is required by law, the constitutional documents of the company whose shares have been charged will be amended to remove any restriction on the transfer, approval requirements or the registration of the transfer of the shares on enforcement of the security granted over them or to allow exercising voting rights by the Collateral Agent or to allow the Collateral Agent to convene a general meeting. To the extent applicable, the applicable grantor of the security will use its commercially reasonable efforts to obtain the registration of any needed amendment of the by-laws with the relevant mercantile registry as soon as practicable.

8.Bank accounts

(al)Until an Applicable Event has occurred and is continuing, unless the Agreement expressly provides for any specific account (by reference to its purpose) to be subject to specific restrictions on use, any Loan Party will be free to deal, operate and transact business in relation to any bank accounts over which it grants security (including opening and closing accounts) until the occurrence of an Applicable Event which is continuing.

(am)If required by local law to create or perfect the security, notice of the security will be served on the account bank in relation to applicable accounts within five (5) Business Days of the creation or intended creation of the security over such account. and the applicable grantor of the security will use its commercially reasonable efforts to obtain a signed acknowledgement of that notice. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent any member of the Group from using a bank account in the course of its business, no notice of security will be served until the occurrence of an Applicable Event that is continuing.

(an)Any security over bank accounts will be subject to any security interests in favour of the account bank, which are created either by law or in the standard terms and conditions of the account bank. No grantor of security will be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security, but will, in relation to accounts in Germany, the Netherlands and Belgium, be required to request the account bank to waive such liens pursuant to its general terms and conditions.

(ao)[Reserved].

(ap)If any bank account is required to be opened as a matter of local law in order to perfect any share security required to be granted in accordance with these Agreed Security Principles, (i) such bank account shall not be required to be opened prior to the date falling 90 days after such share security is granted and (ii) the Lenders authorise the Collateral Agent to enter into any documentation requested by the applicable account bank in connection with such security.

(aq)If required under applicable local law, security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.

9.Moveable Property

(ar)A Foreign Loan Party shall grant security over its moveable property, subject to the general principles in these Agreed Security Principles.

(as)No security over inventory needs to be granted by a Foreign Loan Party if no security needs to be granted under the ABL Facility.

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(at)Until an Applicable Event has occurred and is continuing and to the extent permitted under the Loan Documents, the Foreign Loan Party providing the security is permitted to dispose of and use its moveable assets in accordance with the terms of the Agreement.

(au)If the granting of effective security over moveable assets gives rise to registration costs or similar taxes or costs, the secured amount under such security will be proportionate to the value of the underlying moveable asset (together with such buffer as may be reasonably agreed by the Administrative Agent (at the direction of the Required Lenders) with the Company to reflect the fluctuating nature of the asset class), and ‘mandates’ to grant security will be granted where customary.

10.Insurance Policies

(av)Each Foreign Loan Party shall grant security over its insurance policies, subject to the general principles in these Agreed Security Principles and other than insurance proceeds which (i) are payable to third parties, such as proceeds under life, health, group insurance or similar third parties liability insurance policies or (ii) benefit to employees and/or directors, if any.

(aw)No security will be granted over any insurance policy which does not allow security to be granted or which excludes the assignability of the insurance receivables, other than where such grant of security or such assignment is subject only to the consent of the relevant insurer. The provisions of this paragraph shall not operate to jeopardise any floating charge nor any assignment or other security interest over any and all damages, compensation, proceeds or other income attributable to such insurance policies which such Foreign Loan Party may be entitled (or which such Foreign Loan Party may be awarded or otherwise derive therefrom).

(ax)If required by local law to perfect the security or customary in the relevant jurisdiction, notice of the security will be served on the insurer within five Business Days (or less if required or customary under local law) of the security being granted and such Foreign Loan Party shall use its commercially reasonable efforts to obtain a signed acknowledgement of that notice.

11.Intellectual property

(ay)A Foreign Loan Party shall grant security over its intellectual property, subject to the general principles in these Agreed Security Principles.

(az)Until an Applicable Event has occurred and is continuing and to the extent permitted under the Loan Documents, such Foreign Loan Party shall be free to deal with, use, licence and otherwise commercialise those assets in the course of its business (including allowing its intellectual property to lapse if no longer material to its business) to the extent permitted under the Agreement.

(ba)No security will be granted over intellectual property which cannot be secured under the terms of any relevant licensing agreement.

(bb)If required under local law to create or perfect the relevant security, security over intellectual property shall be notarized and/or registered under the law of the jurisdiction of incorporation or formation of the applicable grantor, and no filings, registrations or other steps shall be required to be taken pursuant to the law of any other jurisdiction other than the United States or the United Kingdom, subject to the general principles set out in these Agreed Security Principles.

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(bc)Security over intellectual property rights will be taken on an “as is, where is” basis and such Foreign Loan Party will not be required to procure any changes to, or corrections of filings on any registers (unless, subject to this Annex, such changes to, or corrections of, filings are required to validly create such Security).

12.Receivables

(bd)A Foreign Loan Party shall grant security over its receivables, subject to the general principles in these Agreed Security Principles.

(be)In respect of security over receivables (other than intra-group receivables), notice of the security shall be served on the relevant debtor (other than an intercompany debtor) immediately after a Default, which is continuing. Notice of security over intercompany receivables shall be served on the relevant intercompany debtor within five (5) Business Days of the creation of the security over such receivables.

(bf)Each Foreign Loan Party will use commercially reasonable efforts to amend, after the Closing Date, the respective receivable invoices to mention the Collateral Agent’s security interest in such receivables to the extent required under the laws of the local jurisdiction of the Foreign Loan Party to perfect the security interest.

(bg)The Collateral Agent will receive a floating charge with respect to receivables to the extent a floating charge can be created under local law.

(bh)If required under local law, security over intercompany receivables will be registered and notified to the relevant intra-group debtor subject to the general principles set out in this Annex.

(bi)If a Foreign Loan Party grants security over its receivables, it shall be free to deal with, amend, waive or terminate those receivables in the course of its business and in accordance with the terms of the Agreement until the occurrence of an Applicable Event (other than any amendments or waivers that would materially adversely prejudice the rights of the Secured Parties).

(bj)No security will be granted over any trade receivables which cannot be secured under the terms of the relevant contract or if the terms of the relevant contract exclude the assignability of the trade receivables (unless such restrictions are set aside by overriding principles of applicable law). The provisions of this paragraph shall not operate to jeopardise any floating charge, any other security interest in respect of such receivables which is not restricted, any trust arrangement in respect of such receivables or any assignment or other security interest over any and all damages, compensation, proceeds, remuneration, profit, rent or other income attributable to such trade receivables which the Foreign Loan Party may be entitled (or which such Foreign Loan Party may be awarded or otherwise derive therefrom).

(bk)If required under local law security over trade receivables will be registered subject to the general principles set out in this Annex.

(bl)Any list of receivables required to be delivered under any security document will not include details of the underlying contracts (but may include non-sensitive generic information to the extent that would allow for the creation of security) unless required under local law or required to enforce the security.

(a)With respect to a French Loan Party, such French Loan Party will grant security over its commercial receivables by way of assignment of any existing or future receivable

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(créance existante ou future) due or to be due by any existing or future debtor to such French Loan Party, in each case as originated by such French Loan Party, pursuant to articles L. 313-23 et seq. of the French Monetary and Financial Code (Code monétaire et financier).

13.Additional Principles

These Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or security from Foreign Loan Parties in each jurisdiction in which it has been agreed that guarantees and security will be granted by those Foreign Loan Parties. In particular:

(bm)general legal and statutory limitations, regulatory restrictions (including foreign exchange controls), financial assistance, anti-trust and other competition authority restrictions, corporate object, corporate benefit, fraudulent preference, legal and equitable subordination, "transfer pricing", "thin capitalisation", "earnings stripping", "exchange control restrictions", "capital maintenance" rules and "liquidity impairment" rules, tax restrictions, retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited as to amount or otherwise and, if so, the guarantee or security will be limited accordingly, provided that, to the extent requested by the Collateral Agent or the Administrative Agent (acting at the direction of Required Lenders) before signing any applicable security or accession document, the relevant member of the group consisting of the Company and its Subsidiaries (the “Group”) shall use commercially reasonable efforts (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit;

(bn)a key factor in determining whether or not a guarantee or security will be taken (and in respect of the security, the extent of its perfection and/or registration) is the applicable time and cost (including adverse effects on taxes, interest deductibility, stamp duty, registration taxes, notarial costs, guarantee fees payable to any person that is not a member of the Group and all applicable legal fees) which will not be disproportionate to the benefit accruing to the Lenders of obtaining such guarantee or security, as determined by the Company and the Required Lenders);

(bo)unless otherwise required by the Agreement, members of the Group will not be required to give guarantees or enter into security documents if they are not directly or indirectly wholly owned by the Company or if it is not within the legal capacity of the relevant members of the Group or if it would conflict with the fiduciary or statutory duties of their directors or contravene any applicable legal, regulatory or contractual prohibition or restriction or have the potential to result in a material risk of personal or criminal liability for any director or officer of or for any member of the Group, provided that, to the extent requested by the Collateral Agent or the Administrative Agent (acting at the direction of Required Lenders) before signing any applicable security document or accession document, the relevant member of the Group shall, in relation to a contractual prohibition or restriction only, use commercially reasonable efforts (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit;

(bp)having regard to the principle in paragraph (b) above, the Company and the Required Lenders shall discuss in good faith (having regard to customary practice in applicable jurisdictions) with a view to determining whether certain security can be provided by

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the relevant Foreign Loan Party granting a promise to pledge in favour of the Lenders coupled with an irrevocable power of attorney to the Collateral Agent as opposed to a definitive legal mortgage or pledge over the relevant asset;

(bq)guarantees and security will be limited so that the aggregate of notarial costs and all registration and like taxes and duties relating to the provision of security will not exceed an amount to be agreed between the Company and the Required Lenders;

(br)where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security to the Lenders, as determined by the Company and the Required Lenders security will be granted over the material assets only;

(bs)it is expressly acknowledged that it may be either impossible or impractical to create security over certain categories of assets, as determined by the Company and the Required Lenders, in which event security will not be taken over such assets;

(bt)in each case to the extent the applicable restriction, condition or third party right did not arise in contemplation of the relevant guarantee or grant of security, any asset subject to a legal requirement, contract, lease, licence, instrument, regulatory constraint (including any agreement with any government or regulatory body) or other third party arrangement, which may prevent or condition the asset from being charged, secured or being subject to the applicable security document (including requiring a consent of any third party, supervisory board or works council (or equivalent)) and any asset which, if subject to the applicable security document, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations with respect to any member of the Group in respect of the asset or require the relevant chargor to take any action materially adverse to the interests of the Group or any member thereof, in each case will be excluded from a guarantee or security document, provided that commercially reasonable efforts to obtain consent to securing any asset (where otherwise prohibited) shall be used by the Group if the Administrative Agent (acting at the direction of Required Lenders) specifies prior to the date of the security or accession document that the asset is material and the Company is satisfied that such endeavours will not involve placing relationships with third parties in jeopardy;

(bu)the giving of a guarantee, the granting of security and the registration and/or the perfection of the security granted will not be required if it would have a material adverse effect on the ability of the relevant member of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Loan Documents (including dealing with the secured assets and all contractual counterparties or amending, waiving or terminating (or allowing to lapse) any rights, benefits or obligations, in each case prior to an Applicable Event which is continuing), and any requirement under these Agreed Security Principles to seek consent of any person or take or not take any other action shall be subject to this paragraph (i);

(bv)any security document will only be required to be notarised if required by law in order for the relevant security to become effective (including against third parties), enforceable or admissible in evidence (including without limitation evidence before third parties);

(bw)to the extent possible and unless required by applicable law in order for any assignee or transferee to benefit from the guarantees or security, there should be no action required to be taken in relation to the guarantees or security when any secured party assigns or transfers any of its participation to a new secured party (and, unless explicitly agreed to the contrary in the Loan Documents, no Foreign Loan Party shall bear or

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otherwise be liable for any taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment or transfer by a Lender except if an Applicable Event has occurred and is continuing);

(bx)no title investigations or other diligence on assets will be required and no title insurance will be required;

(by)security will not be required over any cash constituting regulatory capital or customer cash (and such assets or cash shall be excluded from any relevant security document);

(bz)to the extent legally effective, all security will be given in favour of the Collateral Agent and not the Secured Parties individually (with the Collateral Agent to hold one set of security documents for all the Secured Parties unless otherwise required by local law); "parallel debt" provisions will be used where necessary and recognised; for the avoidance of doubt, in relation to accessory security under German law (akzessorische Sicherheiten), such security will be given in favour of the Collateral Agent and the Secured Parties; it is acknowledged that certain security will be granted for those Secured Parties that satisfy any local law requirements necessary to benefit from such security;

(ca)each security document shall be deemed not to restrict or condition any transaction permitted under the Loan Documents and the security granted under each security document entered into after the Closing Date shall be deemed to be subject to these Agreed Security Principles, before and after the execution of the relevant security document and creation of the relevant security;

(cb)each security document must be provided on terms which are not inconsistent with the turnover or sharing provisions in the Domestic Guarantee Agreement, the Foreign Guarantee Agreement and/or Agreement;

(cc)no guarantee or security shall guarantee or secure any "Excluded Swap Obligations" defined in accordance with the LSTA Market Advisory Update dated February 15, 2013 entitled "Swap Regulations' Implications for Loan Documentation", and any update thereto by the LSTA;

(cd)no translation of any document relating to any security or any asset subject to any security will be required to be prepared or provided to the Secured Parties, unless (i) any document which is to be signed by the Collateral Agent (acting at the direction of the Required Lenders) or any notice to be delivered to the Collateral Agent or (ii) required for such documents to become effective or admissible in evidence or (iii) an Applicable Event is continuing; and

(ce)local security documents may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement, and delivery of an executed counterpart to any security document by facsimile transmission or other electronic transmission (such as .pdf) shall be effective as delivery of a manually signed counterpart, in each case to the extent such execution is effective under local law.

14.Amendment

In any event of any material conflict or material inconsistency between any term of these Agreed Security Principles and any term of a Security Document or a guarantee, the Secured Parties authorize, instruct and direct the Collateral Agent to, and the Collateral Agent (or the Secured Parties, if required under the relevant jurisdiction) shall promptly (at the option and upon request of the Company prior to

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the occurrence of a Default which is continuing) (i) enter into (and notarise if required under the relevant jurisdiction) such amendments to such Security Document or guarantee or (ii) release and terminate such Collateral and enter into a replacement Security Document or guarantee on such amended terms, in each case as shall be necessary or desirable to cure such conflict or inconsistency, provided that (1) any such action (including any actions to be taken by the Lenders) will be at the sole cost of the Company; (2) the relevant Loan Party shall deliver all corporate authorities and legal opinions as may be required by the Collateral Agent; and (3) no such action will be required to be taken in the event such amendment or replacement Security Document or guarantee would result in any hardening period or clawback period to be reset.

15.Execution of applicable Intercreditor Agreements

Any Foreign Loan Party, existing on the Closing Date or hereinafter incorporated, shall sign or acknowledge, as applicable, any Intercreditor Agreement.

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